                                         Filed Pursuant to Rule 424(b)(3)
                                         Registration Statement No. 333-21881

PROSPECTUS
                               56,392,046 SHARES

                                JTS CORPORATION
                                  COMMON STOCK
                            ------------------------

    10,037,500 of the shares of Common Stock, $.001 par value ("Common Stock"), of JTS Corporation (the "Company" or "JTS") offered hereby have been issued or are issuable upon (i) the conversion of Series B Preferred Stock, $.001 par value (the "Series B Preferred Stock"), or the exercise of Common Stock purchase warrants (the "Investor Warrants"), issued or issuable upon conversion of the Series B Preferred Stock, issued to Advantage Fund Limited ("Advantage") in a November 1996 private placement, (ii) the payment of dividends on the outstanding shares of Series B Preferred Stock in Common Stock, and (iii) the exercise of Common Stock purchase warrants (the "Finder's Warrants" and together with the Investor Warrants, the "Warrants") issued to Wharton Capital Corporation in consideration for financial consulting services furnished in connection with the November 1996 private placement. 17,000,000 shares of Common Stock offered hereby have been issued or are issuable upon the conversion of Series C Preferred Stock, $.001 par value (the "Series C Preferred Stock") issued to Advantage, RGC International Investors, LDC and Capital Ventures International (together with Advantage and Wharton Capital Corporation, the "Selling Security Holders") in a January 1997 private placement. The shares of Common Stock offered by the Selling Security Holders hereby include such presently indeterminate number of additional shares as may be issuable on conversion of the Series B Preferred Stock and Series C Preferred Stock and the exercise of Warrants or payment of dividends on the Series B Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion and exercise price and number of shares issuable in payment of dividends. The Company has agreed to initially register a number of shares of Common Stock equal to approximately two times the number of shares of Common Stock that would have been issued if all the Series B Preferred Stock and Series C Preferred Stock had been converted at the conversion price in effect at the time of the sale of such shares to the Selling Security Holders. However, the actual number of shares of Common Stock issued or issuable upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount or the 27,037,500 shares of Common Stock noted as being offered by the Selling Security Holders, depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Description of Capital Stock." The remaining 29,354,546 shares of Common Stock offered hereby are held by, or are issuable upon conversion of warrants to purchase Common Stock held by, certain holders of registration rights (the "Registration Rights Holders"). All of the shares are being offered hereby by the Selling Security Holders and the Registration Rights Holders, or by pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer, from time to time on The American Stock Exchange, Inc. ("AMEX"), in market transactions, in privately negotiated transactions, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The shares are being registered by the Company pursuant to registration rights granted to the Selling Security Holders in connection with the November 1996 private placement and the January 1997 private placement and to the Registration Rights Holders pursuant to a Registration Rights Agreement dated February 3, 1995, as amended. The Selling Security Holders and the Registration Rights Holders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and the Registration Rights Holders or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both. See "Selling Security Holders" and "Plan of Distribution." The Company has agreed to indemnify certain of the Selling Security Holders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which such Selling Security Holders may be required to make in respect thereof. The Common Stock is traded on AMEX under the symbol "JTS." The last reported sales price of the Common Stock on AMEX on November 18, 1997 was $ 1/2 per share.
                            ------------------------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON
                                    PAGE 7.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    No underwriting commissions or discounts will be paid by the Company in connection with this offering. Estimated cumulative expenses payable by the Company in connection with this offering are $358,000. The aggregate proceeds to the Selling Security Holders and the Registration Rights Holders from the Common Stock will be the purchase price of the Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by the Company. See "Plan of Distribution."

    The Company has agreed to indemnify certain Selling Security Holders and the Registration Rights Holders and certain other persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Selling Security Holders and the Registration Rights Holders and any broker-dealers or agents that participate with the Selling Security Holders and the Registration Rights Holders in the distribution of the shares of Common Stock offered hereby may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of such shares may be deemed to be underwriting commissions or discounts under the Securities Act.
                            ------------------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 20, 1997

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and financial statements and the notes thereto appearing elsewhere in this Prospectus. This Prospectus Summary and other parts of this Prospectus include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Prospectus Summary and other parts of this Prospectus, including without limitation, statements regarding the Company's financial position, business strategy, budgets and the plans and objectives of management for future operations, including plans and objectives relating to the Company's products, are forward-looking statements. Although the Company believes that assumptions underlying such forward-looking statements are reasonable, it can give no assurance that such assumptions will prove to have been correct. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Important cautionary factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, those disclosed under "Risk Factors", "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus, including without limitation, in conjunction with the forward-looking statements included in this Prospectus. All written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements. Prospective investors should consider carefully the information discussed under "Risk Factors", "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this prospectus.

                                  THE COMPANY

     For purposes of this Prospectus, Atari Corporation ("Atari") refers to the pre-merger business of Atari and its multimedia entertainment operations. JTS Corporation ("JTS" or the "Company") refers to the pre-and post-merger business of JTS and its hard disk drive operations.

     JTS designs, manufactures and markets hard disk drives for use in notebook computers and desktop personal computers. JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping its 3.5-inch "Palladium" disk drives to customers in the United States and Europe. The Company introduced into production its higher performance "Champion" family for desktop personal computers in the first quarter of fiscal 1998. JTS currently has two product families in production: the 3-inch form factor "Nordic" family for notebook computers and the 3.5-inch form factor "Champion" family for desktop personal computers. Shipments of Nordic drives to Compaq Computer Corporation ("Compaq") began in the second quarter of fiscal 1997; however, volume shipments of 3-inch drives have only recently commenced and there can be no assurance that such shipments will continue. The Company markets its products to computer companies and systems integrators for incorporation into their computer systems and subsystems and to original equipment manufacturers ("OEMs"). The Company sells its products through a direct sales force operating throughout the United States, Europe and Asia, as well as through distributors in the United States, Europe, Latin America, Canada and Asia.

     In July 1996, the Company completed its merger (the "Merger") with Atari. Since 1992, Atari has significantly downsized its operations, and, following completion of the Merger, JTS' hard disk drive operations have represented the significant portion of the Company's business. To obtain a low-cost manufacturing source of hard disk drives, JTS acquired 90% of the outstanding stock of the hard disk drive division of JTS Technology Ltd. (formerly Moduler Electronics (India) Pvt. Ltd.) ("JTS Technology"), located in Madras, India, in April 1996.

     Subsequent to the Merger, the Company changed its fiscal year from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31.

COMPANY STRATEGY

     In recent years, the computer industry has witnessed the emergence of several trends that JTS believes will continue to drive demand for innovative disk drive products. First, new data- and image-intensive multimedia applications are generating increased demand for greater storage capacities and performance at a lower cost. Second, the demand for portable computing devices, such as notebook computers, has kept pace with the significant growth in sales of personal computers, with portables representing approximately 14.1% of all personal computers sold in 1996. As the gap in technology and pricing between desktop and portable computers continues to narrow, consumers are demanding storage capacities in portable computers comparable to those offered by desktops. Lastly, the notebook computer industry is generally migrating towards lower profile computing devices. The pressure to reduce the profiles, increase the capacities and lower the costs of personal computers has presented manufacturers with a substantial ongoing technical challenge.

     JTS has undertaken several key initiatives to meet the challenges currently facing hard disk drive manufacturers and to position the Company to become a leading international supplier of hard disk drives to the notebook and desktop computer markets. These key initiatives include the following:

     ESTABLISH 3-INCH FORM FACTOR TECHNOLOGY AS AN INDUSTRY STANDARD FOR NOTEBOOK COMPUTERS. To address demand in the portable computing market for lower profiles, greater storage capacities and lower costs, JTS has developed its Nordic family of 3-inch form factor disk drives. The disks used in the 3-inch format have 82% greater recording area than disks used in 2.5-inch drives, the current industry standard for notebook computers, offering nearly double the storage capacity at the same areal densities. Nordic drives also offer cost advantages per megabyte of storage space over competing drives. The design of the Nordic drives makes them the lowest profile disk drives currently in the market.

     FORM STRATEGIC ALLIANCES WITH COMPAQ AND OTHER KEY PARTICIPANTS IN THE COMPUTER INDUSTRY. As part of the Company's effort to gain rapid market acceptance of the 3-inch form factor Nordic drives, JTS has entered into agreements with Compaq, as a leading end-user of the 3-inch disk drives, and Western Digital Corporation ("Western Digital"), as an alternate source for disk drives incorporating Nordic technology. JTS intends to continue to take advantage of its management's considerable experience in the computer industry to obtain access to other key computer industry participants.

     DEVELOP INNOVATIVE DISK DRIVE TECHNOLOGY FOR NOTEBOOK AND DESKTOP PERSONAL COMPUTERS. JTS expects to continue to develop and design into each of its product families innovative and advanced hard disk drive technology which the Company believes will enhance the performance characteristics and storage capacities of its products. The Company intends to continue to work closely with its customers and suppliers to design drives that satisfy the customers' end-product requirements using efficient and low-cost manufacturing methods. JTS is committed to the timely development of new products and the continuing evaluation of new technologies. In this regard, JTS is presently designing into each of its hard disk drive product families various high performance features, such as MR heads, new application specific integrated circuit ("ASIC")/channel technology and advanced dynamic head lifters, positive latch mechanisms and multi-insertion interface connections.

     ACHIEVE LOW PRODUCT COST STRUCTURE. By locating manufacturing facilities in Madras, India, JTS intends to capitalize upon a low-cost and highly-skilled labor force. JTS believes that labor costs in India are significantly lower than labor costs in other countries where hard disk drives are commonly manufactured, such as Singapore, Malaysia and Thailand. To leverage its low-cost labor force, JTS manufactures a portion of certain labor-intensive components in-house rather than purchasing such components from outside suppliers. The Company also utilizes many common components in its 3-inch and 3.5-inch form factor disk drives, thereby reducing inventory requirements, creating significant assembling efficiencies and providing cost advantages from volume purchases of materials and toolings.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the discussion of risk factors on pages 7 to 14 of this Prospectus should be considered carefully in evaluating an investment in the Common Stock. The risks of investment in the Common Stock include the following factors:

     - The Company has a history of losses and there can be no assurance that it will achieve profitability.

     - The hard disk drive business is extremely capital intensive, and JTS will need significant additional financing resources in fiscal 1998 and over the next several years for facilities expansion, capital expenditure, working capital, research and development and vendor tooling. There can be no assurance that additional funding will be available on terms acceptable to JTS or at all.

     - The Nordic family of 3-inch form factor disk drives has only recently been introduced to the industry, and there is uncertainty of its market acceptance.

     - The hard disk drive industry is intensely competitive, and there can be no assurance that the Company will compete successfully with other disk drive companies and computer companies with disk drive operations, most of which have significantly greater financial, technical and marketing resources than the Company.

     - The exact number of shares of Common Stock issuable upon conversion of all of the Series B Preferred Stock and the Series C Preferred Stock and offered hereby cannot currently be estimated, but, generally, such issuances of Common Stock will vary inversely with the market price of the Common Stock. The holders of the Common Stock may be materially diluted by conversion of the Series B Preferred Stock and the Series C Preferred Stock which dilution will depend on, among other factors, the future market price of the Common Stock.

     The Company was incorporated in Delaware on February 3, 1994, and its corporate headquarters are located at 166 Baypointe Parkway, San Jose, California 95134, where the telephone number is (408) 468-1800.

     Certain trademarks of the Company and other companies are used in this Prospectus and are the property of their respective holders.

                                  THE OFFERING

Common Stock outstanding before the Offering..........  158,125,559 shares(1)
Common Stock offered by the Selling Security Holders
  and the Registration Rights Holders.................  56,392,046 shares(2)
Common Stock to be outstanding after the Offering.....  168,464,707 shares(1)(2)
Use of proceeds.......................................  The Company will not receive any of the proceeds from the sale of Common
                                                        Stock by the Selling Security Holders
                                                        and the Registration Rights Holders.
AMEX Symbol...........................................  JTS

---------------

(1) Includes 29,354,546 shares of Common Stock offered by the Registration Rights Holders hereby. Also includes approximately 23,716,159 and 36,692,121 shares of Common Stock that have already been issued upon conversion of Series B Preferred Stock and Series C Preferred Stock, respectively, as of September 30, 1997. Excludes as of September 30, 1997 (i) 7,449,284 shares of Common Stock issuable upon exercise of outstanding options, of which 3,594,220 shares were exercisable at such date; (ii) 337,500 shares issuable upon exercise of outstanding warrants (excluding the Warrants); (iii) 6,550,716 shares of Common Stock reserved for issuance upon future option grants under the Company's Amended and Restated 1995 Stock Option Plan; (iv) 475,000 shares of Common Stock reserved for issuance upon future option grants under the Company's 1996 Non-Employee Directors' Stock Option Plan; and (v) 2,596,414 shares of Common Stock issuable upon conversion of the Company's 5 1/4% Convertible Subordinated Debentures.

(2) Includes approximately 23,716,159 and 36,692,121 shares of Common Stock that have already been issued upon conversion of Series B Preferred Stock and Series C Preferred Stock, respectively, as of September 30, 1997. All of the Series B Preferred Stock has been converted into Common Stock, and no shares of Series B Preferred Stock remain outstanding. Also includes approximately 8,000,000 shares of Common Stock which may be issued upon conversion of 4,600 shares of Series C Preferred Stock, outstanding as of September 30, 1997, based upon a conversion price of approximately $0.575 per share (which price is equal to 85% of the average lowest sale price for the five trading days preceding September 30, 1997). Also includes 2,339,148 shares of Common Stock issuable upon exercise of Investor Warrants outstanding as of September 30, 1997. The shares of Common Stock offered by the Selling Security Holders hereby include such presently indeterminate number of shares as may be issued on conversion of the Series B Preferred Stock and Series C Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price. The Company has agreed to initially register a number of shares of Common Stock equal to approximately two times the number of shares of Common Stock that would have been issued if all the Series B Preferred Stock and Series C Preferred Stock had been converted at the conversion price in effect at the time of the sale of such shares to the Selling Security Holders. However, the actual number of shares of Common Stock issued or issuable upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount or the 27,037,500 shares of Common Stock noted as being offered by the Selling Security Holders, depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Description of Capital Stock." Also includes 29,354,546 shares to be offered by the Registration Rights Holders hereby.

                       SUMMARY HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                FISCAL
                                                                                 YEAR
                                                                                 ENDED
                                                                               FEBRUARY        QUARTER ENDED
                                        FISCAL YEARS ENDED DECEMBER 31,           2,       ---------------------
                                   -----------------------------------------   ---------    MAY 4,    MARCH 31,
                                     1992       1993       1994       1995      1997(1)      1997        1996
                                   --------   --------   --------   --------   ---------   --------   ----------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenues.....................  $127,340   $ 29,108   $ 38,748   $ 14,626   $  90,530   $ 73,413    $  1,272
Cost of revenues.................   132,455     42,768     35,200     44,234     100,328     70,220       6,211
Acquired in-process research and
  development....................        --         --         --         --     110,012         --          --
Selling, general and
  administrative expenses........    47,669     16,538     21,820     18,647      13,067      6,081       2,009
Amortization of acquired
  technology.....................        --         --         --         --       3,923        701          --
Research and development
  expenses.......................     9,171      4,876      5,775      5,410      12,849      6,700         201
Restructuring charges............    17,053     12,425         --         --          --         --          --
Operating loss...................   (79,008)   (47,499)   (24,047)   (53,665)   (149,649)   (10,289)     (7,149)
Other income (expense), net(2)...    (4,145)    (1,631)    33,441      3,507      (2,846)    (1,535)      6,343
Income (loss) from continuing
  operations.....................   (82,719)   (48,866)     9,394    (50,158)   (152,495)   (11,824)       (806)
Discontinued operations..........     9,000         --         --         --          --         --          --
Income (loss) before
  extraordinary income...........   (73,719)   (48,866)     9,394    (50,158)   (152,495)   (11,824)       (806)
Extraordinary credit.............       104         --         --        582          --         --          --
Net income (loss)................   (73,615)   (48,866)     9,394    (49,576)   (152,495)   (11,824)       (806)
EARNINGS (LOSS) PER COMMON
  SHARES:
Income (loss) from continuing
  operations.....................     (1.44)     (0.85)      0.16      (0.79)      (1.81)     (0.11)      (0.01)
Income (loss) before
  extraordinary credit...........     (1.29)     (0.85)      0.16      (0.79)      (1.81)     (0.11)      (0.01)
Net income (loss)................     (1.28)     (0.85)      0.16      (0.78)      (1.81)     (0.11)      (0.01)

                                                            DECEMBER 31,
                                               ---------------------------------------   FEBRUARY 2,     MAY 4,
                                                 1992      1993       1994      1995       1997(1)        1997
                                               --------   -------   --------   -------   ------------   --------
                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Current assets...............................  $109,551   $51,538   $113,188   $65,126     $ 66,302     $ 75,257
Working capital (deficit)....................    75,563    33,896     92,670    55,084        1,072      (12,431)
Total assets.................................   138,508    74,833    131,042    77,569      130,717      142,256
Current liabilities..........................    33,988    17,492     20,518    10,042       65,230       87,688
Long-term debt...............................    53,937    52,987     43,454    42,354       53,081       54,365
Shareholders' equity.........................    50,583     4,354     67,070    25,173       12,406          203

---------------
(1) The Merger was consummated on July 30, 1996, and was accounted for as a purchase of JTS by Atari. Subsequent to the Merger, the fiscal year of the Company was changed from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31. Accordingly, the Company's current fiscal year begins on January 29, 1996 and the twelve-month period for fiscal 1997 includes the results of Atari's options from January 29, 1996 through February 2, 1997 and JTS' operations from July 30, 1996 through February 2, 1997.

(2) Includes a gain from the sale of marketing securities of $3.9 million in 1997 and $6.3 million in the first quarter of 1996, a loss from disposal of obsolete equipment of $2.7 million and a gain from the settlement of patent litigation of $32.1 million in 1994.

                                  RISK FACTORS

     An investment in the Company involves a high degree of risk. The following risk factors should be considered carefully before purchasing the Common Stock offered hereby.

RISK FACTORS

     LIMITED OPERATING HISTORY; HISTORY OF OPERATING LOSSES. JTS was incorporated in February 1994 and did not commence production of hard disk drives until October 1995. JTS experienced operating losses for its fiscal years ended January 29, 1995, January 28, 1996 and February 2, 1997 of $5.2 million, $32.5 million and $149.6 million, respectively, which resulted from the substantial costs associated with the design, development and marketing of new products, the establishment of manufacturing operations, the development of a supplier base and, in fiscal 1997, the $110.0 million write off of in-process research and development costs as a result of the merger with Atari. In addition, JTS experienced operating losses of $10.3 million for the quarter ended May 4, 1997. The Company has yet to generate profits and cannot assure that it will achieve or maintain successful operations in the future. Such factors have raised substantial doubt about the ability of JTS to continue its operations without achieving successful future operations or obtaining financing to meet its working capital needs, neither of which can be assured. As of May 4, 1997, JTS had a working capital deficit of $12.4 million and a net worth of $0.2 million.

     NEED FOR ADDITIONAL FINANCING; POSSIBLE BREACH OF LOAN COVENANTS. The hard disk drive business is extremely capital intensive, and JTS will need significant additional financing resources in fiscal 1998 and over the next several years for facilities expansion, capital expenditure, working capital, research and development and vendor tooling. The issuance of equity or convertible debt securities, upon conversion, would result in dilution of the voting control of existing stockholders and could result in dilution to earnings per share. There can be no assurance that additional funding will be available on terms acceptable to JTS or at all. If JTS is unable to obtain sufficient capital, it would be required to curtail its facilities expansion, capital expenditures, working capital, research and development and vendor tooling expenditures, which would materially adversely affect JTS' business, operating results and financial condition. In this regard, due to delays in the receipt of additional financing, the Company took action in September 1996 to conserve its cash resources by reducing the production of disk drives planned for the third and fourth quarters of fiscal 1997. Furthermore, certain equipment and receivables financing as well as term loans made to JTS Technology are contingent on JTS' ability to comply with stringent financial covenants. JTS' failure to comply with such covenants could result in the loss of such financing sources. The loss of any such sources of funding could have a material adverse effect on JTS' business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     UNCERTAINTY OF MARKET ACCEPTANCE; LENGTHY SALES CYCLE. Since its inception in February 1994, JTS has primarily engaged in research and development of its core technology for hard disk drives. JTS' marketing strategy depends significantly on its ability to establish distribution, licensing, product development and other strategic relationships with major computer OEMs and on the willingness and ability of these companies to utilize and to promote JTS' hard disk drive technology and products. JTS' first commercial product line, the Palladium family of hard disk drives, was introduced in September 1995 and is targeted at the desktop personal computer market. JTS' second product line, the Nordic family of hard disk drives, has been designed for notebook computers. In the second quarter of fiscal 1997, the Company introduced its newest family of hard disk drives, the Champion product line. See "Business -- Products." There can be no assurance that any significant market for any product family will develop. In particular, the Nordic drives use a 3-inch form factor, which JTS has only recently introduced to the industry. At present, only a limited number of computer manufacturers are developing or have plans to develop computers that may accommodate Nordic drives. If additional computer manufacturers do not modify their existing products or develop new products to accommodate 3-inch form factor disk drives, sales of Nordic disk drives and, therefore, JTS' business, operating results and financial condition would be materially adversely affected.

     Qualifying hard disk drives for incorporation into a new computer product requires JTS to work extensively with the customer and the customer's other suppliers to meet product specifications. Customers often require a significant number of product presentations and demonstrations, as well as substantial interaction with JTS' senior management, before making a purchasing decision. Accordingly, JTS' products typically have a lengthy sales cycle during which JTS may expend substantial financial resources and management time and effort with no assurance that a sale will result.

     HIGHLY COMPETITIVE MARKET. The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Maxtor, Quantum, Seagate and Western Digital. In addition, a number of computer companies, such as IBM and Toshiba, have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. Many of JTS' competitors have broader product lines than JTS, and all have significantly greater financial, technical and marketing resources. In this regard, JTS' lack of sufficient working capital in the last three quarters has put JTS at a competitive disadvantage relative to certain of its competitors which have had access to greater financial resources. Furthermore, JTS has licensed key 3-inch form factor technology to Western Digital, a competitor in the personal computer disk drive market that could become a significant supplier of 3-inch form factor disk drives to Compaq and other OEMs. See "Business -- Strategic Licenses." There can be no assurance that JTS will develop and manufacture products on a timely basis with the quality and features necessary to compete effectively. Generally, OEM customers for hard disk drives rely on a limited number of suppliers. As a result, it may be necessary for JTS to displace competitors to increase its net sales. In addition, JTS faces competition from the manufacturing operations of its current and potential OEM customers, which could initiate or increase internal production of hard disk drives and reduce or cease purchasing from independent hard disk drive suppliers such as JTS. Moreover, the hard disk drive industry is characterized by price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline and that competitors will offer products which meet or exceed the performance capabilities of JTS' current products. Due to such pricing pressures, JTS' future gross margins will substantially depend upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis. Any increase in price competition would have a material adverse effect on JTS' business, operating results and financial condition. JTS may also experience competition from other forms of data storage, including optical storage, flash memory and holographic storage. If JTS' current and prospective customers and end users were to adopt such data storage products as an alternative to JTS' products, JTS' business, operating results and financial condition would be materially adversely affected. See "Business -- Competition."

     RAPID TECHNOLOGICAL CHANGE; SHORT PRODUCT LIFE CYCLES. The hard disk drive industry is characterized by rapid technological change and short product life cycles. As a result, JTS must continually anticipate change and adapt its products to meet demand for increased storage capacities. Although JTS intends to continuously develop new products and production techniques, there can be no assurance that JTS will anticipate advances in hard disk drive technology and develop products incorporating such advances in a timely manner to compete effectively against its competitors' new products. Due to the rapid technological change and frequent development of new hard disk drive products, it is common in the industry for the relative mix of customers and products to change rapidly, even from quarter to quarter. For example, in the first half of calendar 1996, the demand for 1 gigabyte 3.5-inch form factor hard disk drives decreased dramatically due to increased availability of and demand for larger capacity disk drives. As a result, pricing pressure on such disk drives, including those marketed by JTS, increased and gross margins decreased. Generally, new products have higher selling prices than more mature products. Therefore, JTS' ability to introduce new products on a timely basis is an important factor in achieving growth and profitability. In addition, JTS anticipates continued changes in the requirements of its customers in the computer industry. There can be no assurance that JTS will be able to develop, manufacture and sell products that respond adequately to such changes or that future technological innovations will not reduce demand for hard disk drives. JTS' business, operating results and financial condition will be materially adversely affected if its development efforts are unsuccessful, if the technologies that JTS has chosen not to develop prove to be competitive alternatives or if its current and prospective customers and end users were to adopt alternative data storage products, such as optical storage, flash memory and holographic storage. As JTS increases its production and shipment of hard disk drives and expands its product line, JTS' inventory levels will increase. Due to the rapid rate of technological change in the computer industry, a large inventory poses the risk of inventory obsolescence which could have a material adverse effect on JTS' business, operating results and financial condition. In this regard, JTS anticipates incurring future inventory allowances, the level of which will depend upon a number of factors, including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures.

     AVAILABILITY OF COMPONENTS AND MATERIALS; DEPENDENCE ON SUPPLIERS. JTS relies on a limited number of suppliers for many components and materials used in its manufacturing processes, including recording disks, head stack components and integrated circuits. At present, JTS does not have multiple suppliers to all of its materials and component requirements, and there can be no assurance that JTS will secure more than one source for all of its requirements in the future or that its suppliers will be able to meet its requirements on a timely basis or on acceptable terms. Furthermore, JTS does not have contractual arrangements with any of its sole source suppliers. In particular, JTS presently relies on sole source suppliers for controller ASICs, read channels, digital signals wP and spindle motor drivers, and certain head stack components. Delays in the receipt of certain components and materials have occurred in the past, and there can be no assurance that delays will not occur in the future or that suppliers will not extend lead times. Moreover, changing suppliers for certain materials, such as spindle motors, could require requalification of JTS' products with some or all of its customers. Requalification could prevent early design-in wins or could prevent or delay continued participation in hard disk drive programs for which JTS' products have been qualified. In addition, long lead times are required to obtain many materials, such as integrated circuits utilized in JTS' PCBAs. Regardless of whether these materials are available from established or new sources of supply, long lead times could impede JTS' ability to quickly respond to changes in demand and product requirements. Any limitations on, or delays in, the supply of materials could disrupt JTS' production volume and could have a material adverse effect on JTS' business, operating results and financial condition. Furthermore, a significant increase in the price of one or more of these components or materials could adversely affect JTS' business, operating results and financial condition. In addition, there are only a limited number of providers of hard disk drive manufacturing equipment, such as servo-writers, burn-in equipment and final test equipment, and ordering additional equipment for replacement or expansion involves long lead times, which limit the rate and flexibility of capacity expansion. Failure to obtain such manufacturing equipment on a timely basis could limit JTS' production of hard disk drives and adversely affect JTS' business, operating results and financial condition. See "Business -- Manufacturing."

     CYCLICAL NATURE OF HARD DISK DRIVE AND COMPUTER INDUSTRIES. JTS' operating results are dependent on the demand for hard disk drives, which in turn depends on the demand for notebook and desktop personal computers. The hard disk drive industry is cyclical and has experienced periods of oversupply, resulting in significantly reduced demand for hard disk drives, as well as pricing pressures and reduced production levels. The effect of these cycles has been magnified by computer manufacturers' practice of ordering components, including hard disk drives, in excess of their needs during periods of rapid growth. In recent years, the disk drive industry has experienced significant growth, and JTS intends to expand its capacity based on current and anticipated demand. There can be no assurance that such growth will continue or that the level of demand will not decline. In this regard, certain personal computer manufacturers have announced reductions in anticipated revenue growth. A decline in demand for hard disk drives would have a material adverse effect on JTS' business, operating results and financial condition. Additionally, in the past some computer manufacturers have experienced substantial financial difficulties due to the cyclical nature of the computer industry and other factors. Any increased price pressure in the personal computer industry could be passed through to personal computer component suppliers, including manufacturers of hard disk drives. To date, JTS has not incurred significant bad debt expense. However, there can be no assurance that JTS will not face difficulty in collecting receivables or be required to offer more liberal payment terms in the future, particularly in a period of reduced demand. Any failure to collect or delay in collecting receivables could have a material adverse effect on JTS' business, operating results and financial condition.

     DEPENDENCE ON COMPAQ COMPUTER RELATIONSHIP; CUSTOMER CONCENTRATION. JTS' strategy to commercialize its products and achieve market acceptance has focused on the development of distribution, licensing, product development and other strategic relationships with leading computer companies, other manufacturers of computer peripherals and recognized distribution organizations. In this regard, JTS entered into a

Development Agreement with Compaq in 1994 pursuant to which Compaq agreed to design JTS' Nordic disk drives into at least one of Compaq's products and to purchase a minimum number of Nordic disk drives from JTS within two years following Compaq's acceptance of the first of such products. In return, JTS granted Compaq certain pricing preferences and agreed to pay royalties to Compaq on sales of Nordic disk drives to third parties during the term of the agreement. Compaq was also granted a License to use the Nordic designs to manufacture or to have manufactured Nordic drives on a royalty-free basis in the event JTS fails to meet the agreed upon production schedule or, if JTS is not in default under the agreement, to have Nordic drives manufactured by third-parties upon payment of a royalty to JTS. The Development Agreement also restricts JTS' ability to sublicense Nordic technology. The Development Agreement has a five year term, which will automatically be renewed under certain circumstances and may be terminated by either party only with cause. In order to provide an alternate source of Nordic products, JTS entered into a Technology Transfer and License Agreement with Western Digital pursuant to which Western Digital has the right to manufacture and sell Nordic disk drives to Compaq and others. If either of these agreements were to terminate prematurely, JTS' efforts to establish market acceptance of its products and, consequently, its business, operating results and financial condition would be adversely affected. In the first half of calendar 1996, Compaq delayed introduction of a notebook product line that incorporates the Company's hard disk drives, which resulted in shipment delays by the Company to Compaq and others. The Company may experience similar delays in the future. In fiscal 1997, Karma International AG, FutureTech International, Inc. and Synnex Information Technology accounted for approximately 30%, 13% and 12%, respectively, of JTS' total revenues. JTS expects that sales to a relatively small number of customers will account for a substantial portion of its net revenues for the foreseeable future, although the companies that comprise JTS' largest customers may change from period to period. The loss of, or decline in orders from, one or more of JTS' key customers would have a material adverse effect on JTS' business, operating results and financial condition. See "Business -- Initial Efforts to Achieve Market Acceptance of Hard Disk Drive Products."

     RELIANCE ON LICENSED TECHNOLOGY. JTS currently owns no patents (other than those acquired from Atari in the Merger) and has obtained licenses to a substantial portion of the technology used in its hard disk drives pursuant to license agreements with TEAC Corporation ("TEAC"), Pont Peripherals Corporation ("Pont") (formerly DZU Corporation), and Western Digital. If such license agreements were prematurely terminated or if JTS were enjoined from relying upon such licenses due to JTS' alleged or actual breach of such agreements, JTS would be prevented from manufacturing hard disk drives incorporating technology subject to such licenses. As a result, JTS' business, operating results and financial condition would be materially adversely affected. See
"Business -- Patents and Licenses."

     INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS. Although JTS attempts to protect its intellectual property rights through patents, copyrights, trade secrets and other measures, there can be no assurance that JTS will be able to protect its technology adequately or that competitors will not be able to develop similar technology independently. There can be no assurance that patents will be issued with respect to JTS' pending patent applications or that any future patents will be sufficiently broad to protect JTS' technology. There can be no assurance that any future patent issued to JTS will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide adequate protection to JTS' products. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate JTS' products or design around any possible patents issued to JTS in the future. In addition, the laws of certain foreign countries may not protect JTS' intellectual property rights to the same extent as do the laws of the United States.

     In recent years, the hard disk drive industry has experienced an increase in litigation to enforce intellectual property rights. Litigation may be necessary to enforce any future JTS patents, patents acquired in the Merger, copyrights or other intellectual property rights, to protect JTS' trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or claims for indemnification resulting from infringement claims. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on JTS' business, operating results and financial condition. Alternatively, if any claims are asserted against JTS, JTS may seek to obtain a license under the third party's intellectual property rights or to seek to design around such claims. There can be no assurance, however, that a license will be available on reasonable terms or at all, and it could be expensive and time consuming or prove impossible for JTS to design around such claims. Any of such alternatives could materially and adversely affect JTS' business, results of operations and financial condition.

     Pursuant to the Merger, JTS has exclusive use of the "Atari" name and "Fuji" logo in all areas other than coin-operated arcade video game use. JTS also has a portfolio of other intellectual properties of Atari, including patents, trademarks, and copyrights associated with its video game and computer businesses. JTS believes these patents, trademarks and other intellectual property are important assets. As of February 2, 1997, Atari held approximately 150 patents in the United States and other jurisdictions which expire from 1997 to 2010 and had applications pending for three additional patents. There can be no assurance that any of these patent rights will be upheld in the future or that JTS will be able to preserve any of these intellectual property rights. Atari has in the past received communications from third parties asserting title to certain of its intellectual property. Atari has also been involved in several major lawsuits regarding its intellectual property. In the event any third party were to make a valid claim with respect to the Atari division's intellectual property and a license were not available on commercially reasonable terms, JTS' business, financial condition and results of operations could be materially and adversely affected. Litigation, which has in the past resulted and could in the future result in substantial costs and diversion of resources, may also be necessary to enforce the Atari patents at other intellectual property rights or to defend against third party infringement claims. The occurrence of litigation relating to patent enforcement, patent infringement or other intellectual property matters, regardless of the outcome, could have a material adverse effect on JTS' business, financial condition and results of operations.

     EXPANSION OF MANUFACTURING CAPACITY. JTS' competitive position will depend substantially on its ability to expand its manufacturing capacity. Accordingly, JTS is continuing to make significant investments to expand such capacity, particularly through the acquisition of capital equipment, facilities expansion and the hiring and training of new personnel. JTS currently plans to complete the fit out of its existing manufacturing facility in Madras, India during fiscal year 1998, after which time JTS will occupy 125,000 square feet of floor space at this facility. There can be no assurance that JTS will be able to expand such capacity in a timely manner, that the cost of such expansion will not exceed management's current estimates, that such capacity will not exceed the demand for JTS products or that such additional capacity will achieve satisfactory levels of manufacturing efficiency in a timely manner or at all. For example, the Company's failure to obtain a term loan when expected in 1995 resulted in the postponement of planned facilities improvements at JTS Technology and, consequently, the curtailment of manufacturing capacity expansion. In addition, the expansion of manufacturing capacity will significantly increase JTS' fixed costs. JTS' profitability will depend on its ability to utilize its manufacturing capacity in an effective manner, and JTS' inability to fully utilize its capacity would have a material adverse effect on JTS' business, operating results and financial condition. See
"Business -- Manufacturing."

     DEPENDENCE ON SINGLE MANUFACTURING FACILITY. Substantially all of JTS' manufacturing operations take place at JTS Technology in Madras, India. Because JTS does not currently operate multiple facilities in different geographic areas, a disruption of JTS' manufacturing operations resulting from various factors, including sustained process abnormalities, human error, government interventions or a natural disaster such as fire or flood, could cause JTS to cease or limit its manufacturing operations and consequently would have a material adverse effect on JTS' business, operating results and financial condition. See "Business -- Manufacturing."

     RISKS OF INTERNATIONAL SALES AND MANUFACTURING. In fiscal 1997, 65% of JTS' net sales consisted of products sold to customers in Europe, Asia and Latin America, and JTS anticipates that a substantial percentage of its products will be sold to customers outside of the United States for the foreseeable future. In the near term, JTS expects to conduct substantially all of its manufacturing operations in India, although JTS will evaluate alternative or additional locations from time to time. Accordingly, JTS' operating results are subject to the risks of doing business in a foreign country, including compliance with, or changes in, the law and regulatory requirements of a foreign country, political instability, local content rules, taxes, tariffs or other barriers, and transportation delays and other interruptions. For example, the Indian government has granted JTS' subsidiary, JTS Technology, a five year reduced tax rate which is expected to expire in 2001. In addition, JTS Technology is located in the Madras Export Processing Zone, where it currently enjoys an exemption from Indian taxes on export profits. To date, JTS has obtained only minimal benefits from such tax exemptions. Such exemptions may be terminated or additional taxes may be imposed at any time, for political or economic reasons, in which event JTS may become subject to significantly greater taxes on sales of disk drives outside of India at rates currently up to 46%. Furthermore, JTS Technology does not have a long-term lease agreement, but rather occupies the Madras facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Such benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government and may be withdrawn at any time. Although all of JTS' sales presently are made in U.S. dollars, there can be no assurance that future international sales will not be denominated in foreign currencies. Regardless of whether JTS' sales are denominated in foreign currencies, JTS is, and will continue to be, subject to risks related to foreign currency fluctuations. See "Business -- Manufacturing."

     PRODUCTION YIELDS; PRODUCT QUALITY. The hard disk drive manufacturing process is complex, and low production yields may result from a variety of factors, including the introduction of new products, increased complexity in product specifications, human error, the introduction of contaminants in the manufacturing environment, equipment malfunction, use of defective materials and components and inadequate testing. From time to time, JTS has experienced lower than anticipated production yields as a result of such factors. Furthermore, while JTS has implemented procedures to monitor the quality of the materials received from its suppliers, there can be no assurance that materials will meet JTS' specifications or that substandard materials will not adversely impact production yields or cause other production problems. JTS' failure to maintain high quality production standards or acceptable production yields would result in loss of customers, delays in shipments, increased costs, cancellation of orders and product returns for rework, any of which could have a material adverse effect on JTS' business, operating results and financial condition. For example, JTS' cost of sales for fiscal 1996 and fiscal 1997 included a $4.3 million and $2.8 million, respectively, provision for inventory allowances principally due to the costs for return of defective products, scrapped material associated with unrepairable damage caused during the assembly process and estimates of physical loss of inventory associated with high volume manufacturing activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     VARIABILITY OF OPERATING RESULTS. JTS' operating results are expected to be subject to significant quarterly and annual fluctuations based upon a variety of factors including market acceptance of JTS' products, timing of significant orders, changes in pricing by JTS or its competitors, the timing of product announcements by JTS, its customers or its competitors, changes in product mix, manufacturing yields, order cancellations, modifications and quantity adjustments and shipment reschedulings, the level of utilization of JTS' production capacity, increases in production and engineering costs associated with initial manufacture of new products, changes in the cost of or limitations on availability of components and materials and customer returns. The impact of these and other factors on JTS' revenues and operating results in any future period cannot be predicted with certainty. JTS' expense levels are based, in large part, on its expectations as to future revenues. Substantial advance planning and commitment of financial and other resources is necessary for expansion of manufacturing capacity, while JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Furthermore, because the hard disk drive industry is capital intensive and requires a high level of fixed costs, operating results are extremely sensitive to changes in volume. Accordingly, if revenue levels do not meet expectations, operating results and net income, if any, are likely to be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     MANAGEMENT OF GROWTH. JTS has recently experienced and may continue to experience substantial growth in the number of its employees and the scope of its operations. Such growth would further strain JTS' managerial, financial, manufacturing and other resources. In addition, to manage its growth effectively, JTS must implement additional operating, financial and management information systems and hire and train additional personnel. In particular, JTS must hire and train a significant number of additional personnel to operate the highly complex capital equipment required by its manufacturing operations. There can be no assurance that JTS will successfully implement additional systems in a timely or efficient manner, hire and properly train a sufficient number of qualified personnel or effectively manage such growth, and JTS' failure to do so could have a material adverse effect on its business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Employees."

     DEPENDENCE ON KEY MANAGEMENT PERSONNEL. JTS' operating results will depend in significant part upon the continued contributions of its key management and technical personnel, who are difficult to replace. See "Management." JTS does not have an employment agreement with any of its key executives, other than with Kenneth D. Wing, its Executive Vice President, Engineering and Chief Operating Officer. The loss of any of these key personnel could have a material adverse effect on the business, operating results and financial condition of JTS. In addition, JTS' future operating results will depend in part upon its ability to attract, train, retain and motivate other qualified management, technical, manufacturing, sales and support personnel for its operations. Competition for such personnel is intense, and there can be no assurance that JTS will be successful in attracting or retaining such personnel. The loss of the services of existing personnel as well as the failure to recruit additional personnel could materially adversely affect JTS' business, operating results and financial condition. See "Business -- Employees."

     PURCHASE ORDERS SUBJECT TO CANCELLATION, MODIFICATION AND
RESCHEDULING. JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Changes in forecasts, cancellations, rescheduling and quantity reductions may result in excess inventory costs, inventory losses and under-utilization of production capacity and could have a material adverse effect on JTS' business, operating results and financial condition. As a result of the foregoing, JTS' backlog as of any particular date may not be representative of actual sales for any succeeding period.

     RISK OF POTENTIAL LIABILITIES RELATED TO ATARI'S BUSINESS. In connection with the restructuring of Atari's business in 1992 and 1993 and Atari's decision in late 1995 to significantly downsize its Jaguar operations, Atari has terminated and JTS plans to terminate numerous contracts and business relationships, including several related to software development activities. Although JTS does not regard such contracts or business relationships, either individually or in the aggregate, as material, the termination of contracts and relationships has, from time to time, resulted in litigation, diverting management attention and financial resources. There can be no assurance that the parties to such contracts will not commence or threaten to commence litigation related to such contracts. Any such litigation or threatened litigation would divert management attention and financial resources and could have a material adverse effect on JTS' business, operating results and financial condition. See "Business -- Legal Proceedings."

     CONTROL BY AFFILIATES; ANTI-TAKEOVER EFFECTS. As of May 31, 1997, directors and executive officers of the Company owned beneficially approximately 27.1% of the outstanding shares of Common Stock. As a result, these affiliates of JTS, acting together, have the ability to exert significant influence over the election of directors and other corporate actions affecting JTS. Certain provisions of the Certificate of Incorporation and Bylaws of JTS and certain provisions of the Delaware General Corporation Law, including Section 203 thereof, may also discourage certain transactions involving a change in control of JTS. In addition to the foregoing, the ability of the Board of Directors of JTS to issue additional "blank check" preferred stock without further stockholder approval could have the effect of delaying, deferring or preventing a change in control of JTS. See "Principal and Selling Stockholders" and "Description of Capital Stock."

     SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL DILUTION. Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. A substantial number of shares of Common Stock are issuable by the Company upon the conversion of the Company's Series B Preferred Stock and Series C Preferred Stock and the exercise of outstanding warrants, which would result in substantial dilution to a stockholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Under the applicable conversion formulas of the Series B Preferred Stock and the Series C Preferred Stock, (i) the number of shares of Common Stock issuable upon conversion is generally inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares issuable increases as the market price of the Common Stock decreases); and (ii) a minimum of 4,567,474 shares and 6,920,415 shares are issuable upon conversion of the Series B Preferred Stock and Series C

Preferred Stock, respectively (based on a conversion price, subject to adjustment, of $3.6125). In addition, the number of shares issuable upon conversion of the Series B Preferred Stock and the Series C Preferred Stock and the exercise of certain outstanding warrants is subject to adjustment upon the occurrence of certain dilutive events. As of September 30, 1997, the Company had approximately 158,125,559 shares of Common Stock outstanding. In March 1997, the Company's Registration Statement on Form S-1 (No. 333-21881) was declared effective, registering for public resale 56,392,046 shares of Common Stock (consisting of 10,037,500 newly-issued shares of Common Stock issuable upon the conversion of outstanding Series B Preferred Stock and Common Stock purchase warrants, 17,000,000 newly-issued shares of Common Stock issuable upon conversion of the Series C Preferred Stock, and 29,354,546 previously outstanding shares of Common Stock). The Company may be obligated to register additional shares of Common Stock for resale upon conversion of the Series B Preferred Stock and Series C Preferred Stock depending on, among other factors, the future market price of the Common Stock. The Company is also obligated to register for public resale the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued in a September 1997 private placement. In addition, JTS has registered for sale on a Form S-8 Registration Statement under the Securities Act an aggregate of 8,985,000 shares of Common Stock issued or issuable upon the exercise of options granted under JTS' Amended and Restated 1995 Stock Option Plan, 500,000 shares of Common Stock issued or issuable upon the exercise of options granted under JTS' 1996 Non-Employee Directors' Stock Option Plan, and 225,800 shares of Common Stock issued or issuable upon the exercise of options granted under Atari's 1986 Stock Option Plan which were assumed by JTS in the merger with Atari.

     LIQUIDITY; STOCK PRICE VOLATILITY. The trading price of the Common Stock may be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations or new products by JTS or its competitors, general conditions in the hard disk drive, computer or video game industries, changes in earnings estimates or recommendations by analysts, or other events or factors. In addition, the public stock markets have occasionally experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

     The shares of Common Stock offered by the Selling Security Holders and the Registration Rights Holders may be sold from time to time to purchasers directly by the Selling Security Holders and the Registration Rights Holders acting as principals for their own accounts in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Alternatively, the Selling Security Holders and the Registration Rights Holders may from time to time offer the Common Stock through underwriters, dealers or agents who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling Security Holders and the Registration Rights Holders, and/or the purchasers of shares for whom they may act as agent. Sales may be made on AMEX or in private transactions.

     The Selling Security Holders, the Registration Rights Holders and any underwriters, dealers or agents that participate in the distribution of the Common Stock offered hereby may be deemed to be underwriters within the meaning of the Securities Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The Company entered into agreements with certain of the Selling Security Holders and the Registration Rights Holders to register their Common Stock under applicable federal and state securities laws. The Company will pay substantially all of the expenses incident to the offering and sale of the Common Stock to the public, other than commissions, concessions and discounts of underwriters, dealers or agents, if any. Such expenses (excluding such commissions and discounts) are estimated to be $358,000. The registration rights agreements provide for indemnification of such Selling Security Holders and the Registration Rights Holders to the extent permitted by law, for losses, claims, damages, liabilities and expenses arising, under certain circumstances, out of any registration of the Common Stock.

                                DIVIDEND POLICY

     Pursuant to the Series B Preferred Stock Subscription Agreements entered into between the Company and each of Advantage (the "Subscription Agreements"), the Company is obligated to pay 5% annual dividends on the Company's outstanding shares of Series B Preferred Stock, payable in cash or Common Stock (the "Series B Dividends"). In addition, the Company is obligated to pay 5% annual dividends on the Company's outstanding shares of Series C Preferred Stock, payable in cash or Common Stock (the "Series C Dividends"). Other than the Series B Dividends and the Series C Dividends, the Company has not declared or paid cash dividends on its capital stock since inception and presently intends to retain earnings, if any, for use in its business, and does not anticipate paying cash dividends in the foreseeable future. However, the Company may issue additional shares of preferred stock in the future which require the payment of cash or stock dividends. The Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), restricts the Company's ability to issue dividends with respect to capital stock that is junior in preference to the Series B Preferred Stock. Furthermore, the Company's Certificate of Incorporation prohibits the issuance of cash dividends on its Common Stock without the consent of the outstanding shares of Series C Preferred Stock. See "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of May 4, 1997.

                                                                        ACTUAL     PRO FORMA(2)
                                                                       ---------   ------------
                                                                            (IN THOUSANDS)
Short-term obligations:
  Current maturities of long-term obligation.........................  $   1,583    $    1,583
  Bank line of credits and borrowings under factoring arrangement....     16,659        16,659
Long-term obligations:
  Total long-term obligations........................................     54,365        54,365
                                                                       ---------     ---------
     Total obligations...............................................  $  72,607    $   72,607
                                                                       ---------     ---------
Stockholders' equity:
  Preferred Stock: $0.001 par value, authorized 10,000,000 shares;
     35,807 shares and no shares outstanding pro forma(2) ...........         --            --
  Common Stock: $0.001 par value, authorized 150,000,000 shares;
     107,151,842 shares issued and outstanding(1) and 131,928,087
     shares outstanding pro forma(2).................................        107           132
  Additional paid-in capital.........................................    350,036       350,011
  Notes receivable, secured by common stock..........................     (2,510)       (2,510)
  Accumulated deficit................................................   (347,430)     (347,430)
                                                                       ---------     ---------
     Total stockholders' equity......................................        203           203
                                                                       ---------     ---------
          Total capitalization.......................................  $  72,810    $   72,810
                                                                       =========     =========

---------------

(1) Includes 29,354,546 shares of Common Stock offered by the Registration Rights Holders hereby. Also includes 1,985,668 and 275,000 shares of Common Stock that had already been issued upon conversion of shares of Series B Preferred Stock and Series C Preferred Stock, respectively, as of May 4, 1997. Excludes as of May 4, 1997 (i) 6,748,978 shares of Common Stock issuable upon exercise of outstanding options, of which 1,304,530 shares were exercisable at such date; (ii) 337,500 shares issuable upon exercise of outstanding warrants; (iii) 1,402,771 shares of Common Stock reserved for issuance upon future option grants under the Company's Amended and Restated 1995 Stock Option Plan; (iv) 450,000 shares of Common Stock reserved for issuance upon future option grants under the Company's 1996 Non-Employee Directors' Stock Option Plan; and (v) 2,596,414 shares of Common Stock issuable upon conversion of the Company's 5 1/4% Convertible Subordinated Debentures.

(2) Includes, as of May 4, 1997, an aggregate of 24,776,245 shares of Common Stock that may be issued upon: (i) conversion of outstanding shares of the Series B Preferred Stock; (ii) exercise of all of the Investor Warrants issuable upon conversion of the Series B Preferred Stock and all of the Finder's Warrants; (iii) payment of dividends on the outstanding shares of Series B Preferred Stock in Common Stock; (iv) further adjustment to the Series B Preferred Stock conversion ratio due to anti-dilution adjustments;
    (v) conversion of outstanding shares of the Series C Preferred Stock; and
    (vi) further adjustment to the Series C Preferred Stock conversion ratio due to anti-dilution adjustments and price fluctuation of Common Stock. The shares of Common Stock offered by the Selling Security Holders hereby include such presently indeterminate number of shares as may be issued on conversion of the Series B Preferred Stock and Series C Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series B Preferred Stock and the Series C Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount or the 27,037,500 shares of Common Stock noted as being offered by the Selling Security Holders, depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock. See "Description of Capital Stock." Also includes 29,354,546 shares to be offered by the Registration Rights Holders hereby.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock is traded on The American Stock Exchange, Inc. under the symbol "JTS." The table below sets forth the high and low sales prices for the Company's Common Stock (as reported on The American Stock Exchange, Inc.) during the periods indicated. The reported last sale price of the Common Stock on The American Stock Exchange, Inc. on November 18, 1997 was $ 1/2.

                                                                       PRICE RANGE OF
                                                                        COMMON STOCK
                                                                       ---------------
                                                                       HIGH       LOW
                                                                       -----      ----
        YEAR ENDED FEBRUARY 2, 1997:
          3rd Quarter................................................  5 13/16    3 1/8
          4th Quarter................................................  4 1/2      2 15/16
        YEAR ENDING FEBRUARY 1, 1998:
          1st Quarter................................................  3 7/16     1 1/2
          2nd Quarter................................................  1 3/4       3/8
          3rd Quarter................................................  1           3/8
          4th Quarter (through November 18, 1997)....................  5/8        13/32

     As of September 30, 1997, there were approximately 2,700 holders of record of the Company's Common Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following historical selected consolidated financial data have been derived from the historical consolidated financial statements of Atari prior to its merger with JTS and the combined operations of Atari and JTS post merger and should be read in conjunction with such consolidated financial statements and notes thereto and with Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Registration Statement with the exception of the Consolidated Statement of Operations Data prior to fiscal 1994 and the Consolidated Balance Sheet Data prior to December 31, 1995, which were derived from historical consolidated financial statement not included herein. These historical results are not necessarily indicative of results to be expected in the future.

                                                                                FISCAL
                                                                                 YEAR
                                                                                 ENDED
                                                                               FEBRUARY        QUARTER ENDED
                                        FISCAL YEARS ENDED DECEMBER 31,           2,       ---------------------
                                   -----------------------------------------   ---------    MAY 4,    MARCH 31,
                                     1992       1993       1994       1995      1997(1)      1997        1996
                                   --------   --------   --------   --------   ---------   --------   ----------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenues.....................  $127,340   $ 29,108   $ 38,748   $ 14,626   $  90,530   $ 73,413    $  1,272
Cost of revenues.................   132,455     42,768     35,200     44,234     100,328     70,220       6,211
Acquired in-process research and
  development....................        --         --         --         --     110,012         --          --
Selling, general and
  administrative expenses........    47,669     16,538     21,820     18,647      13,067      6,081       2,009
Amortization of acquired
  technology.....................        --         --         --         --       3,923        701          --
Research and development
  expenses.......................     9,171      4,876      5,775      5,410      12,849      6,700         201
Restructuring charges............    17,053     12,425         --         --          --         --          --
Operating loss...................   (79,008)   (47,499)   (24,047)   (53,665)   (149,649)   (10,289)     (7,149)
Other income (expense), net(2)...    (4,145)    (1,631)    33,441      3,507      (2,846)    (1,535)      6,343
Income (loss) from continuing
  operations.....................   (82,719)   (48,866)     9,394    (50,158)   (152,495)   (11,824)       (806)
Discontinued operations..........     9,000         --         --         --          --         --          --
Income (loss) before
  extraordinary income...........   (73,719)   (48,866)     9,394    (50,158)   (152,495)   (11,824)       (806)
Extraordinary credit.............       104         --         --        582          --         --          --
Net income (loss)................   (73,615)   (48,866)     9,394    (49,576)   (152,495)   (11,824)       (806)
EARNINGS (LOSS) PER COMMON
  SHARES:
Income (loss) from continuing
  operations.....................     (1.44)     (0.85)      0.16      (0.79)      (1.81)     (0.11)      (0.01)
Income (loss) before
  extraordinary credit...........     (1.29)     (0.85)      0.16      (0.79)      (1.81)     (0.11)      (0.01)
Net income (loss)................     (1.28)     (0.85)      0.16      (0.78)      (1.81)     (0.11)      (0.01)

                                                            DECEMBER 31,
                                               ---------------------------------------   FEBRUARY 2,     MAY 4,
                                                 1992      1993       1994      1995       1997(1)        1997
                                               --------   -------   --------   -------   ------------   --------
                                                      (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Current assets...............................  $109,551   $51,538   $113,188   $65,126     $ 66,302     $ 75,257
Working capital (deficit)....................    75,563    33,896     92,670    55,084        1,072      (12,431)
Total assets.................................   138,508    74,833    131,042    77,569      130,717      142,256
Current liabilities..........................    33,988    17,492     20,518    10,042       65,230       87,688
Long-term debt...............................    53,937    52,987     43,454    42,354       53,081       54,365
Shareholders' equity.........................    50,583     4,354     67,070    25,173       12,406          203

---------------
(1) The Merger was consummated on July 30, 1996, and was accounted for as a purchase of JTS by Atari. Subsequent to the Merger, the fiscal year of the Company was changed from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31. Accordingly, the Company's current fiscal year begins on January 29, 1996 and the twelve-month period for fiscal 1997 includes the results of Atari's options from January 29, 1996 through February 2, 1997 and JTS' operations from July 30, 1996 through February 2, 1997.

(2) Includes a gain from the sale of marketing securities of $3.9 million in 1997 and $6.3 million in the first quarter of 1996 and a loss from disposal of obsolete equipment of $2.7 million in 1997 and a gain from the settlement of patent litigation of $32.1 million in 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Prospectus, including without limitation, statements regarding the Company's financial position, business strategy, budgets and the plans and objectives of management for future operations, including plans and objectives relating to the Company's products, are forward-looking statements. Although the Company believes that assumptions underlying such forward-looking statements are reasonable, it can give no assurance that such assumptions will prove to have been correct. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Important cautionary factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, those disclosed under "Risk Factors", "Business", and elsewhere in this Prospectus, including without limitation, in conjunction with the forward-looking statements included in this Prospectus. All written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements. Prospective investors should consider carefully the information discussed under "Risk Factors", "Business", and elsewhere in this Prospectus.

JTS AND ATARI BACKGROUND

     On July 30, 1996, Atari was merged into JTS and the separate existence of Atari ceased. The Merger was accounted for as a purchase of JTS by Atari, and, accordingly, the operating results of JTS from July 30, 1996 forward were combined with Atari's operating results and reported as JTS' operating results. The aggregate purchase price of $112.3 million was allocated to the acquired assets and liabilities of JTS.

     Subsequent to the Merger, the Company changed its fiscal year from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31. The Merger was accounted for as a purchase of JTS by Atari, and, as such, the historical balance sheets and the statements of operations for the prior years include Atari only. In addition, due to the change in year end, Atari's balance sheet for the end of the transition period as of January 28, 1996 is included herein, as are Atari's operating results for the one month period then ended.

     Throughout this discussion, "fiscal 1997" refers to the fiscal year ended February 2, 1997 and "fiscal 1998" refers to the fiscal year ending February 1, 1998.

     Prior to the Merger, Atari had significantly downsized its video game operations due primarily to lack of market acceptance of its video game console, Jaguar. This downsizing resulted in significant reductions in Atari's workforce and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Despite the introduction of four additional game titles in the first quarter of 1996, sales of Jaguar and related software remained disappointing. As a result, management revised estimates and wrote-down inventory by $5.0 million in the first quarter of 1996 and by an additional $3.3 million during July 1996. The prior business of Atari is now conducted through the Company's Atari division; however, the Atari division is not expected to represent a significant portion of the Company's business going forward.

     The most significant portion of the Company's business today is its disk drive division, which designs, manufactures and markets hard disk drives for use in notebook computers and desktop personal computers. JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping its 3.5-inch "Palladium" disk drives to customers in the United States and Europe. The Company currently has two disk drive product families in production, the 3-inch form factor "Nordic" family for notebook computers and the 3.5-inch form factor "Champion" family for desktop personal computers. The Company introduced the Champion drives into production during the first quarter of fiscal 1998.

     JTS began shipment of Nordic disk drives to Compaq in the second quarter of fiscal 1997; however, volume shipments of 3.0-inch drives have only recently commenced and there can be no assurance that such shipments will continue. The Company markets its disk drives to computer companies and systems integrators for incorporation into their computer systems and subsystems and to OEMs. The Company sells its products through a direct sales force operating throughout the United States, Europe and Asia, as well as through distributors in the United States, Europe, Latin America and Canada.

     All of JTS' products are manufactured in Madras, India by its subsidiary, JTS Technology (formerly Moduler Electronics (India) Pvt. Ltd.), which was acquired in April 1996 and employed approximately 6,630 individuals at September 30, 1997.

     Since its inception, JTS has incurred significant losses which have resulted from the substantial costs associated with the design and development of its products, the establishment of manufacturing operations, the development of a supplier base, and the marketing of its new products and the ramp up of production volumes. JTS has yet to generate profits from its disk drive business and cannot assure that it will achieve or maintain successful operations in the future.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MAY 4, 1997 COMPARED TO THE JTS AND ATARI PRO FORMA COMBINED RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 28, 1996

     Revenues for the three months ended May 4, 1997 were $73.4 million. Revenues from the disk drive division increased from $17.6 million for the same quarter in the prior year to $72.3 million for the current quarter. Such increase reflects increased sales of disk drives starting in October 1995. During the quarter ended May 4, 1997, the Company shipped 540,000 disk drives, compared to 106,000 in the three months ended April 28, 1996, which primarily consisted of the 3.5-inch drives, in capacities ranging from 1 gigabyte to 1.6 gigabytes. Sales to the top six customers for the three months ended May 4, 1997 were 72% of net sales and four customers had sales greater than 10% of total net sales for the three month period. The Atari division revenues including royalty income for the current quarter amounted to $1.1 million. Pro forma combined revenues for the first quarter in the previous year totaled $18.9 million and included approximately $1.3 million of Atari revenues recorded for the three month period ended March 31, 1996.

     The gross margin for the three month period ended May 4, 1997 was $3.2 million compared to a deficit of $9.1 million on a pro forma basis for the first quarter in the prior year. The portion of the current quarter's gross margin attributable to the disk drive division was $2.1 million compared to a deficit of $1.9 million incurred by the disk drive division in the three month period ended April 28, 1996. The improvement in the gross margin resulted principally from the greater absorption of fixed costs due to increased production volumes. The gross margin for the Atari division for the three month period ended May 4, 1997 was $1.1 million compared to a deficit of $5.3 million for the three month period ended March 31, 1996. The improvement in the Atari division's gross margin resulted from sales of the Jaguar product and inventory that had been previously written off in the first quarter of the prior year.

     Research and development expenses for the three months ended May 4, 1997 were $6.7 million compared to research and development expenses on a pro forma basis of $7.6 million for the first quarter in the prior year. The quarter over quarter decrease for the disk drive division was $0.7 million and was primarily attributed to significant investments in firmware and disk drive platforms during the first quarter of fiscal 1997. The Atari division experienced a quarter over quarter decline in research and development expenses of $0.2 million due to the elimination of the game development team.

     Selling, general and administrative expenses for the three months ended May 4, 1997 were $6.1 million, including $5.7 million from the disk drive division, compared to $5.8 million pro forma selling, general administrative expenses incurred during the first quarter of the previous year which included $3.1 million from the disk drive division. The $2.6 million increase incurred by the disk drive division resulted primarily from increases in sales office locations (including an increase in personnel, office and related expenses) and increases in promotion and marketing expenses. In addition, professional fees required to support the expansion of JTS' operations and the continuation of marketing and sales efforts increased significantly. Selling, general and administrative expenses for the Atari division declined $2.3 million as a result of staff reductions, reduced rent and other reductions in operating costs for the division.

YEAR ENDED FEBRUARY 2, 1997 COMPARED TO THE ATARI YEAR ENDED DECEMBER 31, 1995

     The year ended February 2, 1997 operating results include only Atari for the two quarters prior to the merger date, and for the two quarters after the merger date the operations of both companies are included. For fiscal 1997, the Company incurred a net loss of $152.5 million, including a one time charge of $110 million, compared to a net loss for Atari for 1995 of $49.6 million.

     Total revenues for the Company for fiscal 1997 were $90.5 million compared to $14.6 million for Atari for 1995. Included in the $90.5 million in revenues derived from the sales of disk drive products during the second half of fiscal 1997 on shipments of approximately 600,000 units. For the entire fiscal year including the two quarters prior to the merger with Atari, approximately 820,000 disk drives were shipped which generated revenues of $119.1 million.

     The prior year's revenues of $14.6 million are entirely attributed to the sale of Atari games, and sales of the Jaguar video game console represented 68% of the total revenue for 1995.

     The gross margin deficit for fiscal 1997 was $9.8 million compared to $29.6 million for 1995. The fiscal 1997 gross margin deficit includes $8.7 million attributed to the disk drive division for the six-month period after the merger and $1.1 million is attributed to the Atari operations for the entire year. The fiscal 1997 gross margin deficit includes approximately $3.3 million of inventory write-offs related to Atari games, and a provision of approximately $2.8 million for inventory allowances related to the disk drive operation. The principal reasons for these allowances are obsolete and unsalable inventory and costs associated with the repair of defective product. JTS anticipates recording future inventory allowances, the level of which will depend upon a number of factors including manufacturing yields, new product introductions, maturity or obsolescence of product designs, inventory levels and competitive pressures. The portion of the gross margin deficit attributed to the disk drive division also included amounts provided for potential product returns and distributor price protection of $2.8 million.

     The hard disk drive industry has been characterized by ongoing rapid price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline in the future and that competitors will offer products which meet or exceed the performance capabilities of JTS products. Due to such pricing pressures, JTS future gross margins will be substantially dependent upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis.

     The $110 million one time charge represented that portion of the purchase price which was attributed to in-process research and development and was expensed in Atari's July operations as the technology had not yet reached technological feasibility and did not have alternative future uses.

     Research and development expenses for JTS for 1997 were $12.8 million compared to $5.4 million for Atari for 1995. The prior year's research and development expenses reflect that of the video game business only, which had begun to downsize. In the fourth quarter of 1995, Atari entirely eliminated its internal Jaguar development teams and other development staff as titles for Jaguar were completed. The fiscal 1997 research and development expenses include six months of research and development expenses of the disk drive division. The 1997 research and development expenses reflect amounts significantly greater than the expenses incurred in the prior year due primarily to salaries and benefits for staffing required for the design of disk drives and the development of manufacturing processes as well as $1.9 million of expense for amortization of purchased technology acquired at the time of the Merger. Going forward, the company expects that research and development expenses will continue to increase in the next fiscal year in absolute dollars but will decline as a percent of revenues.

     Selling, general and administrative expenses for 1997 were $13.7 million compared to $18.6 million for 1995. The decrease in such expenses was primarily a result of the Atari division's staff reductions, reduced rent, reduced legal fees and other operating costs. The Company expects selling, general and administrative expenses will increase in the next fiscal year in absolute dollars primarily to support the expansion of the disk drive marketing and sales efforts, but will decline as a percent of revenues.

     Other income and expense for 1997 was a net expense of $2.8 million and consisted primarily of $2.7 million of losses from disposal of obsolete equipment, approximately $3.5 million of interest expense and approximately $3.9 million of realized gain from the sale of marketable securities. For 1995, other income of $3.5 million was primarily due to realized gains of approximately $6.0 million from the sale of Dixon PLC holdings, which was offset by approximately $2.0 million of interest expense on the $42 million of the Company's 5 1/4% convertible debentures.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

     Total revenues for Atari for 1995 were $14.6 million compared to $38.7 million for 1994. Sales of Jaguar and related products represented 68% and 76% of total revenues for 1995 and 1994, respectively, and sales of other products and royalties represented the balance of revenues in each such year. The reduction in revenues was primarily the result of lower unit volumes of Jaguar products and lower average selling prices of Jaguar and certain of its software titles. In the first quarter of 1995, Atari reduced the suggested retail price of Jaguar from its original price of $249.99 to $149.99. As a result of the Jaguar price reductions, the substantial curtailment of sales and marketing activities for Jaguar and the substantial curtailment of efforts by Atari and independent software developers to develop additional software titles for Jaguar, Atari expected sales of Jaguar and related products to decline substantially in 1996 and thereafter.

     Cost of revenues for 1995 was $44.2 million compared to $35.2 million for 1994. Included in cost of revenues for 1995 were accelerated amortization and write-offs of capitalized game software development costs of $16.6 million and inventory write-downs of $12.6 million primarily relating to Jaguar products. As a result of these charges and lower selling prices for Jaguar products and provisions for returns and allowances and price protection, gross margin for the year was a loss of $29.6 million. For 1994, gross margin was $3.5 million, or 9.2% of revenues. Included in cost of revenues for 1994 were write-downs of inventory of $3.6 million and amortization and the write-off of capitalized game software development costs of $1.5 million. As of December 31, 1995, Atari had approximately 100,000 units of the Jaguar console in inventory which was subsequently written off in 1996.

     Research and development expenses for 1995 were $5.4 million compared to $5.8 million for 1994. During 1995 and 1994, a significant number of Atari employees and consultants were devoted to developing hardware and software for the Jaguar, and Atari contracted with third-party software developers to develop Jaguar software titles. As a result of Jaguar's poor sales performance, in the third and fourth quarters of 1995, Atari accelerated its amortization of contracted software development which resulted in charges in those quarters of $6.0 million and $10.6 million, respectively. At December 31, 1995 and 1994, Atari had capitalized software development costs of $758,000 and $5.1 million, respectively. In the fourth quarter of 1995, Atari eliminated its internal Jaguar development teams and other development staff as titles for Jaguar were completed.

     Marketing and distribution expenses for 1995 were $12.7 million compared to $14.7 million for 1994. Such costs included television and print media, promotions and other activities to promote Jaguar.

     General and administrative expenses for 1995 were $5.9 million compared to $7.2 million for 1994. The decrease in such expenses was primarily a result of staff reductions, reduced legal fees and other operating costs.

     Atari experienced a gain on foreign currency exchange of $13,000 for 1995 compared to a gain of $1.2 million for 1994. These changes were a result of lower foreign asset exposure and a greater percentage of sales made in U.S. dollars which further reduced exposure to foreign currency transaction fluctuations.

     In 1994, Atari received $2.2 million in connection with the settlement of litigation between Atari, Atari Games Corporation and Nintendo. In 1994, Atari also reached an agreement with Sega, which resulted in a gain of $29.8 million, after contingent legal fees, and the sale of 4,705,883 shares of Atari Common Stock to Sega at $8.50 per share for an aggregate of $40.0 million.

     During 1995, Atari sold a portion of its holdings in Dixon PLC, a retailer in England, and realized a gain of $2.4 million, of which $1.8 million was realized in the fourth quarter of 1995. In the first quarter of 1996, Atari sold the remaining portion of its holdings and realized a gain of $6.1 million. The 1995 gain of $2.4 million together with other income items resulted in a total other income of $2.7 million compared to $484,000 for 1994.

     For each of 1995 and 1994, interest expense was approximately $2.3 million on the Atari Debentures. In 1995, Atari repurchased a portion of the Atari Debentures and realized a gain of $582,000. As of December 31, 1995, the outstanding balance of these debentures was $42.4 million.

     Interest income for 1995 and 1994 was $3.1 million and $2.0 million, respectively. The increase in interest income was primarily attributable to higher average cash balances in 1995.

     As a result of Atari's operating losses, there was no provision for income taxes in 1995.

     As a result of the factors discussed above, Atari reported a net loss for 1995 of $49.6 million compared to net income of $9.4 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     At May 4, 1997, JTS had cash and cash equivalents of $13.4 million, a working capital deficit of $11.6 million and a net worth of $0.2 million.

     At May 4, 1997, total debt, including bank credit lines and notes payable, was $71.7 million. JTS also had equipment lease financing of $0.9 million at May 4, 1997. There were $6.0 million of working capital loans outstanding between JTS Technology and three Indian banks as of May 4, 1997 each at an interest rate of 13%, as well as term loan facilities with the Industrial Credit and Investment Corporation of India Limited (ICICI) and the Shipping Credit and Investment Corporation of India Limited (SICI) in the aggregate amount of $12.5 million at interest rates of LIBOR plus 2.75% and LIBOR plus 4%, respectively. At May 4, 1997, JTS Technology's borrowings under these term loan facilities were $12.3 million, which borrowings have maturities ranging from 2000 through 2002. Amounts borrowed under these loan agreements have been used for working capital purposes, tooling, facilities expansion and purchases of capital equipment.

     At May 4, 1997, the Company had $42.3 million of 5 1/4% convertible subordinated debentures due April 29, 2002, which had been issued in 1987 by Atari.

     On April 30, 1997, the Company entered into an agreement with a finance company for a revolving line of credit to refinance present debt and to provide working capital of up to $30 million and a term loan to finance capital expenditures of up to $2 million. The revolving line of credit has an initial term of three years with automatic annual renewals thereafter unless terminated by the finance company. The Company granted the finance company a first and exclusive lien on all of the Company's present and future accounts receivable, inventory, equipment and intangible assets to secure the obligations. The agreement contains restrictions on the Company's and its subsidiaries' ability to incur additional indebtedness, dispose of assets, pay dividends and, in the case of JTS Technology, to sell inventory to parties other than the Company or its European subsidiary. The agreement further requires the Company to maintain a specified minimum tangible net worth and fixed charge coverage ratio and to limit its capital expenditures. JTS cannot assure that any level of future revenues will be attained or that JTS will achieve or maintain successful operations in the future. The Company's accounts receivable are heavily concentrated with a small number of customers. If any large customer of the Company became unable to pay its debts to the Company, liquidity would be adversely affected. In the event the Company is unable to increase sales or maintain production yields at acceptable levels there would be a significant adverse impact on liquidity. This would require the Company to either obtain additional capital from external sources or to curtail its capital, research and development and working capital expenditures. Such curtailment could adversely affect the Company's operations and competitive position. Due to delays in the receipt of additional financing, the Company took action in September 1996 to conserve its cash resources by reducing the production of drives planned for the third and fourth quarters of fiscal 1997.

     The Company will need significant additional financing resources over the next several years for facilities expansion, capital expenditures, working capital, research and development and vendor tooling. In addition, significant cash resources will be required to fund purchases of inventory needed to achieve anticipated sales levels. The precise amount and timing of the Company's funding needs cannot be determined at this time, and will depend upon a number of factors, including the market demand for the purchase of its products, the progress of the Company's product development efforts and the Company's inventory and accounts receivable management. The Company currently expects that it would seek to obtain such funds from additional borrowing arrangements and/or a public offering of debt and equity securities. There can be no assurance that funds required by the Company in the future will be available on terms satisfactory to the Company or at all. Failure to obtain such cash resources would negatively impact the Company's ability to manufacture its products at required levels and would have a materially adverse effect on the Company's business operating results and financial condition.

     As of May 4, 1997, the Company had Federal and state net operating loss ("NOL") carryforwards of approximately $245 million and $94 million, respectively, and Federal and state research and development tax credit carryforwards of approximately $2.1 million and $1.0 million, respectively, all of which will expire on various dates through 2012.

     Under the Internal Revenue Code of 1986, as amended, certain changes in the ownership or business of a corporation that has Federal NOLs or tax credit carryforwards will result in the inability to use, or the imposition of significant restrictions on the use of such NOLs or tax credit carryforwards to offset future income and tax liabilities of the Company. The merger between Atari and JTS constituted a change in ownership of JTS and, accordingly, restricts the use of JTS' pre-merger NOLs against post-merger income of the Company to the maximum of $12.5 million per year, unless previously expired. In addition, subsequent events may result in the imposition of restrictions on the ability of the Company to utilize its NOLs and tax credit carryforwards. There can be no assurance that the Company will be able to utilize all or any of its NOL's or tax credit carryforwards.

                                    BUSINESS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this Prospectus and other parts of this Prospectus, including without limitation, statements regarding the Company's financial position, business strategy, budgets and the plans and objectives of management for future operations, including plans and objectives relating to the Company's products, are forward-looking statements. Although the Company believes that assumptions underlying such forward-looking statements are reasonable, it can give no assurance that such assumptions will prove to have been correct. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Important cautionary factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus, including without limitation, in conjunction with the forward-looking statements included in this Prospectus. All written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements. Prospective investors should consider carefully the information discussed under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

     JTS designs, manufactures and markets hard disk drives for use in notebook computers and desktop personal computers. JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping its 3.5-inch "Palladium" disk drives to customers in the United States and Europe. The Company introduced into production its higher performance "Champion" family for desktop personal computers in the first quarter of fiscal 1998. JTS currently has two product families in production, the 3-inch form factor "Nordic" family for notebook computers and the 3.5-inch form factor "Champion" family for desktop personal computers. Shipments of Nordic drives to Compaq Computer Corporation ("Compaq") began in the second quarter of fiscal 1997; however, to date volume shipments of 3-inch drives have not occurred. The Company markets its products to computer companies and systems integrators for incorporation into their computer systems and subsystems and to original equipment manufacturers ("OEMs"). The Company sells its products through a direct sales force operating throughout the United States, Europe and Asia, as well as through distributors in the United States, Europe, Latin America, Canada and Asia.

     In July 1996, the Company completed its merger (the "Merger") with Atari. Since 1992, Atari has significantly downsized its operations and, after completion of the Merger, JTS' hard disk drive operations have represented the most significant portion of the Company's business. To obtain a low-cost manufacturing source of hard disk drives, JTS acquired 90% of the outstanding stock of the hard disk drive division of JTS Technology Ltd. (formerly Moduler Electronics (India) Pvt. Ltd.) ("JTS Technology"), located in Madras, India, in April 1996.

INDUSTRY BACKGROUND

     DISK DRIVE MARKET. The hard disk drive industry is intensely competitive and is dominated by a small number of large companies, including Maxtor Corporation ("Maxtor"), Quantum Corporation ("Quantum"), Seagate Corporation ("Seagate") and Western Digital Corporation ("Western Digital"). In addition, several computer companies, such as Toshiba Corporation ("Toshiba") and International Business Machines Corp. ("IBM"), have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs.

     In 1996, approximately 106 million hard disk drives were shipped, representing a 18% increase over the prior year. Approximately 85 million, or 80%, of the hard disk drives shipped in 1996 were sold as part of desktop personal computers, and approximately 14 million, or 13%, were sold as part of notebook computers. In 1996, Seagate, Quantum and Western Digital controlled approximately 74% of the desktop hard disk drive market and IBM and Toshiba controlled approximately 73% of the notebook hard disk drive market.

     DISK DRIVE TECHNOLOGY. All hard disk drives used in notebook and desktop personal computers incorporate the same basic technology. One or more rigid disks are attached to a spin motor assembly which rotates the disks at a constant speed within a sealed, contamination-free enclosure. Typically, both surfaces of each disk are coated with a thin layer of magnetic material. Magnetic heads record and retrieve data from discrete magnetic domains located on preformatted concentric tracks in the magnetic layers of the rotating disks. An actuator positions the head over the proper track upon instructions from the drive's electronic circuitry. Most disk drives are "intelligent" disk drives which incorporate an embedded application specific integrated circuit ("ASIC") controller to manage communications with the computer. The magnetic heads employed in disk drives have traditionally been based on inductive-head technology (referred to as metal-in-gap or "MIG" technology) which combines the read and write function within a single head. Magneto-resistive ("MR") head technology, which segregates the read and write function to different elements of the head to optimize performance, has emerged recently as an alternative to inductive-head technology.

     The size of a hard disk drive is referred to as the drive's "form factor" or "footprint." At present, the vast majority of personal desktop and notebook computers incorporate disk drives with 3.5-inch or 2.5-inch form factors, respectively. The size of the form factor determines the size of the recording disk and, hence, dictates the recording capacity of the disk drive. Disk drives with smaller form factors must incorporate more disks and, therefore, more heads to offer the same recording capacity as larger form factor drives. Because heads and disks are the most expensive components in the hard disk drive, larger form factor disk drives are relatively less expensive to manufacture than smaller form factor drives with comparable recording capacities. As a result, 3.5-inch drives are better suited for desktop personal computers, which are not subject to the size constraints of notebook computers. In contrast, 2.5 inch drives, because of their reduced size, power conservation features, shock resistance and lightweight design, presently dominate the notebook computer market.

     EMERGING INDUSTRY TRENDS. In recent years, the computer industry has witnessed the emergence of several trends that JTS believes will continue to drive demand for innovative disk drive products. First, new data and image-intensive, multimedia applications are generating increased demand for greater storage capacities and performance at a lower cost. Second, the demand for portable computing devices, such as notebook computers, has kept pace with the significant growth in sales of personal computers, with portables representing approximately 14.1% of all personal computers sold in 1996. As the gap in technology and pricing between desktop and portable computers continues to narrow, consumers are demanding storage capacities in portable computers comparable to those offered by desktops. Lastly, the notebook computer industry is generally migrating towards lower profile computing devices. The pressure to reduce the profiles, increase the capacities and lower the costs of personal computers has presented manufacturers with a substantial ongoing technical challenge.

JTS' STRATEGY

     JTS has undertaken several key initiatives to meet the challenges currently facing hard disk drive manufacturers and to position the Company to become a leading international supplier of hard disk drives to the notebook and desktop computer markets. These key initiatives include the following:

     ESTABLISH 3-INCH FORM FACTOR TECHNOLOGY AS AN INDUSTRY STANDARD FOR NOTEBOOK COMPUTERS. To address demand in the portable computing market for lower profiles, greater storage capacities and lower costs, JTS has developed its Nordic family of 3-inch form factor disk drives. The disks used in the 3-inch format have 82% greater recording area than disks used in 2.5-inch drives, the current industry standard for notebook computers, offering nearly double the storage capacity at the same areal densities. Nordic drives also offer cost advantages per megabyte of storage space over competing drives. The design of the Nordic drives makes them the lowest profile disk drives currently in the market.

     FORM STRATEGIC ALLIANCES WITH COMPAQ AND OTHER KEY PARTICIPANTS IN THE COMPUTER INDUSTRY. As part of the Company's effort to gain rapid market acceptance of the 3-inch form factor Nordic drives, JTS has entered into agreements with Compaq, as a leading end-user of the 3-inch disk drives, and Western Digital, as an alternate source for disk drives incorporating Nordic technology. JTS intends to continue to take advantage of its management's considerable experience in the computer industry to obtain access to other key computer industry participants.

     DEVELOP INNOVATIVE DISK DRIVE TECHNOLOGY FOR NOTEBOOK AND DESKTOP PERSONAL COMPUTERS. JTS expects to continue to develop and design into each of its product families innovative and advanced hard disk drive technology which the Company believes will enhance the performance characteristics and storage capacities of its products. The Company intends to continue to work closely with its customers and suppliers to design drives that satisfy the customers' end-product requirements using efficient and low-cost manufacturing methods. JTS is committed to the timely development of new products and the continuing evaluation of new technologies. In this regard, JTS is presently designing into its hard disk drive product families various high-performance features, such as MR heads, new ASIC/channel technology, advanced dynamic head lifters, positive latch mechanisms, and multi-insertion interface connectors.

     ACHIEVE LOW PRODUCT COST STRUCTURE. By locating manufacturing facilities in Madras, India, JTS intends to capitalize upon a low-cost and highly-skilled labor force. JTS believes that labor costs in India are significantly lower than labor costs in other countries where hard disk drives are commonly manufactured, such as Singapore, Malaysia and Thailand. To leverage its low-cost labor force, JTS manufactures a portion of certain labor-intensive components inhouse rather than purchasing such components from outside suppliers. The Company also uses many common components in its 3-inch and 3.5-inch form factor disk drives, thereby reducing inventory requirements, creating significant assembling efficiencies and providing cost advantages from volume purchases of materials and toolings.

PRODUCTS

     JTS currently has two product families in production, the 3-inch form factor "Nordic" family for notebook computers and the 3.5-inch form factor "Champion" family for desktop personal computers. Shipments of Nordic drives to Compaq began in the second quarter of fiscal 1997; however, volume shipments of 3-inch drives have just recently commenced. JTS began volume production of Palladium disk drives in October 1995 and replaced these drives with Champ drives in the fourth quarter of fiscal 1997. The Company introduced its high performance Champion drives into production in the first quarter of fiscal 1998.

JTS' disk drives are characterized by the following design features:

     LOW-PROFILE AND FULLY ENCAPSULATED DESIGN. JTS' hard disk drives have a lower profile than competing hard disk drives with comparable form factors and recording capacities. The low-profile design is made possible by the drives' high level of electronic integration that permits placement of the printed circuit board assembly ("PCBA") in the same plane as the recording disks (referred to as "board in the plane of the media" packaging). Most competing drives place the PCBA under the drive mechanics which significantly increases the height of the drive. JTS disk drives are fully-encapsulated with no exposed PCBA and contain either a standard fixed drive connector or optional multi-insertion connector. The encapsulated design eliminates the possibility of damage to the PCBA due to electrostatic discharge and improves the electromagnetic interference immunity of the drive.

     SIMPLIFIED AND HIGHLY-INTEGRATED PLATFORM APPROACH. JTS' product families share a simplified, highly-integrated platform approach characterized by a reduced number of components. JTS believes that its PCBAs have the fewest components in the industry due to JTS' use of highly-integrated ASIC controllers. JTS believes this simplified platform approach combined with a substantial percentage of common componentry among its product families facilitates the introduction of new technology and utilizes research personnel in a more efficient manner, thereby reducing development costs.

     COMMON COMPONENTRY AND MICRO-CODE. The Nordic and Champion product families share a substantial percentage of common electronic componentry and micro-code which facilitates the simultaneous development of products for the notebook and desktop computer markets and reduces time to market for JTS products. For example, JTS' product families share spindle motors, certain head stack components and controller ASICs. Common componentry also reduces inventory requirements, thereby creating significant assembling efficiencies and providing cost advantages from volume purchases of materials. The commonality of micro-code assists in production testing, diagnostics, failure analysis and uniform product performance.

     NORDIC PRODUCT FAMILY

     JTS' Nordic product family is designed for notebook computers. Nordic drives measure 90mm wide, the same width as a floppy diskette, and are classified as 3-inch drives. The Nordic drives incorporate low-profile architecture, measuring 10.5mm high for the two-disk version and 12.5mm for the three-disk version. Nordic drive capacity presently ranges from 1.0 and 1.4 gigabytes for the two-disk version to 1.2 and 1.6 gigabytes for the three-disk version. The two and three-disk Nordic drives are significantly thinner than the two and three-disk 2.5-inch drives (10.5mm and 12.5mm compared to 17mm and 19mm), while the surface area of the recording disk in a Nordic drive is 82% greater than a 2.5-inch disk. The greater surface area of the disk media used in the Nordic drives provides greater recording capacity using the same areal densities. Moreover, the Nordic drives consume approximately the same amount of power as 2.5-inch drives, making them well suited for battery operated applications. Nordic drives are currently offered at prices that are competitive with the prices of 2.5-inch drives.

     The Nordic product family was developed in conjunction with Western Digital, which has entered into a Technology Transfer and License Agreement with JTS. Under the terms of this agreement, Western Digital is obligated to share advancements in 3-inch technology and is licensed by JTS to serve as an alternate source of Nordic products to Compaq. In addition, JTS has entered into a Development Agreement with Compaq which obligates Compaq to purchase a minimum number of disk drives prior to June 1998. Production and shipment to Compaq of Nordic disk drives commenced in the second quarter of fiscal 1997. Volume shipments of 3-inch disk drives have just recently commenced and there can be no assurance that such shipments will continue. See "-- Strategic Alliances."

     CHAMPION PRODUCT FAMILY

     JTS' recently-introduced Champion family of hard disk drives has been developed for the desktop personal computer market. The Champion family includes 3.5-inch form factor drives that are offered in two and three-disk versions. The two-disk version presently offers capacities of 1.7 and 2.0 gigabytes, and the three-disk version presently offers capacities of 2.5 and 3.0 gigabytes. The Champion drives incorporate the same low-profile architecture used in the Nordic drives. This family of disk drives has been designed with MIG head technology, thereby reducing the cost of the drives. The most important distinguishing factor of the Champion family is that Champion drives incorporate a recently-introduced chipset from Adaptec, Inc. ("Adaptec"). The Adaptec chipset enhances the performance and capacity of the drives. As a result, the increased transfer rate of the Champion drives supports full-motion video, making them ideal for multimedia applications. JTS began production of Champion drives and initiated shipments to distributors in the first quarter of fiscal 1998.

STRATEGIC ALLIANCES

     As part of the Company's strategy to establish the Nordic family of disk drives as the standard for notebook computers, the Company has entered into key strategic alliances with Compaq and Western Digital.

     COMPAQ. In June 1994, JTS and Compaq entered into a Development Agreement pursuant to which Compaq agreed to design JTS' Nordic disk drives into at least one of Compaq's products and to purchase a minimum number of hard disk drives from JTS prior to June 1998. In addition, JTS granted to Compaq certain pricing preferences and agreed to pay royalties to Compaq on sales of Nordic disk drives to third parties during the term of the agreement. Compaq was granted a license to use the Nordic designs to manufacture or to have manufactured Nordic drives on a royalty-free basis in the event JTS fails to meet the agreed upon production schedule or, if JTS is not in default under the agreement, to have Nordic drives manufactured by third-parties upon payment of a royalty to JTS. The Development Agreement also restricts JTS' ability to sublicense Nordic technology. The Development Agreement has a five year term, which will automatically be renewed under certain circumstances and may be terminated by either party only with cause.

The Company began shipments of Nordic disk drives to Compaq in June 1996. However, volume shipments of Nordic disk drives have just recently commenced. See "Risk Factors -- Dependence on Compaq Computer Relationship; Customer Concentration."

     WESTERN DIGITAL. In February 1995, JTS and Western Digital entered into a Technology Transfer and License Agreement pursuant to which Western Digital obtained manufacturing and marketing rights to JTS' 3-inch hard disk drive products and is licensed to act as an alternate source of Nordic drives to Compaq. In return, Western Digital has made payments to JTS totalling $5.3 million upon the achievement of certain development milestones. In February 1995, Western Digital also made a $4.1 million equity investment in JTS as part of the transaction. The parties have reciprocal, royalty-free, cross-license agreements for future 3-inch drive developments, and Western Digital has granted to JTS licenses on existing patents covering its 3-inch disk drive technology. The Technology Transfer and License Agreement restricts JTS from sublicensing Nordic technology, under certain circumstances, until 1998. See " -- Patents and Licenses." JTS intends to establish similar arrangements with other major computer OEMs and notebook computer manufacturers. See "Risk
Factors -- Dependence on Compaq Computer Relationship; Customer Concentration."

MANUFACTURING

     JTS' manufacturing strategy is to be a low-cost producer of hard disk drives for the notebook and desktop personal computer markets by capitalizing on low labor costs, common componentry and selective vertical integration. Due to the common componentry of the Nordic and Champion disk drives, JTS believes that it enjoys considerable flexibility in managing inventory levels and meeting its customers' production requirements. In addition, JTS believes that common componentry reduces the amount of scrap materials in the manufacturing process and facilitates the training of operators in producing new products, thus reducing production costs. JTS is evaluating continued selective vertical integration as an alternative to outsourcing certain sub-assembly manufacturing. At present, JTS is vertically integrated in certain labor intensive components, such as head stacks.

     All of JTS' manufacturing operations are currently conducted at its Indian subsidiary, JTS Technology, which JTS acquired in April 1996. JTS Technology was founded in 1986 by members of the family of Sirjang L. Tandon, JTS' Chairman and Corporate Technical Strategist, as a contract manufacturer of power supplies for computers and hard disk drive subassemblies. In December 1994, JTS Technology received Indian government approval to manufacture hard disk drives. At approximately the same time, JTS Technology discontinued production of hard disk drive subassemblies for customers other than JTS. In March 1995, JTS entered into a verbal agreement to acquire the hard disk drive division of JTS Technology. JTS subsequently assumed operational and management control of certain portions of the hard disk drive business of JTS Technology. In April 1996, JTS purchased 90% of the outstanding capital stock of JTS Technology. JTS has a right of first refusal to purchase the remaining equity interest in JTS Technology at a proportionate percent of the net book value of JTS Technology at the time of the purchase.

     JTS Technology's Madras facility presently occupies 85,000 square feet. At this facility, JTS is adding production lines and expanding its clean room environment. JTS believes that locating its manufacturing operations in India is an important element of its low-cost manufacturing strategy due to the availability of a high-quality, low-cost technical labor pool. JTS believes that labor costs in India are significantly lower than labor costs in other countries where hard disk drives are commonly manufactured, such as Singapore, Malaysia and Thailand. As of September 30, 1997, approximately 6,500 individuals were employed at JTS Technology. In 1995, JTS Technology was granted a five year "tax holiday," which is expected to expire in 2001, with respect to sales of JTS' products in and outside of India. In addition, JTS Technology is located in the Madras Export Processing Zone and, therefore, enjoys a tax exemption with respect to profits generated from sales outside of India. Such exemption may be terminated or additional taxes may be imposed at any time, for political or economic reasons, in which event JTS would become subject to significantly greater taxes on sales of disk drives outside of India. Furthermore, JTS does not have a long-term lease agreement, but rather occupies the Madras facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Such benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government and may be withdrawn at any time.

     The manufacture of high-capacity hard disk drives is a complex process, requiring a clean room environment, the assembly of precision components within narrow tolerances and extensive testing to ensure reliability. JTS' manufacturing process is performed in three stages: subassembly, final assembly and final test. The subassembly group builds mechanical subassemblies and flex cables and modifies PCBAs. Printed circuit board assembly is performed by outside vendors. The final assembly group assembles all subassemblies and components into the mechanical head/disk assembly ("HDA"), writes servo information, and performs preliminary testing. To avoid contamination by dust and other particles which may impair the functioning of the disk drive, most assembly takes place under controlled clean room conditions. The final test group connects PCBAs to HDAs, burns-in completed drives and performs final tests.

     The principal components used in JTS' manufacturing process are disks, heads and PCBAs. JTS has three qualified sources each for PCBAs and disks and four qualified sources for heads. JTS Technology imports approximately 85% of the componentry used in the manufacture of disk drives from outside of India. In the past, JTS has experienced delays in obtaining certain components, and there can be no assurance that such delays, or difficulties in obtaining those or other components, will not occur in the future. JTS' inability to obtain essential components or to qualify additional sources as necessary, if prolonged, could have a material adverse effect on JTS' business, operating results and financial condition.

     JTS has developed a comprehensive quality assurance program. All significant electrical and mechanical parts received from outside sources are inspected or tested, normally on a sample basis, and testing and burn-in of certain components and subassemblies occurs during assembly. In addition, JTS performs several in-process quality checks and inspections, both in the PCBA and HDA processes, and a final drive-level quality check prior to packaging. Additional performance and reliability testing is done on a sample basis from each week's production units in order to monitor quality levels and provide corrective action to the factory processes. JTS generally warrants its products against defects in design, materials and workmanship for three years. See "Risk Factors -- Availability of Components and Materials; Dependence on Suppliers," "-- Expansion of Manufacturing Capacity," "-- Dependence on Single Manufacturing Capacity," "-- Risks of International Sales and Manufacturing," and
"-- Production Yields; Product Quality."

RESEARCH AND DEVELOPMENT

     The disk drive industry is characterized by rapid technological change and short product life cycles. As a result, JTS' success will depend upon its ability to develop new products, successfully introduce these products to the market and ramp up production to meet customer demand. Accordingly, JTS is committed to timely development of new products and the continuing evaluation of new technologies. JTS' research and development efforts are presently concentrated on broadening its existing 3.5- and 3-inch product lines and introducing new generations of products with increased capacities and improved performance at a lower cost. In this regard, JTS has designed various high performance features, such as new ASIC/channel technology and advanced head lifters, into its recently-introduced Champion family of hard disk drive. In addition, the Company is currently designing into its disk drives MR head component technology, which allows data to be recorded and read at much higher track densities than MIG or inductive thin-film head technology. JTS expects to begin shipment of Champion drives with recording capacities of up to 3.0 gigabytes and Nordic drives with recording capacities of up to 2.1 gigabytes in the second quarter of fiscal 1998. As of September 30, 1997, JTS employed 572 individuals in engineering.

SALES AND MARKETING; CUSTOMERS

     JTS sells and markets its products through a direct sales force that operates in the United States, Europe and Asia. In addition, JTS sells and markets its products through an international network of distributors to OEMs, VARs and systems integrators. The Company presently has sales offices throughout the world that market JTS disk drives. International sales accounted for 56% of revenues in fiscal 1997.

     A limited number of customers account for a significant percentage of JTS' total revenue. In fiscal 1997, Karma International AG, FutureTech International, Inc. ("FutureTech") and Synnex Information Technology accounted for approximately 30%, 13% and 12%, respectively, of JTS' total revenue. JTS expects that sales to a relatively small number of customers will account for a substantial portion of its net revenues for the foreseeable future, although the companies that comprise JTS' largest customers may change from period to period. In particular, based on existing contracts with FutureTech and Compaq, JTS expects that revenues from these companies will account for a substantial percentage of JTS' revenues in the foreseeable future. The loss of, or decline in orders from, one or more of JTS' key customers would have a material adverse effect on JTS' business, operating results and financial condition.

BUSINESS OF ATARI DIVISION

     Atari was incorporated under the laws of Nevada in May 1984. From 1984 to 1992, Atari designed, manufactured and marketed proprietary personal computers and video games and related software. Over the past several years, Atari has undergone significant change. In 1992 and 1993, Atari significantly downsized operations, decided to exit the computer business and focused on its video game business. As a result, revenues from computer products as a percentage of total revenues declined from 67% in 1993 to 16% in 1994 and 12% in 1995, while sales of entertainment systems and related software and peripheral products and the receipt of royalties represented the balance of revenues in each such year. These actions resulted in significant restructuring charges for closed operations and write-downs of computer and certain video game inventories in 1992 and 1993. (See Note 13 to Consolidated Financial Statements for discussion of segment information.)

     While restructuring, Atari developed its 64-bit Jaguar interactive multimedia entertainment system, which was introduced in selected markets in the fourth quarter of 1993. For 1995 and 1994, total sales of Jaguar and related products were $9.9 million and $29.3 million, respectively, and represented 68% and 76% of Atari's net revenues, respectively. These Jaguar sales were substantially below Atari's expectations, and Atari's business and financial results were materially adversely affected in 1995. Atari presently has a substantial unsold inventory of Jaguar and related products and there can be no assurance that such inventory can be sold at current prices.

     By late 1995, Atari recognized that despite a significant commitment of financial resources to the Jaguar and related products, it was unlikely that Jaguar would ever become a broadly accepted video game console or that Jaguar technology would be broadly adopted by software title developers. As a result, Atari decided to significantly downsize its Jaguar operations. This downsizing resulted in significant reductions in Atari's workforce, and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Accordingly, Atari decided to focus its efforts on selling its inventory of Jaguar and related products and to emphasize its existing licensing and development activities related to multimedia entertainment software for various platforms. As a result of Atari's investment in game design, and programming for its Jaguar software, Atari has ported certain of its Jaguar titles to the IBM PC compatible platform. In this regard, Atari commenced shipment of the PC CD-ROM version of Tempest 2000 in Europe during the first quarter of 1996. In 1997, Atari plans to continue its efforts to license titles for its game library to third party publishers and to sell various properties held for investment purposes.

PATENTS AND LICENSES

     JTS currently owns no patents (other than those acquired from Atari in the Merger) and has licensed in a substantial portion of the technology used in its hard disk drives pursuant to license agreements with Pont, TEAC and Western Digital. If such license agreements were prematurely terminated or if JTS were enjoined from relying upon such licenses due to JTS' alleged or actual breach of such agreements, JTS would be prevented from manufacturing disk drives incorporating technology subject to such licenses. As a result, JTS' business, operating results and financial condition would be materially adversely affected. JTS has filed three United States patents applications. Although JTS believes that patent protection could offer significant value, the rapidly changing technology of the computer industry makes JTS' future success dependent primarily upon the technical competence and creative skills of its personnel rather than on patent protection.

     A license with respect to certain key technology employed in JTS' Nordic disk drives was granted to JTS by TEAC pursuant to a license agreement dated February 4, 1994 (the "TEAC Agreement"). The TEAC Agreement also includes a cross-license with respect to Nordic technology developed jointly by TEAC and JTS, which will be owned jointly by the two companies, and granted certain rights to TEAC with respect to Nordic technology developed independently by JTS, which will be owned solely by JTS. Under the TEAC Agreement, JTS is obligated under certain circumstances to make royalty payments to TEAC in connection with the sale of future generation disk drives incorporating Nordic technology that is jointly developed by JTS and TEAC or independently developed by TEAC. JTS is not obligated to make royalty payments with respect to developments to Nordic technology made independently by JTS, but JTS is obligated to license such developments to TEAC on a royalty-free basis. The TEAC Agreement restricts JTS' ability to sublicense certain technology licensed to JTS. Under the TEAC Agreement, JTS has granted TEAC certain pricing preferences on purchases of Nordic drives. TEAC originally acquired its rights in certain Nordic disk drive technology pursuant to the Agreed Order Compromising Controversies dated February 4, 1994 (the "Order") governing the distribution of the assets of Kalok Corporation. The Order imposes certain restrictions on JTS' right to sublicense, manufacture and sell certain disk drive technology of Kalok Corporation that was transferred to both TEAC and Pont pursuant to the Order.

     In June 1994, JTS entered into a Development Agreement with Compaq which imposes certain restrictions on JTS' ability to sublicense Nordic technology to third parties. In addition, the Development Agreement imposes a royalty obligation upon JTS with respect to the sale of Nordic disk drives to third parties during the term of the agreement. Moreover, Compaq has a right of first refusal with respect to all production of Nordic drives until June 1997 and a right of first refusal to license and/or acquire future JTS technologies and products during the term of the agreement. JTS has also granted certain non-exclusive manufacturing and marketing rights with respect to certain Nordic technology and developments thereto within the term of the Development Agreement.

     In January 1995, JTS and Pont entered into a cross-licensing agreement (the "Pont Agreement") pursuant to which JTS granted to Pont a royalty-free, nonexclusive, perpetual license to use certain JTS and jointly-developed hard disk drive technology, to make developments to such technology and to manufacture and sell in certain territories hard disk drives incorporating such technology. In return, Pont granted to JTS a royalty-free, nonexclusive, perpetual license to use certain Pont and jointly-developed hard disk drive technology, to make developments to such technology and to manufacture and sell in certain territories hard disk drives incorporating such technology. In addition, Pont was obligated to make certain royalty payments to JTS for a limited period of time with respect to the sale of hard disk drives incorporating certain JTS technology.

     In February 1995, the TEAC Agreement, the Order, the Pont Agreement and the Compaq Development Agreement were each amended to permit the license and sublicense by JTS to Western Digital of certain rights in Nordic disk drive technology. In addition, the amendment to the TEAC Agreement provides that JTS will pay certain royalties to TEAC, under certain circumstances, upon the sale of Nordic drives for a limited period of time. The Pont Agreement was also amended to expand the territories in which JTS may manufacture and sell hard disk drives incorporating technology subject to the agreement. JTS and Western Digital concurrently entered into a Technology Transfer and License Agreement pursuant to which Western Digital obtained certain manufacturing and marketing rights to Nordic disk drive technology. The parties have reciprocal, royalty-free, cross-license agreements for future Nordic technology developments, and Western Digital has granted to JTS licenses on existing patents covering its 3-inch hard disk drive technology.

     The Company has exclusive use of the "Atari" name and "Fuji" logo in all areas other than coin-operated arcade video game use. The Company also has a portfolio of other intellectual properties including patents, trademarks, and copyrights associated with the Atari video game and computer businesses. The Company believes that such patents, trademarks and other intellectual property, are important assets. As of May 4, 1997, the Company held approximately 150 patents in the United States and other jurisdictions relating to the business of the Atari division which expire from 1997 to 2010 and had applications pending for three additional patents. There can be no assurance that any of these patent rights will be upheld in the future or that the Company will be able to preserve any of the Atari division's other intellectual property rights. The occurrence of litigation relating to patent infringement or other intellectual property, matters, regardless of the outcome, could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The hard disk drive industry is intensely competitive and dominated by a small number of large companies, including Maxtor, Quantum, Seagate, and Western Digital. In addition, a number of computer companies, such as Toshiba and IBM, have in-house or "captive" disk drive manufacturing operations that produce disk drives for incorporation into their own computers as well as for sale to other OEMs. Many of JTS' competitors have broader product lines than JTS, and all have significantly greater financial, technical and marketing resources. Furthermore, JTS has licensed key 3-inch form factor technology to Western Digital, a competitor in the personal computer disk drive market that could become a significant supplier of 3-inch form factor disk drives to Compaq and other OEMs. See "Initial Efforts to Achieve Market Acceptance of Hard Disk Drive Products." There can be no assurance that JTS will develop and manufacture products on a timely basis with the quality and features necessary to compete effectively. Generally, OEM customers for hard disk drives rely on a limited number of suppliers. As a result, it may be necessary for JTS to displace competitors to increase its net sales. In addition, JTS faces competition from the manufacturing operations of its current and potential OEM customers, which could initiate or increase internal production of hard disk drives and reduce or cease purchasing from independent hard disk drive suppliers such as JTS. Moreover, the hard disk drive industry is characterized by price erosion and resulting pressure on gross margins. JTS expects that hard disk drive prices will continue to decline and that competitors will offer products which meet or exceed the performance capabilities of JTS' current products. Due to such pricing pressures, JTS' future gross margins will substantially depend upon its ability to control manufacturing costs, improve manufacturing yields and introduce new products on a timely basis. Any increase in price competition would have a material adverse effect on JTS' business, operating results and financial condition. JTS may also experience competition from other forms of data storage, including optical storage, flash memory and holographic storage. If JTS' current and prospective customers and end users were to adopt such data storage products as an alternative to JTS' products, JTS' business, operating results and financial condition would be materially adversely affected.

BACKLOG

     JTS' sales are generally made pursuant to purchase orders that are subject to cancellation, modification, quantity reductions or rescheduling without significant penalties. Changes in forecasts, cancellations, rescheduling and quantity reductions may result in excess inventory costs, inventory losses and under-utilization of production capacity and may have a material adverse effect on JTS' business, operating results and financial condition. As a result of the foregoing, JTS' backlog as of any particular date may not be representative of actual sales for any succeeding period. As of May 4, 1997, JTS had a backlog of approximately $5.7 million. Backlog on any given date is not necessarily indicative of total orders for a given period, which may be more or less than expected.

EMPLOYEES

     As of September 30, 1997, JTS (excluding the Atari division) had approximately 6,630 full-time employees, of whom approximately 150 were located in San Jose, California, approximately 6,500 were located in Madras, India, approximately 30 were located in the Far East and seven were located in Europe. Of the full-time employees, approximately 6,000 are engaged in manufacturing, approximately 30 in marketing, sales and service, 572 in engineering and 14 in administration and finance. Due to disappointing sales of Jaguar and related products, Atari reduced its workforce from 101 persons at December 31, 1994 to 73 persons at December 31, 1995 and to 15 persons at December 31, 1996. As of September 30, 1997, the Atari division had five employees in the United States, including three in engineering and product development and two in distribution. In addition, the Atari division had six employees outside the United States engaged in sales and finance.

     The market for well-trained employees with disk drive industry experience is intensely competitive. JTS believes that its future success will depend on its ability to continue to attract and retain a team of highly motivated and skilled individuals. None of JTS' employees is represented by a labor organization. JTS believes that its employee relations are good.

PROPERTIES

     JTS presently leases facilities in San Jose, Sunnyvale and Santa Clara, California; Madras, India; Singapore; Slough, England; and Taipei, Taiwan. JTS' executive and administrative headquarters are located in a 52,000 square foot building in San Jose. The lease on this facility expires in July 2000, and JTS has an option to renew for four years, subject to certain restrictions.

     The Madras facility comprises approximately 85,000 square feet and is used for all of JTS' manufacturing operations. The Madras facility is owned by the Indian Government, and JTS currently pays $14,000 per month for its use. JTS does not have a long-term lease agreement, but rather occupies the Madras facility pursuant to allotment letters from the Development Commissioner of the Madras Export Processing Zone. Such allotment letters authorize JTS to occupy the premises so long as the space is used in the reasonable conduct of JTS' business and rents are paid in a timely fashion. The allotment letters and other benefits associated with conducting business in India, which historically has experienced considerable political instability, are subject to the vagaries of the Indian government and may be withdrawn at any time. JTS currently intends to increase the size of the Madras facility by 40,000 square feet by the end of fiscal 1998.

     The Singapore office comprises approximately 1,500 square feet and is used for JTS' purchasing operations in Southeast Asia. The lease for this facility expires in October 1997. The Taiwan sales office has approximately 1,144 square feet and is used for JTS' marketing and sales operations in Taiwan. The lease for this facility expires in July 1997.

     In addition, JTS leases a 7,200 square feet facility in Sunnyvale, California under a lease which expires in 2001, which is presently being subleased. JTS also leases a 20,200 square feet warehouse facility in Santa Clara, California and a 33,600 square feet international sales facility in Slough, England. Each of these leases was assumed by JTS when it merged with Atari, and each facility is presently used primarily for the Atari division's operations.

     The following table summarizes the principal properties occupied by the
Company:

                                                                        EXPIRATION DATE
        LOCATION                                       SQUARE FOOTAGE      OF LEASE
        ---------------------------------------------  --------------   ---------------
        Administrative and Sales Offices:
          San Jose, California.......................      52,000       July 2000
          Slough, England............................      33,600       September 1997
          Singapore..................................       1,500       July 1997
          Taiwan.....................................       1,144       July 1997
        Manufacturing Facility:
          Madras, India..............................      85,000       *
        Warehouse Facility:
          Santa Clara, California....................      20,200       July 1999

---------------
* Occupied pursuant to allotment letters provided certain conditions are satisfied.

LEGAL PROCEEDINGS

     The Company is a defendant and counter claimant in a civil action for alleged breach of contract brought in U.S. District Court for the Southern District of New York, case number 95 Civ. 1935, by Tradewell, Inc., a New York corporation, seeking specific performance for release of goods having a value of $1.6 million. The Company has counterclaimed seeking specific performance for the purchase of media or, alternatively, damages in the amount of $3.3 million. As a result of a partial resolution, the Company now seeks damages of approximately $2.5 million.

     The Company is a defendant in a civil action brought in England titled Bullfrog Production, Ltd., v. Atari Corporation, Case No. 1996 B No. 584, for which Bullfrog obtained judgment against the Company in the amount of $250,000 plus interest and costs.

     The Company is a plaintiff in a civil action brought in the Superior Court of the State of California in and for the county of Santa Clara brought against Philips Laser Magnetic Storage ("Philips") for breach of contract and breach of implied covenant of good faith and fair dealing arising out of Philips' failure to deliver goods to Atari. Philips has filed a counterclaim to the action for goods sold and delivered and work in process for approximately $3 million.

     On January 23, 1992, certain debenture holders filed an involuntary bankruptcy petition against The Federated Group, Inc., a subsidiary of the Company and formerly a subsidiary of Atari. The case was appealed by the Company to the Ninth Circuit Court of Appeals, and a hearing for oral arguments was held on December 12, 1996. The case was reversed and remanded to the District Court for further proceedings.

     The Company is a defendant in a claim brought by Extron Contract Manufacturing Co. in the Superior court of the State of California in and for the County of Santa Clara for work in material overages in excess of $215,826.33.

     On January 3, 1997, Dusseldorf Securities, Limited ("DSL") and Greystone Capital, Ltd. ("GCL"), through counsel, made a letter demand of the Company for payment of $1,250,000 allegedly due under a letter agreement between DSL and the Company dated December 21, 1996 (the "Agreement"). DSL and GCL claim that the Company owes $1,250,000 as fees for a January 1997 private placement of the Company's stock which was not completed through DSL and/or GCL. On February 26, 1997, DSL and GCL filed suit against the Company in Los Angeles County Superior Court, No. BC166450, entitled Dusseldorf Securities, Limited v. JTS Corporation. The lawsuit asserts claims for breach of contract, breach of warranty, and misrepresentation against the Company and asserts those and other tort claims against Michael Arnous, an individual not affiliated with the Company, through whom it is alleged the Company recently completed a private placement of its securities. An application for writ of attachment was filed and argued on May 9, 1997; the application was denied. The Company has filed counterclaims for breach of contract and fraud.

     The Company is a defendant in a claim brought by Zion Technology, Corp. in the Superior Court of the State of California in and for the County of Santa Clara for goods ordered. The claim is in excess of $66,000.

     The Company is a defendant in a claim brought by Creative Talents, Inc. in the Superior Court of the State of California in and for the County of Santa Clara, Case No. CV765828. The complaint alleges breach of a software licensing agreement. The plaintiff seeks damages in the amount of approximately $297,000.

     The Company is presently, and may become in the future, a defendant in certain other actions relating to the downsizing of Atari's operations. The above actions may include claims for attorneys fees and interest. The Company believes that none of these claims will have a material adverse effect on its business, financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and officers of JTS as of the date of this Prospectus are as follows:

        NAME          AGE                      POSITION(S)
--------------------  ----  --------------------------------------------------
David T. Mitchell      54   Chief Executive Officer, President and Director
Sirjang L. Tandon      55   Chairman of the Board of Directors and Corporate
                            Technical Strategist
Kenneth D. Wing        49   Executive Vice President, Engineering and Chief
                            Operating Officer
Steven L. Kaczeus      62   Chief Technical Officer
Joseph A. Prezioso     36   Acting Chief Financial Officer
Jean D. Deleage(2)     56   Director
Roger W. Johnson(1)    62   Director
Lip-Bu Tan(2)          37   Director
Jack Tramiel(1)(2)     69   Director

------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     MR. DAVID T. MITCHELL joined JTS in May 1995 as Chief Executive Officer and President and is a member of the Board of Directors of JTS. Prior to joining JTS, he served as President, Chief Operating Officer and a director of Conner Peripherals, Inc. commencing in October 1992. Prior to that time, Mr. Mitchell co-founded Seagate, where he served as President, Chief Operating Officer and director.

     MR. SIRJANG L. TANDON founded JTS in February 1994 and served as its Chairman of the Board of Directors, Chief Executive Officer and President from inception until May 1995. Since such time, he has served as Chairman of the Board of Directors and Corporate Technical Strategist. Prior to founding JTS, Mr. Tandon founded and was Chief Executive Officer of Tandon Corporation, a personal computer manufacturing firm. Tandon Corporation filed a petition under the Federal bankruptcy laws in 1993.

     MR. KENNETH D. WING joined JTS in July 1995 as Executive Vice President, Research & Development Quality/Reliability and became Executive Vice President, Engineering and Chief Operating Officer in 1996. Prior to joining JTS, Mr. Wing worked for 14 years at Seagate. During his tenure at Seagate, Mr. Wing served in several capacities, including Vice President of Process Engineering, Vice President of Quality, Vice President of Manufacturing Operations and Vice President of Worldwide Automation. He holds a Bachelor of Science degree in Science and Engineering and a Master of Science in Mechanical Engineering from the University of Michigan.

     MR. STEVEN L. KACZEUS joined JTS in February 1994 as Chief Technical Officer. Prior to joining JTS, he founded Kalok Corporation in 1987 and served in various technical and management positions, most recently as Chairman of the Board of Directors and Chief Technical Officer. Kalok Corporation filed a petition under the Federal bankruptcy laws in 1993. Mr. Kaczeus holds a Master of Science and Bachelor of Science in Mechanical Engineering from the University of Bridgeport and University of Budapest, Hungary, respectively.

     MR. JOSEPH A. PREZIOSO joined JTS in February 1997 as Vice President and Corporate Controller and served in that position until his appointment as Acting Chief Financial Officer in June 1997. Prior to joining JTS, Mr. Prezioso served as Manager of Financial Planning in the Technology Products Group and Manager of Worldwide Financial Reporting for IBM. Mr. Prezioso succeeded Ms. W. Virginia Walker, who resigned as Chief Financial Officer on May 30, 1997.

     MR. JEAN D. DELEAGE has served as a Director of JTS since 1995. He has been a managing partner of Burr, Egan, Deleage & Co., a major venture capital firm in San Francisco and Boston, since its formation in 1979. He has been a managing general partner of Alta California Partners, L.P. since its formation in 1996. He is (or has been) on the Board of Directors of many companies, including Tandon Corporation, Chiron Corporation, Versaflex Delivery Systems, SyQuest Technology, Stratagene Cloning Systems and Interpore International. He was the founder of Sofinnova, a venture capital organization in Paris, and in 1976 formed Sofinnova, Inc. (the U.S. subsidiary of Sofinnova). He holds a Master's Degree in Electrical Engineering from Ecole Superieure d'Electricite and a Ph.D. in Economics from the Sorbonne. In 1984, he was awarded the Ordre National du Merite, and in 1993, he was awarded the Legion of Honor from the French government in recognition of his career accomplishments.

     MR. ROGER W. JOHNSON became a director of JTS in April 1996. He served as Administrator of the United States General Services Administration from July 1993 to March 1996. From 1984 to 1993, Mr. Johnson served as Chairman of the Board and Chief Executive Officer of Western Digital. Mr. Johnson received a Bachelor of Business Administration from Clarkson University and a Master of Business Administration in Industrial Management from the University of Massachusetts.

     MR. LIP-BU TAN became a director of JTS in 1995. He has served as General Partner of the Walden Group, a venture capital firm, since 1985. He is also the founder and Chairman of Walden International Investment Group in Asia. Mr. Tan received a Bachelor of Science degree from Nanyang University, Singapore, a Master of Science in Nuclear Engineering from the Massachusetts Institute of Technology and a Master of Business Administration from the University of San Francisco, where he served on the Advisory Council and the Board of Trustees. Mr. Tan is also a director of Creative Technology Ltd. and Premisys Communications, Inc.

     MR. JACK TRAMIEL became a director of JTS in June 1996 when Atari merged with JTS. Mr. Tramiel and a group of associates purchased Atari Corporation May 1984 and Mr. Tramiel served as Atari's Chairman of the Board of Directors until June 1996. Mr. Tramiel served as Atari's Chief Executive Officer from May 1984 through May 1988.

     All directors hold office until the next annual meeting of stockholders at which their term expires and until their successors have been duly elected and qualified. Executive officers of JTS are appointed by and serve at the discretion of the Board of Directors of JTS. There are no family relationships among any of the directors, officers or key employees of JTS.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of JTS has an Audit Committee, a Compensation Committee and a Non-Officer Stock Option Committee. The Audit Committee consists of Messrs. Jack Tramiel and Roger W. Johnson. The Audit Committee makes recommendations to the Board regarding the selection of independent auditors, reviews the results and scope of audits and other services provided by JTS' independent auditors, and reviews and evaluates JTS' internal audit and control functions.

     JTS' Compensation Committee consists of Messrs. Jack Tramiel, Lip-Bu Tan and Jean D. Deleage. The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's 1995 Stock Option Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate.

     JTS' Non-Officer Stock Option Committee consists of Mr. David T. Mitchell. The Non-Officer Stock Option Committee administers the Company's 1995 Amended and Restated Stock Option Plan, including the granting of any options under such plan.

DIRECTOR COMPENSATION

     The members of JTS' Board of Directors do not currently receive any cash compensation from JTS for their services as members of the Board of Directors or any committee thereof. Roger W. Johnson, a director of JTS, provides consulting services to JTS pursuant to a two-year agreement which compensates Mr. Johnson in the amount of $2,000 per month. Mr. Johnson's consulting agreement expires in April 1998.

     In March 1996, the JTS Board adopted the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan") to provide for the automatic grant of options to purchase shares of JTS Common Stock to non-employee directors of JTS ("Non-Employee Directors"). The maximum number of shares of JTS Common Stock that may be issued pursuant to options granted under the Directors' Plan is 500,000. Pursuant to the express terms of the Directors' Plan, each Non-Employee Director (other than a compensated Chairman of the Board) who is elected to the JTS Board for the first time after adoption of the Directors' Plan and each other Non-Employee Director (other than a compensated Chairman of the Board) who is reelected to the JTS Board at or after the 1998 stockholders meeting will automatically be granted an option to purchase 50,000 shares of Common Stock on the date of his or her election or reelection to the Board. Thereafter, each Non-Employee Director (other than a compensated Chairman of the Board) will automatically be granted an option to purchase an additional 50,000 shares of Common Stock under the Directors' Plan on the date any and all previous options or stock purchases by such person, either under the Directors' Plan or otherwise, become fully vested. Neither directors of JTS serving on the date the Directors' Plan was adopted nor former directors of Atari appointed to the JTS Board in connection with the Merger have received option grants under the Directors' Plan, nor will such individual's be eligible to receive such grants until the 1998 stockholders' meeting.

     Outstanding options under the Directors' Plan vest in two equal annual installments measured from the date of grant. The exercise price of options granted under the Directors' Plan shall equal the fair market value of the Common Stock on the date of grant. No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date of grant. Options granted under the Directors' Plan are generally non-transferable. The Directors' Plan will terminate in March 2006, unless earlier terminated by the Board.

     In the event of the dissolution, liquidation or sale of substantially all of the assets of JTS, a specified form of merger, consolidation or reorganization involving JTS or an acquisition transaction resulting in the change in control of the voting power of JTS' voting securities, options outstanding under the Plan will automatically become fully vested and will terminate if not exercised prior to such event.

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal years ended February 2, 1997, January 28, 1996 and January 27, 1995, the compensation paid to or earned by JTS' Chief Executive Officer and JTS' five other most highly compensated executive officers whose total annual salary and bonuses exceeded $100,000 as of February 2, 1997 (together, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                    ANNUAL              ------------
                                                                 COMPENSATION            SECURITIES
                                                          ---------------------------    UNDERLYING
              NAME AND PRINCIPAL POSITION                 YEAR   SALARY($)   BONUS($)    OPTIONS(#)
--------------------------------------------------------  -----  ---------   --------   ------------
David T. Mitchell(1)....................................  1997   $ 250,000        --     1,000,000
  President and Chief Executive Officer                   1996     226,972        --        --
                                                          1995     139,081        --        --
Sirjang L. Tandon(2)....................................  1997     200,000        --        --
  Chairman of the Board of Directors and                  1996     176,923        --        --
  Corporate Technical Strategist                          1995     161,538        --        --
Kenneth D. Wing(3)......................................  1997     225,000        --      600,000
  Executive Vice President, Engineering and Chief
  Operating                                               1996     199,835        --      100,000
  Officer                                                 1995     103,790        --        --
Amit Chokshi(4).........................................  1997     203,846        --      200,000
  Executive Vice President, Worldwide Materials           1996     104,327        --      200,000
                                                          1995          --        --        --
W. Virginia Walker(5)...................................  1997     225,000        --      200,000
  Executive Vice President, Finance                       1996      49,327        --        --
  and Administration, Chief                               1995          --        --        --
  Financial Officer and Secretary

---------------

(1) Mr. Mitchell became Chief Executive Officer of JTS in May 1995. Mr. Mitchell purchased 2,000,000 shares of restricted Common Stock in fiscal 1996 at a price of $0.25 per share, 250,000 shares of which were immediately vested. The remaining 1,750,000 shares are subject to a right of repurchase by JTS which lapses as to 1/48th of such shares monthly, commencing on January 5, 1996. Mr. Mitchell purchased 1,000,000 shares of restricted Common Stock in fiscal 1997 at a price of $1.00 per share, none of which shares are subject to a right of repurchase by JTS. The dollar value to Mr. Mitchell of each such purchase, net of the consideration paid by Mr. Mitchell, was zero on the date of each such purchase.

(2) Mr. Tandon served as Chief Executive Officer of JTS from February 1994 to May 1995. Mr. Tandon purchased 1,000,000 shares of restricted Common Stock in fiscal 1997 at a price of $1.00 per share, none of which shares are subject to a right of repurchase by JTS. The dollar value to Mr. Tandon of such purchase, net of the consideration paid by Mr. Tandon, was zero on the date of purchase.

(3) Mr. Wing became Executive Vice President, Research & Development Quality/Reliability of JTS in July 1995 and became Executive Vice President, Engineering and Chief Operating Officer in 1996. Mr. Wing purchased 300,000 shares of restricted Common Stock in fiscal 1996 at a price of $0.25 per share. Such 300,000 shares are subject to a right of repurchase by JTS which lapsed with respect to one-eighth of such shares in January 1996 and which lapses as to 1/48th of such shares monthly thereafter. The dollar value to Mr. Wing of such purchase, net of the consideration paid by Mr. Wing, was zero on the date of such purchase. The Company made a $160,000 loan to Mr. Wing, of which $80,000 of principal and accrued interest was forgiven on January 1, 1996 and the remainder of which was forgiven on January 1, 1997. See "Employment Agreement."

(4) Mr. Chokshi became Vice President, Worldwide Operations and Managing Director of India Operations of JTS in June 1995 and became Executive Vice President, Worldwide Materials in 1996. Mr. Chokshi terminated his employment with the Company in July 1997.

(5) Ms. Walker joined JTS in November 1995. Annual compensation for fiscal 1996 reflects salary paid from November 1995 to January 28, 1996. Ms. Walker resigned from the Company on May 30, 1997.

EMPLOYMENT AGREEMENT

     In June 1995, Kenneth D. Wing, Executive Vice President, Research & Development Quality/Reliability who became Executive Vice President, Engineering and Chief Operating Officer of JTS in 1996, entered into an employment agreement with JTS which provides for an annual base salary of $225,000, eligibility for annual bonuses and severance package that, under certain circumstances, provides that Mr. Wing will continue to receive his base salary until June 1997 in the event he is terminated prior to such time. In addition, the employment agreement provided for a $160,000 loan, of which $80,000 of principal and accrued interest was forgiven on January 1, 1996 and the remainder of which was forgiven on January 1, 1997.

1995 STOCK OPTION PLAN

     In April 1996, JTS amended and restated its 1995 Stock Option Plan (the "1995 Plan"), which was adopted in March 1995 and subsequently amended in July 1997. Under the 1995 Plan, as amended and restated, an aggregate of 14,000,000 shares of JTS Common Stock have been reserved for issuance upon exercise of options granted to employees, officers and directors of an consultants to JTS. As of September 30, 1997, options to purchase approximately 7,449,284 shares of JTS Common Stock had been granted under the 1995 Plan and were outstanding. The 1995 Plan will terminate in February 2006, unless sooner terminated by the Board of Directors.

     The 1995 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Code and nonstatutory stock options. The Compensation Committee of the Board of Directors administers the 1995 Plan. The Board of Directors has also established a Non-Officer Stock Option Committee, consisting of David T. Mitchell, JTS' President, Chief Executive Officer and Director, with authority to grant sock options to persons who are not at the time of the grant of the options subject to Section 16 of the Exchange Act. As used herein with respect to the 1995 Plan, the JTS Board refers to the Compensation Committee, the Non-Officer Stock Option Committee as well as to the Board of Directors of JTS. The JTS Board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each option, to establish vesting schedules, to specify the type of consideration to be paid upon exercise and, subject to certain restrictions, to specify other terms of the options. The maximum term of options granted under the 1995 Plan is ten years. Options granted under the 1995 Plan generally are nontransferable and generally expire three months after the termination of an optionee's employment, directorship or consulting relationship with JTS. In general, if an optionee becomes permanently disabled or dies while employed or retained by JTS, such person's options generally may be exercised up to 12 months after his or her disability and up to 18 months after his or her death.

     The exercise price of incentive stock options granted under the 1995 Plan must equal at least the fair market value of JTS' Common Stock on the date of grant. The exercise price of nonstatutory stock options granted under the 1995 Plan must equal at least 85% of the fair market value of JTS' Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the terms of these options cannot exceed five years. Options under the 1995 Plan typically become exercisable over four years, as to one-eighth of the shares subject to such options six months after the date of grant and as to 1/48th of such shares each month thereafter.

     The 1995 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to the 1995 Plan and the class, number of shares and price per share of stock subject to such outstanding options in the event of stock splits, stock dividends, recapitalizations and similar events. Under the 1995 Plan, the Board of Directors has discretion in connection with a merger, consolidation or liquidation involving JTS to provide that outstanding options shall be terminated or shall be assumed or otherwise continued or to provide for the accelerated vesting of outstanding options.

401(K) PLAN

     On January 22, 1996, JTS adopted the JTS Corporation Employee 401(k) Saving Plan ("the 401(k) Plan") covering all of JTS' employees, except collectively bargained employees and employees who are nonresident aliens with no United States source income. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by up to the lesser of 15% of eligible compensation or the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, matching contributions and profit sharing contributions to the Plan by JTS on behalf of all participants. JTS has not made any such contributions to date. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by JTS to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and contributions by JTS, if any, are deductible by JTS.

                       OPTION GRANTS IN FISCAL YEAR 1997

     The following table contains information concerning the grant of stock options under the 1995 Plan to each Named Executive Officer during fiscal 1997:

                                          INDIVIDUAL GRANTS
                     -----------------------------------------------------------     POTENTIALLY REALIZABLE
                                      PERCENTAGE OF                                     VALUE AT ASSUMED
                       NUMBER OF      TOTAL OPTIONS                                  ANNUAL RATES OF STOCK
                      SECURITIES       GRANTED TO                                    PRICE APPRECIATION FOR
                      UNDERLYING      EMPLOYEES IN     EXERCISE OR                      OPTION TERMS(3)
                        OPTIONS          FISCAL        BASE PRICE     EXPIRATION    ------------------------
       NAME          GRANTED(#)(1)     YEAR(%)(2)        ($/SH)          DATE         5%($)         10%($)
-------------------  -------------    -------------    -----------    ----------    ----------    ----------
David T. Mitchell      1,000,000           14.5%          $2.94       1/26/2007     $1,852,200    $4,674,600
Sirjang L. Tandon             --             --              --           --                --            --
Kenneth D. Wing          400,000            5.8            4.00       7/14/2006      1,008,000     2,544,000
                         200,000            2.9            2.94       1/26/2007        370,440       934,920
Amit Chokshi             100,000            1.4            4.00       7/14/2006        252,000       636,000
                         100,000            1.4            2.94       1/26/2007        185,220       467,460
W. Virginia Walker       100,000            1.4            4.00       7/14/2006        252,000       636,000
                         100,000            1.4            2.94       1/26/2007        185,220       467,460

---------------

(1) Under the 1995 Plan, options granted to employees vest at the rate of one-eighth at the end of six months from the grant date and an additional 1/48 per month until all options have become vested at the end of four years' service. In the event an option was granted to an existing employee of JTS (rather than a newly-hired employee), such option shall vest at the rate described above based on the grant date of such option.

(2) Based on total grants of options to purchase 6,896,670 shares of Common
    Stock.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended February 2, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers as of February 2, 1997:

                                                                       NUMBER OF
                                                                      SECURITIES           VALUE OF
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED        IN-THE-MONEY
                                                                      OPTIONS AT          OPTIONS AT
                                                                        FISCAL              FISCAL
                                                                      YEAR-END(#)       YEAR-END($)(1)
                                 SHARES ACQUIRED        VALUE        EXERCISABLE/        EXERCISABLE/
             NAME                ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE      UNEXERCISABLE
-------------------------------  ---------------     -----------     -------------     ----------------
David T. Mitchell                         --                --         0/1,000,000           0/$435,000
Sirjang L. Tandon                         --                --                  --          --
Kenneth D. Wing                       16,667           $82,300       70,833/612,500    $39,063/$221,353
Amit Chokshi                              --                --       35,416/316,667    $65,103/$43,700
W. Virginia Walker                        --                --       14,583/185,417          0/$43,700

---------------

(1) Fair market value of Common Stock at February 2, 1997 ($3.375), minus the exercise price of the options, multiplied by the number of shares underlying the options.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the DGCL, JTS' Certificate of Incorporation provides that no director of JTS will be personally liable to JTS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to JTS or to its stockholders, (ii) for acts or omissions not made in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit. In addition, JTS' Bylaws provide that any director or executive officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to JTS will be indemnified to the fullest extent permitted by the DGCL.

     JTS has entered into indemnification agreements with each of its directors and executive officers under which JTS has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being a director or officer of JTS. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

     There is no pending litigation or proceeding involving a director or officer of JTS as to which indemnification is being sought, nor is JTS aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

     Since JTS' inception in February 1994, JTS has maintained significant business relationships with JTS Technology, Tantec Magnetics, Inc., a California corporation ("Tantec"), and Maazda Travel, Inc. ("Maazda"). Mr. Sirjang L. Tandon, JTS' Chairman and Corporate Technical Strategist, or members of his immediate family, directly or indirectly own controlling equity interests in both Tantec and Maazda and owned a controlling interest in JTS Technology prior to JTS' acquisition of a 90% interest in JTS Technology. In fiscal 1996, JTS Technology provided subassembly and final assembly manufacturing services to JTS for which JTS had made aggregate payments to JTS Technology of approximately $13.0 million, and JTS has provided certain equipment on consignment to JTS Technology with an aggregate value of approximately $4.4 million. Tantec has provided certain hard disk drive component parts, test equipment and services to JTS for which JTS had made aggregate payments to Tantec of approximately $366,000 and $295,000 in fiscal 1995 and 1996, respectively, and JTS sold certain hard disk drives to Tantec with an aggregate value of approximately $653,000 in fiscal 1996. During fiscal 1996, JTS made aggregate payments to Maazda, JTS' principal travel agent, of approximately $100,000.

     From February 1994 to February 1995, JTS received bridge loans aggregating approximately $2.9 million from certain significant JTS stockholders evidenced by secured convertible notes (the "First Financing Notes"). The First Financing Notes accrued interest at a rate of 8.5% per annum. All of the First Financing Notes were canceled and the principal outstanding thereunder was converted into shares of JTS Series A Preferred Stock in connection with the JTS Series A Preferred Stock financing in February 1995 (the "First Series A Financing"). JTS sold an aggregate of 16,200,000 shares of JTS Series A Preferred Stock in the First Series A Financing for a purchase price of $1.00 per share in exchange for cash and cancellation of indebtedness. Purchasers of JTS Series A Preferred Stock in the First Series A Financing included the following:

                                                                                                AMOUNT OF
                                                                                                INDEBTEDNESS
                                         SHARES OF JTS SERIES A                                  CANCELED
             PURCHASER(S)                PREFERRED PURCHASED (#)     CASH CONSIDERATION ($)        ($)
---------------------------------------  -----------------------     ----------------------     ----------
Entities affiliated with Burr, Egan,
  Deleage & Co.(1).....................         2,500,000                  $1,673,374           $  826,626
Entities affiliated with Sofinnova
  Management, L.P.(2)..................         1,000,000                     709,349              290,651
Steven L. Kaczeus(3)...................           223,511                          --              223,511

---------------

(1) Jean D. Deleage, a director of JTS, is Managing General Partner of Burr, Egan, Deleage & Co. ("Burr Egan").

(2) Alain L. Azan is a Managing General Partner of three funds affiliated with Sofinnova Management, L.P. ("Sofinnova").

(3) Steven L. Kaczeus is the Chief Technical Officer of JTS.

     In connection with the First Series A Financing and pursuant to that certain Debt Cancellation Agreement, dated as of February 3, 1995, by and among JTS, Tantec and Mr. Tandon, JTS issued 2,202,227 shares of JTS Series A Preferred Stock to Tantec in exchange for the cancellation of $2,202,227 of indebtedness owed by JTS to Tantec.

     In June 1995, JTS received bridge loans aggregating approximately $2.75 million from certain significant JTS stockholders, evidenced by secured convertible notes (the "Second Financing Notes"). The Second Financing Notes accrued interest at a rate of 8% per annum. All of the Second Financing Notes were canceled and the principal amount outstanding thereunder was converted into shares of JTS Series A Preferred Stock in connection with a JTS Series A Preferred Stock financing in August 1995 (the "Second Series A Financing"). JTS sold an aggregate of 12,496,370 shares of JTS Series A Preferred Stock in the Second

Series A Financing for a purchase price of $1.00 per share in exchange for cash and cancellation of indebtedness. Purchasers of JTS Series A Preferred in the Second Series A Financing included the following:

                                                                                                AMOUNT OF
                                                                                                INDEBTEDNESS
                                         SHARES OF JTS SERIES A                                  CANCELED
             PURCHASER(S)                PREFERRED PURCHASED (#)     CASH CONSIDERATION ($)        ($)
---------------------------------------  -----------------------     ----------------------     ----------
Entities affiliated with the Walden
  Group of Venture Capital Funds(1)....         3,000,000                  $3,000,000                   --
Entities affiliated with Burr Egan.....         1,437,500                     437,500            1,000,000
David T. Mitchell(2)...................         1,010,196                          --            1,010,196
Entities affiliated with Sofinnova.....           500,000                     500,000                   --
Steven L. Kaczeus......................            37,000                      37,000                   --

---------------

(1) Lip-Bu Tan, a director of JTS, is a General Partner of the Walden Group.

(2) David T. Mitchell is the President, Chief Executive Officer and a member of the Board of Directors of JTS.

     During fiscal 1996, in connection with the Technology Transfer and Licensing Agreement between JTS and Western Digital, JTS provided certain hard disk drive components to Western Digital, a principal stockholder of JTS, with an aggregate value of approximately $358,000. In addition, JTS received aggregate milestone payments of approximately $5.3 million from Western Digital in fiscal 1996. See "Business -- Initial Efforts to Achieve Market Acceptance of Hard Disk Drive Products."

     In January 1996, JTS made loans to each of David T. Mitchell, Kenneth D. Wing, Virginia Walker and David B. Pearce in connection with the purchase by such individuals of 2,000,000 shares, 300,000 shares, 250,000 shares and 450,000 shares of JTS Common Stock, respectively, at a purchase price of $0.25 per share. Each purchaser executed a restricted stock purchase agreement (each, a "Restricted Stock Purchase Agreement") granting JTS a right of repurchase as to such shares in the event the purchasers' employment with JTS terminates. With respect to Mr. Mitchell, 250,000 shares of the JTS Common Stock purchased were immediately vested, and JTS' repurchase right lapses monthly with respect to the remainder of such shares at the rate of 1/48th per month. With respect to the shares purchased by Mr. Wing, JTS' repurchase right lapsed as to one-eighth of such shares in January 1996 and as to 1/48th of such shares monthly thereafter. With respect to the shares purchased by Ms. Walker, JTS' repurchase right lapsed as to one-eighth of such shares in May 1996 and as to 1/48th of such shares monthly thereafter. With respect to the shares purchased by Mr. Pearce, 253,125 shares of the JTS Common Stock purchased were immediately vested and 14,063 additional shares had vested at the time Mr. Pearce's employment with JTS terminated. In March 1996, JTS repurchased 182,812 shares of JTS Common Stock from Mr. Pearce. In addition, the Restricted Stock Purchase Agreements provide that JTS' repurchase right shall lapse entirely upon certain events following a change in control of JTS.

     From January 1996 to April 1996, JTS received an aggregate of approximately $2.0 million in bridge loans evidenced by promissory notes (the "Bridge Notes"), from certain significant stockholders of JTS. The Bridge Notes accrued interest at a rate of 10% per annum and were canceled after principal and accrued interest were paid in full in July 1996. Individuals and entities to whom Bridge Notes were issued included the following:

                                                                  PRINCIPAL AMOUNT OF
                               STOCKHOLDER(S)                       BRIDGE NOTE ($)
            ----------------------------------------------------  -------------------
            Tantec..............................................      $ 1,000,000
            Entities affiliated with Burr Egan..................          260,000
            Entities affiliated with the Walden Group of Venture
              Capital Funds.....................................          200,000
            Entities affiliated with Sofinnova..................           99,900

     In March 1996, JTS made loans to each of David T. Mitchell and Sirjang L. Tandon in connection with the purchase by such individuals of 1,000,000 shares of Common Stock each at a purchase price of $1.00 per share. Each purchaser executed a restricted stock purchase agreement. All of the shares held by each purchaser are immediately vested. The dollar value to each purchaser, net of the consideration paid, was zero on the date of each such purchase.

     In April 1996, JTS acquired a 90% interest in JTS Technology in exchange for issuing 1,911,673 shares of JTS Series A Preferred Stock (which converted into Common Stock on a one-for-one basis upon the closing of the Merger) and a warrant to purchase 750,000 shares of JTS Common Stock at an exercise price of $0.25 per share to Lunenburg S.A., an affiliate of Sirjang L. Tandon. Such warrant is immediately exercisable as to 500,000 shares and becomes exercisable as to 250,000 shares when certain credit facilities in India are made available to JTS Technology in the amount of at least $29 million. JTS has a right of first refusal to purchase the remaining 10% equity interest in JTS Technology, owned by a family member of Sirjang Lal Tandon, at 10% of the net book value of JTS Technology at the time of the purchase.

     A family member of Sirjang Lal Tandon, JTS' Chairman and Corporate Technical Strategist, has guaranteed the secured short term borrowings and secured long term loans of JTS Technology furnished by certain Indian banks. See Notes 4 and 5 to the Financial Statements to the Hard Disk Drive Division of JTS Technology (India) Private Ltd.

     In September 1996, JTS and Jack Tramiel, a director of the Company, entered into that certain Agreement for Purchase and Sale of Real Property with Repurchase Option and related documents, pursuant to which JTS sold to Mr. Tramiel certain properties in Texas and Southern California in exchange for $10,000,000. The properties had been acquired by the Company in connection with its merger with Atari in July 1996. Mr. Tramiel was a director of Atari prior to the Merger. The property was sold to Mr. Tramiel at fair value and the Company has an option to repurchase the property one year from the date of sale for $10,000,000.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer, or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's Bylaws.

     JTS believes that all of the transactions set forth above were made on terms no less favorable to JTS than could have been obtained from unaffiliated third parties. All future transactions, including loans, between JTS and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the JTS Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and have been and will be on terms no less favorable to JTS than could be obtained from unaffiliated third parties.

              PRINCIPAL STOCKHOLDERS AND SELLING SECURITY HOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of September 30, 1997 (unless otherwise noted) held by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and Named Executive Officer of the Company, (iii) the Selling Security Holders and Registration Rights Holder, and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated below, to the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law. None of the Selling Security Holders is currently an affiliate of the Company or has had a material relationship with the Company during the last three years. Except as otherwise provided below, the address of each person listed below is c/o the Company, 16 Baypointe Parkway, San Jose, California 95134.

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
SELLING SECURITY HOLDERS AND REGISTRATION
  RIGHTS HOLDERS:
Amber Arbitrage LDC(2)...................     14,933,604             0%     14,933,604         9.4%
Advantage Fund Limited(3)................          5,913          5,913              0           0
Wharton Capital Corporation(4)...........         37,500         37,500              0           0
Capital Ventures International(5)........          2,086          2,086              0           0
Jawahar L. Tandon(6).....................        337,778        337,778              0           0
Devinder & Usha Tandon(7)................        337,778        337,778              0           0
J. & S. Tandon, LLC......................      1,013,335      1,013,335              0           0
D. & U. Tandon, LLC......................      1,013,335      1,013,336              0           0
Jean Deleage(8)..........................      3,937,500      3,937,500              0           0
Brentwood Associates VI, L.P.............      2,602,083      2,602,083              0           0
B. Kipling & Mary Ann Hagopian(9)........         75,000         75,000              0           0
Mr. & Mrs. Pennington(10)................         75,000         75,000              0           0
Roger C. Davisson(11)....................         25,000         25,000              0           0
Jos Henkens(12)..........................      3,826,424      3,826,424              0           0
Richard J. Testa.........................         20,000         20,000              0           0
Jasper A. Welch..........................         10,000         10,000              0           0
Robert Easton............................         10,000         10,000              0           0
McLane Harper Charitable
  Foundation(13).........................        100,000        100,000              0           0
C. Kevin Landry..........................        325,000        325,000              0           0
TA Associates Money Purchase Pension Plan
  & Trust FBO Katherine Cromwell(14).....         25,000         25,000              0           0
Jacqueline C. Morby......................         37,500         37,500              0           0
S. N. Venture Capital, Inc...............        250,000        250,000              0           0
Alain Azan(15)...........................      1,500,000      1,500,000              0           0
Steve Kaczeus, Sr........................        450,199        260,511        189,688           *
Richard D. DeGolia(16)...................         18,500         18,500              0           0
William Elmore...........................         50,000         50,000              0           0
Roger H. Lustberg........................         48,000         48,000              0           0
James A. Hamilton........................         38,750         38,750              0           0
Jeffrey L. DuRocher(17)..................        200,250        200,250              0           0
Michael P. Whalen........................         22,250         22,250              0           0
James L. Loss............................          8,750          8,750              0           0
Thomas Harnsberger.......................          7,000          7,000              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
L. Andrew Gifford........................          3,500          3,500              0           0
Martin J. Thompson.......................          3,500          3,500              0           0
J. Frederick Simmons.....................         30,000         30,000              0           0
William M. Wardlaw.......................         19,000         19,000              0           0
William H. Emer..........................         15,000         15,000              0           0
Timothy F. Sylvester.....................          1,000          1,000              0           0
Lip-Bu Tan(18)...........................      1,533,469      1,533,469              0           0
Richard C. DeGolia and Sallie V.D.
  DeGolia................................          6,500          6,500              0           0
Marie-Helene Habert-Dassault.............        100,000        100,000              0           0
Gilde Investment Management(19)..........        544,500        544,500              0           0
Teddy Hadlono............................          5,000          5,000              0           0
Greg Kudo................................         20,000         20,000              0           0
David T. Mitchell(20)....................      4,135,196      1,010,196      3,125,000         2.8%
SBCB Holdings............................      1,000,000      1,000,000              0           0
Goldman Sachs International..............      4,100,000      4,100,000              0           0
Lunenberg S.A............................      2,411,673      2,411,673              0           0
Venture Leasing and Lending, Inc.........        346,432        346,432              0           0
WALDEN INVESTORS
600 Montgomery Street Investors..........          7,448          7,448              0           0
Leo M. Alchimisti........................          4,297          4,297              0           0
Associates of Huntington.................          4,297          4,297              0           0
Bradford S. Barr.........................            287            287              0           0
Clifford Barr............................          4,297          4,297              0           0
Gregory E. Barr..........................            287            287              0           0
Todd A. Barr.............................            287            287              0           0
Kent T. Baum.............................          2,005          2,005              0           0
Robert I. & Peggy O. Beaver..............          4,297          4,297              0           0
Nicholas J. Bez..........................         14,323         14,323              0           0
Eugene D. Brody..........................          4,297          4,297              0           0
Keith A. Brooks..........................          2,865          2,865              0           0
Trustee, Keith A. Brooks, DMD Self-
Employed Profit Sharing Plan
Hazel D. Burger..........................            859            859              0           0
Camir Investment Company.................          4,297          4,297              0           0
Chester & Catherine Chastek..............          4,297          4,297              0           0
Cox Living Trust.........................          2,149          2,149              0           0
Cummings Family Partnership..............          8,594          8,594              0           0
William Cvengros.........................            573            573              0           0
Henry S. Dakin...........................          8,594          8,594              0           0
Davis Family Trust.......................          4,297          4,297              0           0
Under Agreement Dtd 1/15/74
Paul Ginsburg, Trustee
DBD Investment...........................          4,297          4,297              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Leonard S. Eber & Robin G. Eber..........            716            716              0           0
and Successors, in trust as Trustees of
the Leonard S and Robin G Eber Family
Trust Dtd 9/14/84
R. Jay Engel.............................          2,149          2,149              0           0
Profit Sharing Plan & Trust
R. Jay Engel.............................          2,149          2,149              0           0
Pension Plan & Trust
1st Trust & Co., Custodian...............          2,865          2,865              0           0
FBO William W. Fay IRA Rollover
Joseph Fragola...........................            358            358              0           0
Richard N. Frank.........................          4,297          4,297              0           0
as Trustee and the Successor Trustees, of
the Richard N. Frank Living Trust dtd
1/21/88
Richard Roger Frank......................            716            716              0           0
Ralph Frank, Jr. ........................            716            716              0           0
Trustee of the Ralph Frank Jr. Trust
Dated 10/25/91
Susan A. Frank...........................            716            716              0           0
The Friedman Group Ltd...................          2,005          2,005              0           0
F&R Rubenstein Partners, L.P.............          1,432          1,432              0           0
J&R Rubenstein Partners, L.P.............          1,432          1,432              0           0
Eugene Garfinkle and Jack M. Garfinkle...          2,865          2,865              0           0
as Tenants-In-Common
Willis Gelston...........................            358            358              0           0
Bernard Gore.............................            716            716              0           0
Yoel I. Haller...........................            716            716              0           0
as Trustees of the Yoel I. & Carol M.
Haller
By-Pass Trust dated 1/22/88
Harriet Hansen Living Trust..............          5,729          5,729              0           0
DTD 12/2/93 Harriet Hansen Trustee
James B. Hansen..........................          2,865          2,865              0           0
Robert J. Harrison.......................          2,149          2,149              0           0
Trustee of the Robert J. Harrison Living
Trust
Harris Trust & Savings Bank as Trustee...          5,729          5,729              0           0
for the Robbins & Myers, Inc. Pension
Trust
Ann S. Hedges Revocable Trust, dtd
  6/22/93................................          2,148          2,148              0           0
Ann S. Hedges, Trustee
Benjamin Hedges..........................          2,148          2,148              0           0
George R. Hermach........................          1,432          1,432              0           0
Howard Properties Money Purchase
  Pension................................          2,148          2,148              0           0
Plan and Trust, DTD 5/30/76
William L. & Nancy R. Hudson.............          1,432          1,432              0           0
Nancy Tilden Jackman.....................          2,865          2,865              0           0
Norman C & Marie H. Jack.................          4,297          4,297              0           0
Trustees UDT Living Revocable Trust DTD
12/11/86
Dennis Jaffe.............................            716            716              0           0
KL & P Investments.......................          4,297          4,297              0           0
Daniel Koshland..........................          4,297          4,297              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Douglas Koshland.........................          4,297          4,297              0           0
Marian Koshland..........................          4,297          4,297              0           0
Trust under the will of Anna Krieger.....          4,297          4,297              0           0
Alfred Krieger et al, Trustees
Marvin Kristan...........................            716            716              0           0
Kim Rosen................................          1,146          1,146              0           0
Luria Family Trust.......................          4,583          4,583              0           0
Maltzman Investment Company..............          2,865          2,865              0           0
Michael S. Orwitz........................          1,146          1,146              0           0
Pacific Mutual Life Insurance............         57,292         57,292              0           0
MARBERT III..............................            859            859              0           0
Lorraine F. Petitfils....................          4,297          4,297              0           0
Pomona College...........................         21,485         21,485              0           0
Gary B. Rappaport........................          1,432          1,432              0           0
William H. Roberts.......................          2,148          2,148              0           0
Robland Company..........................          4,297          4,297              0           0
Scott A. & Louise S. Rogers..............          5,729          5,729              0           0
Trustees Scott & Louise Rogers Family
Trust dtd 8/25/89
Susan S. Rosenberg.......................            716            716              0           0
Andrew Rosenblatt and Erica Wilner
  Rosenblatt.............................            358            358              0           0
Randall A. Rose..........................          1,432          1,432              0           0
Robert S. Rubenstein.....................          1,432          1,432              0           0
Joseph Schwartz 11/5/90 Trust............          2,148          2,148              0           0
Joseph Schwartz, Trustee
LLewelyn A. & Mary J. Shelton............          2,865          2,865              0           0
Trustees LLewelyn A. & Mary J. Shelton
Revocable Living Trust Dated 12/12/90
George D. Smith Jr.......................          5,729          5,729              0           0
Pamela D. Smith..........................          1,074          1,074              0           0
Spar Investment Company..................          4,297          4,297              0           0
James H. Stein...........................          1,218          1,218              0           0
Trustee of the Stein Trust dtd 6/20/89
Thorn EMI Venture Fund Ltd...............          7,162          7,162              0           0
Trust Company of America.................            716            716              0           0
Custodian FBO Kenneth Harley, MD IRA
William B. & Michelle Turner.............          1,432          1,432              0           0
USAIR, Inc. Retirement Trust.............         45,834         45,834              0           0
Helen M. Ventura.........................         11,458         11,458              0           0
Trustee Helen M. Ventura Trust 10/27/92
Randolph D. West.........................          2,865          2,865              0           0
Laurie Frank Wilson......................            716            716              0           0
Lyman P Wood, Jr.........................          2,865          2,865              0           0
Treva Wood Burger........................          1,432          1,432              0           0
Nancy B. Crater..........................          1,432          1,432              0           0
Marjorie B. Brent........................          1,432          1,432              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
George Sarlo Revocable Trust.............         41,508         41,508              0           0
George Sarlo, Trustee UTD 12/23/91
Arthur S. Berliner.......................         41,508         41,508              0           0
Trustee Arthur S. Berliner Family Trust
Date of Trust 4/24/85
Theodore Wright..........................         12,744         12,744              0           0
VAN FRANK VENTURES
Mark M. Buerk............................             76             76              0           0
Arthur Clumeck...........................             17             17              0           0
Custodian for Michael S. Clumeck
Arthur Clumeck...........................             17             17              0           0
Custodian for Annemarie Clumeck
Arthur Clumeck...........................             17             17              0           0
Custodian for Anthony A. Clumeck
Janine F. Florence.......................            227            227              0           0
Janine F. Florence.......................             76             76              0           0
Trustee for Brittany Barker UDT 10/14/83
Janine F. Florence.......................             76             76              0           0
Trustee for Michele Marikos UDT 10/14/83
Carole Fortin............................            227            227              0           0
Richard N. Frank.........................            668            668              0           0
Trustee of the Richard N. Frank Living
Trust dated 1/21/88
Richard R. Frank.........................            437            437              0           0
Susan A. Frank...........................            412            412              0           0
Robert V. Fuelling.......................             25             25              0           0
Thomas F. Fuelling.......................             25             25              0           0
Thomas N. and Sharon W. Fuelling.........              9              9              0           0
Trustees of the Fuelling Family Trust
dated 4/30/91
Lillian Goodman..........................             42             42              0           0
Walter Goodman...........................             58             58              0           0
Mary K. Lynch............................             25             25              0           0
Lynda Lou Marikos........................            134            134              0           0
Denise L. Petitfils......................            668            668              0           0
Lorraine F. Petitfils....................            986            986              0           0
Trustee UDT 1/19/89
Louis R. Petitfils.......................            555            555              0           0
Trustee of the Louis R. Petitfils Living
Trust DUA 10/18/95
Suzanne G. Stolnitz......................             42             42              0           0
Georgie Van de Kamp, John Van de Kamp,
Gretchen Ward and Richard N. Frank.......             96             96              0           0
Trustees UW 12/21/76 FBO Harry J. and
Georgie Van de Kamp
John Van de Kamp.........................            225            225              0           0
Christopher & Gretchen Ward..............            107            107              0           0
Gretchen Ward............................             70             70              0           0
Laurie F. Wilson.........................            412            412              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
NEEDHAM CAPITAL PARTNERS, L.P.
Mark S. Ain..............................          5,250          5,250              0           0
Aweida Ventures..........................          8,750          8,750              0           0
Bancroft Investments.....................         13,825         13,825              0           0
Richard W. Barrett.......................          3,500          3,500              0           0
George Boyadjieff........................          1,750          1,750              0           0
Wiley L. Carter & Nancy M. Carter........          3,500          3,500              0           0
Trustees of the Wiley L. Carter & Nancy
M. Carter Trust
Saul S. Cohen IRA........................          3,500          3,500              0           0
Smith Barney Shearson, IRA Rollover
Custodian
T.J. Coolidge, Jr........................          1,400          1,400              0           0
James M. & Nancy Coriston................          3,500          3,500              0           0
Wilfred J. Corrigan......................         17,500         17,500              0           0
Trustee of the Corrigan Family Trust
U/D/T
dated June 12, 1984
Peter O. Crisp...........................          7,000          7,000              0           0
Lawrence F. DeGeorge.....................          7,000          7,000              0           0
Dench Living Trust dtd June 16, 1994.....          8,750          8,750              0           0
Kenneth L. & Wendy H. Epstein............          1,750          1,750              0           0
Thomas W. Ford...........................          8,750          8,750              0           0
Delaware Charter Guarantee & Trust.......          1,750          1,750              0           0
FBO Jerry B. Gin
Delaware Charter Guarantee & Trust.......          1,750          1,750              0           0
FBO Peggy B. Gin
D.M. Laurice & M.M. Rosati...............          3,500          3,500              0           0
TTEES WSGR Retirement Plan FBO John
Goodrich
NBR-Needham Partnership..................          8,750          8,750
John M. Hennessy.........................          3,500          3,500              0           0
J. Tomilson Hill.........................          8,750          8,750              0           0
Gregory K. & Mary Chomenko Hinckley......            700            700              0           0
David L. & Nancy Olsen House.............          3,500          3,500              0           0
Brian A. Humphries.......................          1,050          1,050              0           0
Syed H. Iftikar..........................          3,500          3,500              0           0
Roger W. Johnson.........................          3,500          3,500              0           0
Chad W. Keck.............................          5,250          5,250              0           0
Richard A. Kertson.......................          1,400          1,400              0           0
United Missouri Bank, N.A................          3,500          3,500              0           0
Trustee of Brobeck Phleger & Harrison
Retirement Savings Trust FBO Ed Leonard
Employee Benefit Division
The Levy Family Trust, Dated 2/18/83.....          5,250          5,250              0           0
John C. Lewis............................          7,000          7,000              0           0
Constantine Macricostas..................          8,750          8,750              0           0
James I. Magid...........................          3,500          3,500              0           0
Smith Barney Custodian FBO...............          1,750          1,750              0           0
Jay L. Margulies IRA

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
E. Stanton McKee, Jr.....................          5,250          5,250              0           0
John J. McManus..........................          1,750          1,750              0           0
James A. McNeill.........................          3,500          3,500              0           0
George M. Merriman.......................          3,500          3,500              0           0
John C. Michaelson.......................          2,625          2,625              0           0
J. Roger Moody...........................          8,400          8,400              0           0
Gordon E. & Betty I. Moore...............          7,000          7,000              0           0
Trustees of the Gordon E. & Betty I.
Moore Trust U/A dated January 20, 1993
George A. Needham........................          2,625          2,625              0           0
Peter G. Pantazelos......................          3,500          3,500              0           0
John Pappajohn...........................          3,500          3,500              0           0
Suhas S. Patil...........................          3,500          3,500              0           0
Joseph R. Perella........................          5,250          5,250              0           0
James P. Poitros.........................          3,500          3,500              0           0
Ryal R. Poppa............................          8,750          8,750              0           0
Xanadu Partners..........................          8,750          8,750              0           0
James L.D. Roser.........................          3,500          3,500              0           0
Tincium Investors........................          8,750          8,750              0           0
Jon S. Saxe & Mrs. Myrna G. Marshall, H &
  W......................................          3,500          3,500              0           0
Richard C. Seaver........................          5,530          5,530              0           0
Trustee of the Richard C. Seaver Living
Trust UA 07/31/91
Seaver Partners..........................          8,295          8,295              0           0
A. Brooke Seawell........................          3,500          3,500              0           0
Shoemakers Family Partners, L.P..........          8,750          8,750              0           0
Weiskopf, Silver & Co....................          7,000          7,000              0           0
Prithipal Singh & Rajinder K. Singh......          3,500          3,500              0           0
Trustees, Singh Trust UDT April 17, 1986
J. Larry & Cheryl L. Smart...............          3,500          3,500              0           0
Robert A. Smith..........................          1,400          1,400              0           0
Alfred J. Stein..........................          3,500          3,500              0           0
Walter W. & Carol H. Straub..............          3,500          3,500              0           0
C.S. & Nan Y. Strauch Living Trust dated
  October 26, 1982.......................          3,500          3,500              0           0
Richard J. Testa.........................          3,500          3,500              0           0
Steven B. Thornton Trust of 1990.........          3,500          3,500              0           0
Trimble Navigation Limited Non Qualified
Deferred Compensation Plan FBO Charles R.
Trimble..................................          3,500          3,500              0           0
Gregory A. Tymn..........................          1,750          1,750              0           0
Leslie L. & Judy K. Vadasz Trust.........          3,500          3,500              0           0
Steven R. Wade...........................         17,500         17,500              0           0
Ralph B. Wagner..........................          3,500          3,500              0           0
Richard J. & Louise R. Wiesner...........          3,500          3,500              0           0
Trustees of The Wiesner Family 1992
Living Trust U/A Dated 12/30/92

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Robert C. Wilson.........................         17,500         17,500              0           0
Paul J. van der Wansem...................          3,500          3,500              0           0
Robert B. Calhoun, Jr....................          3,500          3,500              0           0
Gabelli Funds, Inc.......................          8,750          8,750              0           0
Needham & Company,Inc....................        140,000        140,000              0           0
WALDEN CAPITAL PARTNERS II, L.P.
Ann Hedges Revocable Trust Dtd 6/22/93...          2,464          2,464              0           0
Ann S. Hedges, Trustee
Anthony Michael Glassman.................          4,929          4,929              0           0
Arba, a California General Partnership,
  Pel....................................          4,929          4,929              0           0
Associates of Huntington.................          4,929          4,929              0           0
Barry Goldstein..........................          4,929          4,929              0           0
Barbara Ancona...........................          4,929          4,929              0           0
Betty Jane Schuss Trust..................          9,858          9,858              0           0
C. Phillip Chapman & Donna R. Chapman....          2,464          2,464              0           0
Caryn A. Peck............................          4,929          4,929              0           0
Chais 1991 Family Trust..................          4,929          4,929              0           0
Stanley Chais & Pamela Chais, Trustee
Charles S. G. Bolton.....................          4,929          4,929              0           0
Charles Hsu..............................            986            986              0           0
Chester & Catherine Chastek..............          9,858          9,858              0           0
Chong-Moon Lee & Reiko Takahashi Lee.....          4,929          4,929              0           0
Christopher Cochrane.....................          4,929          4,929              0           0
Columbia General Investments, L.P........          4,929          4,929              0           0
Cypress VI Partners......................          4,929          4,929              0           0
David Jackson Separate Property Trust UTD
  2/13/86................................          4,929          4,929              0           0
Dave Jackson Trustee
David S. Lambert & Carol A. Lambert......          2,464          2,464              0           0
David S. Steiner.........................          4,929          4,929              0           0
Carlo Cannell & Jennifer B. Cannell......          4,929          4,929              0           0
Davis Family Trust Dtd 1/15/74...........          4,929          4,929              0           0
Paul Ginsburg, Trustee
Doug Carlston............................          4,929          4,929              0           0
Elder Family Trust UTD 12/2/88...........          4,929          4,929              0           0
William W.R. Elder & Gloria L.S. Elder,
Trustee
Elton Blum...............................          4,929          4,929              0           0
Ernest C. Goggio.........................          4,929          4,929              0           0
Eugene D. Brody..........................          4,929          4,929              0           0
Francis O. Scarpulla.....................          4,929          4,929              0           0
Freidman Family Rev. Trust UTD 8/2/89....          9,858          9,858              0           0
Stanley J. Freidman & Mary W. Freidman
Friend Friend & Friend...................          4,929          4,929              0           0
George J.W. Goodman......................          4,929          4,929              0           0
Glenn Doshay & Karan Doshay..............          4,929          4,929              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Goldman-Valeriote Family Trust UDT
  11/15/95...............................          4,929          4,929              0           0
Ken Goldman & Susan Goldman
Guy T. & Jean E. Saperstein..............         19,715         19,715              0           0
Harriet Hansen Living Trust Dtd
  12/2/93................................          4,929          4,929              0           0
Harriet Hansen, Trustee
Herb Alpert..............................          9,858          9,858              0           0
Herbert and Ellen Goldstein Family
  Trust..................................          4,929          4,929              0           0
Jack M. & Eugene Garfinkle, as TIC
HMSS Investments.........................          4,929          4,929              0           0
Howard Properties Money Purchase
  Pension................................          4,929          4,929              0           0
Irving Loube.............................          4,929          4,929              0           0
J. Stephen & Nancy Thornborrow...........          2,464          2,464              0           0
James B. Hansen & Betsy A. Hansen Living
  Trust..................................          4,929          4,929              0           0
James B. Hansen & Betsy A. Hansen, Co-
Trustees
James Usdan..............................          4,929          4,929              0           0
Jerome S. Moss...........................          9,858          9,858              0           0
Joseph Blum..............................          4,929          4,929              0           0
K & L Properties.........................          4,929          4,929              0           0
Keith A. Brooks, D.M.D., Self Employed
  Profit Sharing Plan....................          4,929          4,929              0           0
Ken J. McEwan............................          4,929          4,929              0           0
Kent T. Baum.............................          4,929          4,929              0           0
Laurence E. & Elenor Myers Family
  Trust..................................          4,929          4,929              0           0
Laurence E. Myers, Trustee
Lawrence K. Samuels......................          4,929          4,929              0           0
Le Hagen Partners, Ltd...................          4,929          4,929              0           0
Lee J. Schweichler & Ann W.
  Schweichler............................          4,928          4,928              0           0
Lorraine F. Petitfils Trust UTD Dtd
1/9/89
Lorraine F. Petitfils....................          2,957          2,957              0           0
Lung Yeh Chia & Ling Wang Heuy...........          4,929          4,929              0           0
Marc L. Abramowitz & Anita L.
  Abramowitz.............................          4,929          4,929              0           0
Marshall George Cox......................          4,929          4,929              0           0
Maryles Casto............................          4,928          4,928              0           0
Mathide Albers...........................          4,929          4,929              0           0
Nicholas J. Bez..........................          7,886          7,886              0           0
Norman C. Jack & Marie H. Jack Living
  Trust..................................          5,915          5,915              0           0
Norman C. Jack & Marie H. Jack, Trustees
Prudential Securities C/F Norman Kidd....          4,929          4,929              0           0
Paul & Kathryn Leitner...................          2,464          2,464              0           0
Paul Coghlan.............................          2,464          2,464              0           0
Paul Lee.................................          4,929          4,929              0           0
Pauline Lo Alker.........................          4,929          4,929              0           0
Peter K. Wagner, Jr......................          4,929          4,929              0           0
Richard Carpenter........................          4,929          4,929              0           0
Richard D. Young.........................          4,929          4,929              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Richard N. Frank Living Trust Dtd
  1/21/86................................          2,957          2,957              0           0
Richard N. Frank, Trustee
Robert J. Schweich.......................          4,929          4,929              0           0
Trustee of the Charlos Richard Rose
Irrevocable Trust dtd 11/27/96
Robbins & Meyers, Inc. Master Pension
  Trust..................................         19,715         19,715              0           0
Robert A. Lanford........................          2,464          2,464              0           0
Robert S. Rubenstein.....................          4,929          4,929              0           0
Robert Schweich..........................          4,929          4,929              0           0
Roger E. Susi............................          4,929          4,929              0           0
Singapore Technologies Pte Ltd...........         19,715         19,715              0           0
Stephen C. Johnes........................          4,929          4,929              0           0
Steve Eskenazi...........................          4,929          4,929              0           0
Steve Sanghi.............................          2,464          2,464              0           0
Steven Berger & Paula Hughmanik..........          4,929          4,929              0           0
Stewart J. Bonn & Laurel V. Bonn.........          4,929          4,929              0           0
Targa Capital, Ltd.......................          3,943          3,943              0           0
The Anges Victoria Linhardt 1994
  Revocable..............................          2,957          2,957              0           0
Anges Linhardt, Trustee
The Corrigan Family Partners, a CA Ltd
  P......................................          9,858          9,858              0           0
The Friedmann Group, Ltd.................          4,929          4,929              0           0
The Lauck Family 1994 Revocable Trust
  D......................................          2,464          2,464              0           0
J. Steven & Kathryn L. Lauck, TRUSTS
Third Amended Trust of Gregory Lee
  Coll...................................          4,929          4,929              0           0
Timothy Blair Billington.................          2,464          2,464              0           0
Trust Agreement Dtd 11/1/93..............          4,929          4,929              0           0
FBO William J. & Marilee J. Schroeder
Vencap Holdings (1992) Pte. Ltd..........        197,155        197,155              0           0
Wayne A. Ricciardi & Wendy Ricciardi.....          4,929          4,929              0           0
Werner F. Wolfen.........................          4,928          4,928              0           0
George Sarlo Revocable Trust.............          1,541          1,541              0           0
Arthur S. Berliner Family Trust..........          1,541          1,541              0           0
William P. Tai...........................          1,064          1,064              0           0
Charles Hsu..............................            700            700              0           0
Verona Ventures, Inc.....................            175            175              0           0
M.E.K. Holdings Corporation..............            175            175              0           0
Shirley Chan Wong........................            175            175              0           0
W S INVESTMENT
Sonsini, Larry W.........................          2,904          2,904              0           0
Bremond, Harry B.........................            434            434              0           0
Goodrich, John B.........................          1,049          1,049              0           0
Rosati, Mario M.(21).....................          6,386          6,386              0           0
Bertelsen, Mark A........................          1,066          1,066              0           0
Schneiderman, Arthur F...................            780            780              0           0
Saper, Jeffrey D.........................          1,170          1,170              0           0
Laurice, Douglas M.......................            286            286              0           0
Compton, Charles T.C.....................            547            547              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Jack, Robert B...........................            547            547              0           0
Massey, Henry............................          1,084          1,084              0           0
O'Brien, Bradford C......................            581            581              0           0
Stewart, Blair W.........................            321            321              0           0
Ladra, Michael A.........................            667            667              0           0
O'Brien, Judith M........................            607            607              0           0
Vanyo, Bruce G...........................          1,386          1,386              0           0
Currie, Francis S........................            997            997              0           0
Taylor, Barry E..........................          1,136          1,136              0           0
Schatz, Steven M.........................          1,136          1,136              0           0
Bradley, Donald E........................            737            737              0           0
Collom, Douglas H........................            581            581              0           0
Diboise, James A.........................            910            910              0           0
Latta, Robert P..........................            910            910              0           0
McGlynn, J. Casey........................          1,066          1,066              0           0
Kurpius, James A.........................            254            254              0           0
Laboskey, Peter..........................            416            416              0           0
Walker, Ann Yvonne.......................            451            451              0           0
Feldman, Robert P........................            797            797              0           0
Summers, Debra S.........................            564            564              0           0
Austin, Alan K...........................          1,136          1,136              0           0
Amantea, Denise M........................            425            425              0           0
Bochner, Steven E........................            833            833              0           0
Johnson, Terry T.........................            737            737              0           0
Morgan, Allen L..........................            650            650              0           0
Roth, Ronald M...........................            477            477              0           0
Braham, Tor R............................            797            797              0           0
Clarkson, Robert T.......................            677            677              0           0
DeFilipps, Thomas C......................            485            485              0           0
Feldman, Boris...........................            850            850              0           0
Haviland, Dana D.........................            451            451              0           0
Parnes, Mark G...........................            451            451              0           0
Plant, Harry K...........................            547            547              0           0
Roos, John V.............................            685            685              0           0
Humphreys, Ivan H........................            547            547              0           0
Sterling, Marcia Kemp (T)................            485            485              0           0
Steuer, David............................            667            667              0           0
Char, Richard J..........................            547            547              0           0
Chen, Peter P............................            434            434              0           0
Creighton, Susan Abouchar................            547            547              0           0
Danaher, Michael J.......................            364            364              0           0
Fore, John A.............................            529            529              0           0
Kopel, Jared L...........................            434            434              0           0
Sparks, Timothy J........................            547            547              0           0
Reback, Gary L...........................          1,091          1,091              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Fockler, Herbert P.......................            408            408              0           0
Locker, Nina F...........................            434            434              0           0
Scott, Timothy T.........................            451            451              0           0
Durant, Steve C..........................            399            399              0           0
Petkanics, Donna M.......................            364            364              0           0
Segre, David J...........................            364            364              0           0
Siegel, Kenneth M........................            364            364              0           0
Wolff, Neil J............................            364            364              0           0
Zeprun, Howard S.........................            364            364              0           0
Barclay, Michael.........................            477            477              0           0
O'Donnell, Michael J.....................            547            547              0           0
Schloss, Harvey..........................            254            254              0           0
Clark, Kenneth...........................            382            382              0           0
Alter, Aaron J...........................            321            321              0           0
Birn, Jerome F. Jr.......................            321            321              0           0
Degolia, Richard C.......................            329            329              0           0
Flint, Elizabeth R.......................            321            321              0           0
Mailliard, Page..........................            321            321              0           0
Smilan, Laurie B.........................            321            321              0           0
Barry, Henry V...........................            564            564              0           0
Arrieta, Aileen..........................            286            286              0           0
Axelrad, Jonathan........................            286            286              0           0
Berger, David............................            286            286              0           0
Berson, Steven...........................            286            286              0           0
Bonham, Mark.............................            286            286              0           0
Bridges, Andrew..........................            286            286              0           0
Mitchell, Christopher....................            286            286              0           0
Sheridan, John...........................            286            286              0           0
Shulman, Ron.............................            607            607              0           0
Strawbridge, James.......................            286            286              0           0
Wilson, Kenneth..........................            286            286              0           0
Bell, Suzanne............................             81             81              0           0
Brownell, Robert.........................             81             81              0           0
Cervantes, Marta.........................             81             81              0           0
Priest, Gregory..........................             81             81              0           0
Caroll, Megan J..........................             82             82              0           0
Fennell, Chris F.........................             82             82              0           0
Husick, Gail Clayton.....................             82             82              0           0
Jacobs, James L..........................             81             81              0           0
Klein, Thomas C..........................             81             81              0           0
Mesel, Noah D............................             82             82              0           0
Rabson, Michael..........................             82             82              0           0
Saunders, Elizabeth M....................             82             82              0           0
Schultheis, Patrick J....................             82             82              0           0
Stern, Roger.............................             82             82              0           0

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Winawer, Lloyd...........................             82             82              0           0
Cassidy, Bernard J.......................             82             82              0           0
Eggleton, Keith E........................             82             82              0           0
Fabela, Robert R.........................             82             82              0           0
Good, Sarah A............................             82             82              0           0
Harrington, Sara.........................             82             82              0           0
Hetherington, Michael....................             82             82              0           0
Herest, Jeffrey A........................             82             82              0           0
Horii, Dwayne M..........................             82             82              0           0
Jackson, Meredith S......................             82             82              0           0
Kirkman, Catherine S.....................             82             82              0           0
Krohn, Douglas K.........................             82             82              0           0
Lambert, Joan E..........................             82             82              0           0
Larson, David L..........................             82             82              0           0
Priebe, David............................             82             82              0           0
Skaer, Susan I...........................             82             82              0           0
Suffoletta, J. Robert....................             82             82              0           0
Theodorakis, D. John.....................             82             82              0           0
Wadsworth, Clyde J.......................             82             82              0           0
WALDEN TECHNOLOGY VENTURES II, L.P.
Vencap Holdings (1992) Pts, Ltd. ........         99,000         99,000              0           0
George Sarlo Revocable Trust, George
  Sarlo,.................................            247            247              0           0
  Trustee UTD 12/23/91
Arthur S. Berliner, Trustee, Arthur S.
  Berliner...............................            247            247              0           0
  Family Trust Date of Trust 4/24/95
William Tai..............................            160            160              0           0
Charles Hau..............................            100            100              0           0
WALDEN VENTURES LP
-----------------------------------------
Angela Arnold............................            738            738              0           0
Emilio Bassini...........................            553            553              0           0
Mary Armstrong Warner-Berkes, Guardian
  for....................................            692            692              0           0
  Edwin T. Warner, a minor
Nicholas J. Bez..........................         22,129         22,129              0           0
Clare B. Cummings........................          3,688          3,688              0           0
Elizabeth Bakin Trustee of the Marital...          1,107          1,107              0           0
  Deduction Trust Established under the
  Richard
  L. & Elizabeth C. Dakin Revoable trust
  dated 4/30/90
Henry S. Datkin..........................          5,532          5,532              0           0
Elizabeth Dakin, Trustee of the
  Survivor's.............................          4,426          4,426              0           0
  Trust Established under the Richard L.
  &
  Elizabeth C. Dakin Revocable Trust
  dated 4/30/90
Davidge Capital Company..................          1,844          1,844              0           0
William Davidge, Trustee for the William
  H......................................          1,844          1,844              0           0
  Davidge Trust, dated 7/31/78

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
Ann S. Hedges Revocable Trust dated
  6/22/93,...............................          2,766          2,766              0           0
  Ann S. Hedges Trustee
Benjamin Hedges..........................          2,766          2,766              0           0
Richard Helzberg.........................          2,766          2,766              0           0
Sandra Hunter, Trustee of the Sandra
  Hunter.................................          2,766          2,766              0           0
  Trust dated 11/21/88
Lurla Family Trust, Sol B. Lurla
  Trustee................................          5,532          5,532              0           0
Randall Rose.............................          2,766          2,766              0           0
Robert S. Rubenstein.....................          2,766          2,766              0           0
William P. Tai...........................          2,766          2,766              0           0
Betty Jane Schuss Trust, dated 5/13/76...         17,519         17,519              0           0
A.G. Edwards & Sons, Custodian for.......          2,766          2,766              0           0
  Richard B. Stern Rollover IRA Account
Wachovia Bank & Trust Co. NS Trustee
  for....................................         18,441         18,441              0           0
  USAIR Airlines Employee Pension Fund
Helen M. Ventura, Trustee; Helen M.
  Ventura................................         14,753         14,753              0           0
  1992 Trust dated 10/27/92
Peter Wanger.............................          2,766          2,766              0           0
Dr. H.J. Murell, as Trustee for Frederic
  W. Warner, IV..........................            692            692              0           0
Dr. H.J. Murrell, as Trustee for Narclasa
  Thorne Warner..........................            692            692              0           0
Dr. H.J. Murrell, as Trustee for Victoria
  Ward Warner............................            692            692              0           0
Walden Management Corporation Pension
  Trust FBO Arthur S. Berliner...........          2,766          2,766              0           0
Randolph D. West.........................          2,766          2,766              0           0
Calmont & Co. for Zellerbach Family
  Fund...................................          5,164          5,164              0           0
Taylor and Co. Jennie B. Zellerbach,
  Trust Dated May 14, 1975 Sanwa Bank
  California, Trustee Attn: Susan
  Hochberg...............................          3,688          3,688              0           0
Arthur S. Berliner, Trustee; Arthur S.
  Berliner Family Trust..................         26,932         26,932              0           0
George Sario Revocable Trust; George S.
  Sarlo Trustee..........................         26,932         26,932              0           0
                                             -----------     ----------     ----------       -----
          Total Shares...................     63,654,172     56,392,046              0           0
                                               =========      =========      =========     ========
OFFICERS, DIRECTORS AND 5% STOCKHOLDERS:
Jack Tramiel(22).........................     12,602,713              0     12,594,616         8.0%
Sirjang L. Tandon(23)....................      7,761,673      2,411,673      5,350,000         4.9%
David T. Mitchell(24)....................      4,218,529      1,010,196      3,208,333         2.7%
Jean D. Deleage(25)......................      3,937,500      3,937,500              0           0
Lip-Bu Tan(26)...........................      1,531,973      1,531,973              0           0
Steven L. Kaczeus(27)....................        468,949        260,511        208,438           *
Kenneth D. Wing(28)......................        383,334              0        383,334           *
Roger W. Johnson(29).....................         28,500              0         28,500           *
Joseph A. Prezioso(30)...................         18,333              0         18,333           *

                                               SHARES
                                             BENEFICIALLY                      SHARES BENEFICIALLY
                                             OWNED PRIOR       SHARES       OWNED AFTER THE OFFERING
                                               TO THE          BEING        -------------------------
                                             OFFERING(1)      OFFERED       NUMBER(1)      PERCENT(1)
                                             -----------     ----------     ----------     ----------
All current directors and executive
  officers as a group (11 persons)(31)...     30,941,504      9,151,853     21,789,651        13.7%

---------------

  * Less than 1% of the outstanding Common Stock.

(1) Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Securities Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage of the person holding such option, but not for purposes of computing the percentage of any other holder. Based on 158,125,559 shares of Common Stock outstanding as of September 30, 1997.

(2) Beneficial ownership of Common Stock does not include 30,000,016 shares of Common Stock over which Amber has shared voting power pursuant to the terms of an irrevocable proxy (the "Series D Proxy") granted to a designee of Amber by certain stockholders of the Company. Beneficial ownership of Series D Preferred Stock does not include approximately 4,496 shares of Series D Preferred Stock held in Escrow as of September 30, 1997. Pursuant to the terms of the Escrow Agreement, the funds in the Escrow are the property of Amber and the other purchasers of Series D Preferred Stock and the shares of Series D Preferred Stock in the Escrow are the property of the Company, in each case until delivered pursuant to the Escrow Agreement by the Escrow Agent upon the instruction of a representative designated by a majority in interest of the Purchasers, who shall have sole discretion to cause the delivery of such funds and shares at any time until May 31, 1998. The approximately 4,496 shares of Series D Preferred Stock represents 22,480,773 shares of Common Stock which is the maximum number of shares of Common Stock attributable to Amber that can be issued to Amber upon conversion of shares of Series D Preferred Stock held in Escrow prior to the amendment of the Company's Certificate of Incorporation increasing the Company's authorized capital.

(3) Beneficial ownership is based upon: (i) conversion of all of the Series B Preferred Stock and the Series C Preferred Stock held by such selling security holder at $0.575 per share of Common Stock (which price is equal to 85% of the average lowest sale prices for the five days preceding September 30, 1997); and (ii) exercise of all of the Investor Warrants issuable upon conversion of the Series B Preferred Stock. The shares of Common Stock offered by the Selling Security Holders hereby include such presently indeterminate number of additional shares as may be issuable on conversion of the Series B Preferred Stock and the Series C Preferred Stock held by Advantage and the exercise of the Investor Warrants or payment of dividends on the Series B Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion and exercise prices and number of shares issuable in payment of dividends. The Company has agreed to initially register a number of shares of Common Stock equal to approximately two times the number of shares of Common Stock that would have been issued if all the Series B Preferred Stock and the Series C Preferred Stock had been converted at the conversion price in effect at the time of the sale of such shares to the Selling Security Holders. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series B Preferred Stock and Series C Preferred Stock and exercise of the Investor Warrants is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock, the payment of dividends on the Series B Preferred Stock in Common Stock and anti-dilution adjustments. Pursuant to the terms of the Series B Preferred Stock and the Series C Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Series B Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth for such Selling Security Holder may exceed the actual number of shares of Common Stock that such Selling Security Holder could own beneficially at any given time through its ownership of the Series B Preferred Stock and the Series C Preferred Stock. See "Risk Factors -- Shares Eligible for Future Sale; Potential Dilution" and "Description of Capital Stock -- Preferred Stock." The number of shares noted as being offered by the Selling Security Holders is also subject to increase in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to Rule 416 under the Securities Act.

(4) Consists of 37,500 shares of Common Stock issuable upon exercise of the Finder's Warrants, which are immediately exercisable. See "Description of Capital Stock."

(5) Beneficial ownership is based upon conversion of all of the Series C Preferred Stock held by such selling security holder at $0.575 per share of Common Stock (which price is 85% of the average of the lowest sale prices of the Common Stock for each of the five days immediately preceding September 30, 1997). The shares of Common Stock offered by the Selling Security Holder hereby include such presently indeterminate number of shares as may be issued on conversion of the Series C Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price. The Company has agreed to initially register a number of shares of Common Stock equal to approximately two times the number of shares of Common Stock that would have been issued if all the Series C Preferred Stock had been converted at the conversion price in effect at the time of the sale of such shares to the Selling Security Holders. The actual number of shares of Common Stock issued or issuable upon the conversion of the Series C Preferred Stock is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future market price of the Common Stock, accretive of a 5% premium per annum and anti-dilution adjustments. Pursuant to the terms of the Series C Preferred Stock, the Series C Preferred Stock is convertible by the holders thereof only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock then held by such holder and its affiliates (not including shares underlying unconverted shares of Series C Preferred Stock) would not exceed 4.9% of the then outstanding Common Stock as determined in accordance with Section 13(d) of the Securities Act of 1934, as amended. Accordingly, the number of shares of Common Stock set forth for such Selling Security Holder may exceed the actual number of shares of Common Stock that such Selling Security Holder could own beneficially at any given time through its ownership of the Series C Preferred Stock. See "Risk Factors -- Shares Eligible for Future Sale:
    Potential Dilution" and "Description of Capital Stock -- Preferred Stock." The number of shares noted as being offered by the Selling Security Holder are also subject to increase in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to Rule 416 under the Securities Act.

 (6) Consists of 337,778 shares held by Jawahar L. Tandon as trustee of the Jawahar L. Tandon Irrevocable Trust, as amended.

 (7) Consists of 337,778 shares held by Devinder L. Tandon, MD & Usha Tandon as trustees of the Devinder & Usha Tandon Family Trust, as amended.

 (8) Includes 3,896,550 shares and 40,950 shares of Common Stock held by Alta V Limited Partnership and Custom House Partners, respectively. Jean Deleage, a director of JTS, is Vice President of Burr, Egan, Deleage & Co., which is a general partner of Alta V Management Partners, L.P., a general partner of Alta V Limited Partnership, L.P. and Customs House Partners, L.P. Mr. Deleage and the general partners of Alta V Management Partners, L.P. and Customs House Partners disclaim beneficial ownership of such shares except to the extent of their proportionate partnership interests therein.

 (9) Consists of 75,000 shares held by B. Kipling & Mary Ann Hagopian as trustees of the B. Kipling & Mary Ann Hagopian Trustees UTD 3/25/88, as amended.

(10) Consists of 75,000 shares held by Timothy M. Pennington, III & Melissa J. Pennington as trustees of the Pennington Family Revocable Trust DTD 5/23/84, as amended.

(11) Consists of 25,000 shares held by Roger C. Davisson as trustee of the Davisson Family Trust DTD 11/29/94, as amended.

(12) Consists of 1,576,424 shares and 2,250,000 shares of Common Stock held by Advanced Technology Ventures III and Advanced Technology Ventures IV, respectively. Mr. Henkens is a general partner of Advanced Technology Ventures III and Advanced Technology Ventures IV. Certain shares held in the name of Advanced Technology may be distributed to and sold by certain limited partners of Advanced Technology, each of whom beneficially holds less than 1% of the outstanding shares of Common Stock.

(13) Consists of 100,000 shares held by P. Andrew McLane gifted to the McLane Harper Charitable Foundation on January 22, 1997.

(14) Consists of 100,000 shares held by Katherine Cromwell as trustee of the TA Associates Money Purchase Pension Plan & Trust, as amended.

(15) Includes 800,000 and 700,000 shares of Common Stock held by C.V. Sofinnova Ventures Partners III and C.V. Sofinnova Ventures Partners II, respectively. Alain Azan is a general partner of Sofinnova Management, L.P., the general partner of C.V. Sofinnova Ventures Partners III and C.V. Sofinnova Ventures Partners II and has voting and investment power with respect to such shares. Mr. Azan disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interest therein.

(16) Consists of 18,500 shares of Common Stock of which 6,000 shares are held by the WSGR Retirement Plan U/A DTD 02/01/88, of which Mr. DeGolia is the beneficiary. The remaining 12,500 shares of Common Stock beneficially owned are held by Mr. DeGolia directly.

(17) Consists of 2,500 shares of Common Stock held by Jeffrey L. DuRocher and 35,000, 31,500, 31,500, 25,000, 15,250, 9,750, 4,000, 20,000, 10,500,
     4,500, 4,500 and 6,250 shares of Common Stock held by Jeffrey L. DuRocher as trustee of the Riordan & McKenzie Profit Sharing and Savings Plan FBO Jeffrey B. DuRocher, FBO Carl W. McKenzie; FBO Richard J. Welch; FBO Lawrence C. Weeks; FBO Cynthia M. Dunnett; FBO Jeffrey L. Glassman; FBO Louise LaMothe; FBO Janis B. Salin; FBO Martin J. Thompson; FBO Kenneth D. Klein; FBO Scott R. Miller, FBO James L. Loss, as amended, respectively. Jeffrey L. DuRocher has investment and voting power with respect to the shares held by each of the foregoing investment funds. Mr. DuRocher disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interests therein.

(18) Includes 600,000, 300,000, 200,000, 200,000 and 200,000 shares of Common
     Stock held by International Venture Capital Investment Corporation; BI Walden Ventures Kedua Sdn Bhd; Seed Ventures II Limited; OWW Pacrim Investments Ltd; OCBC, Wearnes & Walden Investments (Singapore) Ltd., respectively. Lip-Bu Tan, a director of JTS, has investment and voting power with respect to the shares held by each of the foregoing investment funds. Mr. Tan disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interests therein. Also includes 28,981 shares of Common Stock held by the Lip-Bu Tan and Ysa Loo Trust Agreement dated 2/3/92, 1,496 shares held by Ysa Loo, Mr. Tan's wife, and 1,496 shares held by each of Andrew Tan and Elliot Tan, Mr. Tan's children.

(19) Includes 272,250, 272,250 and 5,500 shares of Common Stock held by Gilde IV B.V., Gilde Investment Fund B.V., and One Liberty Fund III, L.P., respectively. Gilde Investment Management has investment and voting power with respect to the shares held by each of the foregoing investment funds.

(20) Includes 3,010,196 shares of Common Stock owned by Mr. Mitchell and Jintamai K. Mitchell as trustees of the Mitchell 1990 Rev. Trust UTA 3390, as amended. Of such shares, 1,010,196 are being offered hereby. Also includes 1,208,333 shares issuable pursuant to options exercisable within 60 days of September 30, 1997.

(21) Includes 5,000 shares of Common Stock held by Atherton Ventures. Mr. Rosati has investment and voting power with respect to the shares held by the investment fund. Mr. Rosati disclaims beneficial ownership of such shares except to the extent of his proportionate partnership interests therein.

(22) Includes 11,597,315 shares held by Mr. Tramiel's wife. Also includes 279,690 shares held by Mr. Tramiel's wife as trustee of trusts for the benefit of Mr. Tramiel's minor grandchildren. The remaining 707,611 shares are held directly by Mr. Tramiel.

(23) Includes 2,411,673 shares of Common Stock held by Lunenburg S.A. Sirjang L. Tandon, a director of JTS, may have shared voting power over the shares held by Lunenberg S.A. Also includes 4,350,000 shares of Common Stock held by the Tandon Family Partnership, of which Mr. Tandon is a general partner. Also includes 1,000,000 shares issued pursuant to options exercisable within 60 days of September 30, 1997. Mr. Tandon disclaims beneficial ownership of the shares held by Lunenberg S.A. and the Tandon Family Partnership except to the extent of his proportionate partnership and shareholder interests therein.

(24) Please refer to (20).

(25) Please refer to (8).

(26) Please refer to (18).

(27) Includes 208,438 shares issuable pursuant to options exercisable within 60 days of September 30, 1997.

(28) Includes 202,084 shares issuable pursuant to options exercisable within 60 days of September 30, 1997.

(29) Includes 25,000 shares issuable pursuant to options exercisable within 60 days of September 30, 1997.

(30) Includes 18,333 shares issuable pursuant to options exercisable within 60 days of May 31, 1997.

(31) Includes information contained in the notes above, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, 9,931,198 shares of undesignated, "blank check" preferred stock, $.001 par value per share, 15,000 shares of Series B Preferred Stock, 25,000 shares of Series C Preferred Stock and 28,802 shares of Series D Preferred Stock.

     The following summary of certain provisions of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

     As of September 30, 1997, there were outstanding 158,125,559 shares of Common Stock held of record by approximately 2,700 stockholders, options to purchase 7,449,284 shares of Common Stock, and warrants to purchase 337,500 shares of Common Stock (excluding the Warrants). Upon the completion of this offering, assuming full conversion of the Series B Preferred Stock and Series C Preferred Stock at $0.575 per share (which price represents 85% of the average lowest sale price of the Common Stock for the five days immediately preceding September 30, 1997) and full exercise of the Warrants as of September 30, 1997, and assuming no exercise of outstanding stock options or outstanding warrants after September 30, 1996, the Company would have 168,464,707 shares of Common Stock outstanding.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. However, the subscription agreements restrict the payment of dividends with respect to capital stock of the Company that is junior to the Series B Preferred Stock, including the Common Stock. Furthermore, the Company's Certificate of Incorporation prohibits the issuance of cash dividends on its Common Stock without the consent of the outstanding shares of Series C Preferred Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the payment of the liquidation preference of the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other series of preferred stock that the Company may designate and issue in the future. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and any other series of preferred stock that the Company may designate and issue in the future.

PREFERRED STOCK

     The Board of Directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any such series. The issuance of preferred stock could adversely affect the rights and powers, including voting rights, of holders of Common Stock and the availability of earnings and assets for dividends, other distributions and payments upon liquidation to the holders of Common Stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock.

     SERIES B PREFERRED STOCK Of the 10,000,000 shares of preferred stock authorized for issuance by the Company, 15,000 shares have been designated as Series B Preferred Stock, all of which are outstanding. The holders of Series B Preferred Stock have the right to convert all or a portion of the Series B Preferred Stock into units consisting of Common Stock and Investor Warrants at the earlier of the date of effectiveness of this

Registration Statement or eighty days after the Series B Closing. The Series B Preferred Stock, together with any accrued and unpaid dividends, may be converted into Common Stock at a conversion price (the "Series B Initial Conversion Price") equal to the lower of (i) 85% of the average lowest trading price for the five days immediately preceding the conversion notice date; or
(ii) $3.6125. As of May 31, 1997, 4,911 shares of Series B Preferred had been converted into 3,037,007 shares of Common Stock. In addition, for every 10 shares of Common Stock issued upon conversion of the Series B Preferred Stock, the holder thereof shall be entitled to receive an Investor Warrant to purchase one share of Common Stock. See "Warrants". The Series B Preferred Stock is convertible at the option of the Company at any time after three years from the date of the Series B Closing.

     The Series B Initial Conversion Price of the Series B Preferred Stock is subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like. The Series B Initial Conversion Price is subject to further adjustment in the event that (i) the Registration Statement is not declared effective within 80 days of the Series B Closing, (ii) the Registration Statement ceases to remain effective for a specified period, or (iii) the conversion rights of the holders of the Series B Preferred Stock are suspended for any reason.

     The Series B Preferred Stock, together with any accrued and unpaid dividends, may be redeemed by the Company in whole or in part at any time after six months following the Series B Closing at a price equal to the market value of the Common Stock, assuming conversion of the Series B Preferred Stock at the then prevailing conversion price at the time of redemption.

     The holders of the Series B Preferred Stock may cause the Company to repurchase all or any portion of the holders' Series B Preferred Stock upon the occurrence of certain events, including the absence of closing bid prices for the Common Stock for ten consecutive trading days, the failure of the Common Stock to be listed for trading on AMEX, the New York Stock Exchange or the Nasdaq National Market, the Company's default in the performance of any material obligations under the transaction documents relating to the sale of Series B Preferred Stock, the inability of the holders of Series B Preferred Stock to use this Registration Statement for a period of 30 or more days after it is declared effective, and any merger of the Company in which stockholders of the Company do not hold at least 51% of the stock of the surviving company or in which the stock of the surviving company is not listed for trading on AMEX, the New York Stock Exchange or Nasdaq National Market. Such repurchase will be for cash at the market value of the Common Stock into which the Series B Preferred Stock could be converted at the time of repurchase, plus accrued dividends and interest.

     SERIES C PREFERRED STOCK Of the 10,000,000 shares of preferred stock authorized for issuance by the Company, 25,000 shares have been designated as Series C Preferred Stock, all of which are outstanding and presently convertible into Common Stock. The Series C Preferred Stock may be converted into Common Stock at a conversion price (the "Series C Initial Conversion Price") equal to the lower of (i) 85% (subject to adjustment) of the average lowest sale price for the five days immediately preceding the conversion date, or (ii) $2.8875 (subject to adjustment). As of May 31, 1997, 5,900 shares of Series C Preferred Stock had been converted into 5,017,729 shares of Common Stock. In addition, upon conversion of the Series C Preferred Stock, the Company is obligated to pay an additional amount, in cash or Common Stock, to the holder thereof equal to 5% of the converted principal amount per annum.

     The Series C Initial Conversion Price is subject to proportional adjustment for stock splits, stock combinations, reclassifications and the like. The Series C Initial Conversion Price is subject to further adjustment in the event that
(i) the Registration Statement is not declared effective within 80 days of the Series C Closing or (ii) sales cannot be made pursuant to the Registration Statement for any reason.

     Under certain circumstances, the Series C Preferred Stock may be redeemed by the Company in whole or in part at any time.

     The holders of two-thirds of the Series C Preferred Stock then outstanding may cause the Company to repurchase all of the Series C Preferred Stock upon the consolidation or merger of the Company with or into another person, the sale or transfer of substantially all of the Company's assets, the sale of more than 10% of the outstanding shares of Common Stock, the failure of this Registration Statement to be declared effective on a timely basis, the inability to sell shares of Common Stock issuable upon conversion of the Series C Preferred Stock pursuant to this Registration Statement for a certain period of time, Mr. Mitchell's failure to remain a director and officer of the Company for a certain period of time, the failure of the Common Stock to be listed on AMEX, the Nasdaq National Market or the New York Stock Exchange, Inc. for a certain period of time or the Company's failure to comply with a proper request to convert the Series C Preferred Stock into Common Stock.

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive a cash liquidation payment in preference to any payments to the holders of any capital stock of the Company of any class junior in rank to the Series C Preferred Stock. All shares of Common Stock are of junior rank to the Series C Preferred Stock, and the Series C Preferred Stock is of equal rank with the Series B Preferred Stock.

     SERIES D PREFERRED STOCK. Of the 10,000,000 shares of preferred stock authorized for issuance by the Company, 28,802 shares have been designated as Series D Preferred Stock, all of which shares were initially deposited into an escrow account (the "Escrow Account") together with the proceeds from the sale of such shares in the aggregate amount of $25,201,750. At the closing of the sale of the Series D Preferred Stock, approximately 10,285 shares of Series D Preferred Stock were released to the purchasers, and approximately $9,000,000 in proceeds from the sale thereof were released to the Company, from the Escrow Account. The remaining shares shall be released to the purchasers, and the proceeds from the sale thereof shall be released to the Company, from the Escrow Account upon the satisfaction of certain conditions. As of September 30, 1997, no additional shares of Series D Preferred Stock had been released from the Escrow Account.

     The Series D Preferred Stock shall be voted together with the Common Stock and not as a separate class on all matters to come before the Company's stockholders based upon the number of shares of Common Stock into which the outstanding shares of Series D Preferred Stock are then convertible. In addition, the holders of the Series D Preferred Stock shall be entitled to elect a single member to the Board of Directors, and the holders of Common Stock shall be entitled to elect six members, with the remaining members of the Board to be elected by the holders of Common Stock and Series D Preferred Stock voting together as a class.

     The Series D Preferred Stock is entitled to a liquidation preference of $875 per share, which shall be paid before any distribution or payment to the holders of Common Stock but after all required distributions and payments have been made to any series of preferred stock that is senior in liquidation preference to the Series D Preferred Stock. Any consolidation or merger of the Company with another company where the Company's stockholders do not hold at least 50% of the surviving corporation's voting power, or a sale of substantially all of the Company's assets, shall be deemed a liquidation for purposes of the liquidation preference.

     At any time, and from time to time, the Company may redeem the Series D Preferred Stock if the closing price per share of the Company's Common Stock exceeds $3.9375 for 20 consecutive trading days, subject to certain limitations, including that the Company may not redeem more than one-third of the Series D Preferred Stock shares within any one-year period.

     At any time, and from time to time, the holders of Series D Preferred Stock may convert their shares into shares of Company Common Stock. The conversion rate shall be 5,000 shares of Common Stock for each share of Series D Preferred Stock being converted, subject to adjustment for stock splits and combinations, dividends, distributions, reorganizations and the like. Upon conversion of the Series D Preferred Stock into shares of Common Stock, the holder of Series D Preferred Stock shall pay additional consideration equal to $0.65625 multiplied by the number of shares of Common Stock to be issued.

WARRANTS

     Investor Warrants

     The holders of Series B Preferred Stock have the right to convert all or a portion of the Series B Preferred Stock into units consisting of Common Stock and Investor Warrants. For every 10 shares of Common Stock issued upon conversion of the Series B Preferred Stock, the holder thereof shall be entitled to receive an Investor Warrant to purchase one share of Common Stock. Each Investor Warrant is exercisable for one share of Common Stock at 110% of the lower of the average closing bid price of the Company's Common Stock for the five days immediately preceding (i) the conversion notice date or (ii) the Series B Closing. The Investor Warrants are exercisable in full or in part at any time or from time to time for up to three years after the issuance date of the Investor Warrants. The exercise price of the Investor Warrants is subject to adjustment under certain circumstances, including dividends, stock splits, reorganizations, reclassifications, and consolidations. The holders may elect to exercise the Investor Warrants, in whole or in part by receiving shares of Common Stock equal to the net issuance value upon surrender of the Investor Warrants.

     Finder's Warrants

     In connection with the issuance of Series B Preferred Stock to Advantage in a November 1996 private placement, the Company issued 37,500 Finder's Warrants to Wharton Capital Corporation in consideration for financial consulting services furnished to the Company. Each Finder's Warrant is exercisable for one share of Common Stock at $4.2625 per share, which price is equal to 110% of the closing price of the Company's Common Stock on the issuance date of the Finder's Warrants. The Finder's Warrants are exercisable in full or in part at any time or from time to time through November 5, 1999. The exercise price of the Finder's Warrants is subject to adjustment under certain circumstances, including dividends, stock splits, reorganizations, reclassifications and consolidations. The holders of the Finder's Warrants may elect to exercise the Finder's Warrants in whole or in part by receiving shares of Common Stock equal to the net issuance value upon surrender of the Finder's Warrants.

REGISTRATION RIGHTS

     Pursuant to a Registration Rights Agreement, dated February 3, 1995, by and among the Company and certain holders of Common Stock, as amended (the "Registration Rights Agreement"), the holders of 30,542,802 shares of Common Stock (including the shares of Common Stock offered by the Registration Rights Holders hereby) are entitled to certain rights with respect to the registration of the Common Stock under the Securities Act. Under the terms of the Registration Rights Agreement, the Company is obligated to register the shares of Common Stock held by such holders under the Securities Act upon the request of the holders and the satisfaction of certain conditions, including a proposed aggregate offering price of at least $500,000. Furthermore, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of any holder of securities of the Company, the holders are entitled to written notice of such registration and are entitled to include, at the Company's expense, such shares of their Common Stock in such registration, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. All fees, costs and expenses of such registrations (other than underwriting discounts and commissions and legal expenses of such holders) will be borne by the Company.

     In addition, pursuant to registration rights agreements by and among the Company and certain of the Selling Security Holders, such holders are entitled to certain registration rights with respect to the Common Stock issuable upon conversion of their shares of Series B Preferred Stock, their shares of Series C Preferred Stock and Series D Preferred Stock, or upon exercise of their Warrants under the Securities Act. Such registration rights will only become available to the Selling Security Holders if the Company fails to maintain the effectiveness of this Registration Statement as required by the registration rights agreements.

DELAWARE TAKEOVER STATUTE AND CERTAIN CHARTER PROVISIONS

     The Company is subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation by the interested stockholder, or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     The Company's Certificate of Incorporation provides that all stockholder actions must be effected at a duly called meeting and may not be effected by written consent. In addition, the Company's Certificate of Incorporation and Bylaws provide that only the Chairman of the Board of Directors, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by at least two directors, are permitted to call a special meeting of stockholders. These and other provisions, including the creation of "blank check" preferred stock, could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing change in the management of the Company. See "Risk Factors -- Control by Affiliates; Anti-takeover Effects."

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Company's Certificate of Incorporation contains certain provisions permitted under Delaware Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate of Incorporation also contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by Delaware General Corporation Law. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT

     The transfer agent for the Common Stock of the Company is Registrar and Transfer Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices. As of September 30, 1997, the Company had approximately 158,125,559 shares of Common Stock outstanding. In January 1997, the Company's Registration Statement on Form S-1 (No. 333-17093) was declared effective, registering for public resale 39,392,046 shares of Common Stock (consisting of 10,037,500 newly issued shares of Common Stock issuable upon the conversion of outstanding Series B Preferred Stock and Common Stock purchase warrants, and 29,354,546 previously outstanding shares of Common Stock held by the Registration Rights Holders). This Registration Statement registers for public resale an additional 17,000,000 shares of Common Stock issuable upon conversion of the Series C Preferred Stock, bringing the total number of shares to be registered under the two registration statements to 56,392,046. The Company may be obligated to register additional shares of Common Stock for resale upon conversion of the Series B Preferred Stock and Series C Preferred Stock depending on, among other factors, the future market price of the Common Stock. The Company is also obligated to register for public resale the shares of Common Stock issuable upon conversion of the Series D Preferred Stock issued in a September 1997 private placement. In addition, JTS has registered for sale on a Form S-8 Registration Statement under the Securities Act an aggregate of 8,985,000 shares of Common Stock issued or issuable upon the exercise of options granted under JTS' Amended and Restated 1995 Stock Option Plan, 500,000 shares of Common Stock issued or issuable upon the exercise of options granted under JTS' 1996 Non-Employee Directors' Stock Option Plan, and 225,800 shares of Common Stock issued or issuable upon the exercise of options granted under Atari's 1986 Stock Option Plan which were assumed by JTS in the Merger. See "Risk Factors -- Shares Eligible for Future Sale; Potential Dilution" and "Description of Capital Stock -- Registration Rights."

                              PLAN OF DISTRIBUTION

     All of the shares of Common Stock offered hereby are being offered by the Selling Security Holders and the Registration Rights Holders, or by pledges, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Company has been advised by the Selling Security Holders and the Registration Rights Holders that they intend to sell all or a portion of the shares of Common Stock offered hereby from time to time on AMEX, in privately negotiated transactions or otherwise, including the settlement of short sales, and that sales will be made at fixed prices that may be changed, at market prices prevailing at the times of such sales, at prices related to such market prices or at negotiated prices. The Selling Security Holders and the Registration Rights Holders may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In effecting sales, broker-dealers or agents engaged by the Selling Security Holders may arrange for other broker-dealers or agents to participate. In connection with any sales, the Selling Security Holders and the Registration Rights Holders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Security Holders and the Registration Rights Holders (and, if they act as agent for the purchaser of such shares of Common Stock, from such purchaser). Brokerage fees may be paid by the Selling Security Holders and the Registration Rights Holders which may be in excess of usual and customary brokerage fees. Broker-dealers may agree with the Selling Security Holders and the Registration Rights Holders to sell a specified number of shares of Common Stock at a stipulated price, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Security Holders and the Registration Rights Holders to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the Selling Security Holders and the Registration Rights Holders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on AMEX, in privately negotiated transactions or otherwise at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company, certain of the Selling Security Holders and the Registration Rights Holders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act.

     Any shares of Common Stock covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that any of the Selling Security Holders and the Registration Rights Holders will sell any or all of the shares of Common Stock offered by them hereunder.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Cooley Godward LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of JTS Corporation (formerly Atari Corporation) and its subsidiaries as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of JTS Corporation and subsidiaries as of February 2, 1997 and January 28, 1996 and for the year ended February 2, 1997 and the one month ended January 28, 1996 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     A Registration Statement on Form S-1, including amendments thereto, relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are necessarily incomplete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. All material terms of the subject matter relating to any such statements or contracts are set forth in this Prospectus. For further information with respect to the Company and the Common Stock offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon payment of certain fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Exchange Act of 1934, as amended, and, in accordance therewith, files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at the address set forth above, and at the regional offices maintained by the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained at prescribed rates from the public reference facilities of the Commission at the address noted above. The Common Stock of the Company is traded on AMEX. Reports, proxy statements and other information concerning the Company may be inspected at AMEX, at 86 Trinity Place, New York, NY 10006-1881. In addition, the Commission maintains a web site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is: http://www.sec.gov.

                                JTS CORPORATION
                          (FORMERLY ATARI CORPORATION)

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Arthur Andersen LLP.........................................................   F-2
Report of Deloitte & Touche LLP.......................................................   F-3
Consolidated Balance Sheets as of February 2, 1997, January 28, 1996 and December 31,
  1995................................................................................   F-4
Consolidated Statements of Operations for the years ended February 2, 1997, December
  31, 1995 and 1994 and for the one month ended January 28, 1996......................   F-5
Consolidated Statements of Shareholders' Equity for the years ended February 2, 1997,
  December 31, 1995 and 1994 and for the one month ended January 28, 1996.............   F-6
Consolidated Statements of Cash Flows for the years ended February 2, 1997, December
  31, 1995 and 1994 and for the one month ended January 28, 1996......................   F-7
Notes to Consolidated Financial Statements............................................   F-8
Unaudited Consolidated Balance Sheet as of May 4, 1997................................  F-22
Unaudited Consolidated Statement of Operations for the three months ended May 4,
  1997................................................................................  F-23
Unaudited Consolidated Statement of Cash Flows for the three months ended May 4,
  1997................................................................................  F-24
Condensed Notes to Consolidated Financial Statements..................................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of JTS Corporation:

     We have audited the accompanying consolidated balance sheets of JTS Corporation (formerly Atari Corporation) and subsidiaries as of February 2, 1997 and January 28, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended February 2, 1997 and the one month ended January 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JTS Corporation and subsidiaries as of February 2, 1997 and January 28, 1996 and the results of their operations and their cash flows for the year ended February 2, 1997 and the one month period ended January 28, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
April 21, 1997

                        REPORT OF DELOITTE & TOUCHE LLP

To the Shareholders and Board of Directors of Atari Corporation:

     We have audited the accompanying consolidated balance sheet of Atari Corporation and subsidiaries as of December 31, 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the two years in the period ended December 31, 1995. Our audits also included the financial statement schedule for the two years in the period ended December 31, 1995 listed in the Index at Item 14. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Atari Corporation and subsidiaries at December 31, 1995 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

San Jose, California
March 1, 1996

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  FEBRUARY 2,     JANUARY 28,     DECEMBER 31,
                                                                     1997            1996             1995
                                                                  -----------     -----------     ------------
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents (including $1,800, $700 and $700 held as restricted balances in 1997, 1996, and 1995,
    respectively)...............................................   $  24,766       $  31,790       $   28,941
  Marketable securities.........................................          --          16,460           21,649
  Accounts receivable, less allowances for returns and doubtful accounts of $1,615, $4,271 and $4,221 in 1997, 1996 and
    1995, respectively..........................................      21,445           2,784            2,468
  Inventories...................................................      17,750           5,666           10,934
  Other current assets..........................................       2,341           1,895            1,134
                                                                   ---------       ---------        ---------
         Total current assets...................................      66,302          58,595           65,126
PROPERTY AND EQUIPMENT, net.....................................      27,674             599              671
REAL ESTATE HELD FOR SALE.......................................          --          10,443           10,468
ACQUIRED TECHNOLOGY, net........................................      19,618              --               --
GOODWILL, net...................................................      16,673              --               --
OTHER ASSETS....................................................         450             538            1,304
                                                                   ---------       ---------        ---------
         TOTAL..................................................   $ 130,717       $  70,175       $   77,569
                                                                   =========       =========        =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Bank line of credits..........................................   $  10,540       $      --       $       --
  Borrowings under factoring arrangement........................       2,981              --               --
  Accounts payable..............................................      33,327           4,316            4,954
  Accrued liabilities...........................................      16,415           5,847            5,088
  Current portion of long-term obligations......................       1,967              --               --
                                                                   ---------       ---------        ---------
         Total current liabilities..............................      65,230          10,163           10,042
                                                                   ---------       ---------        ---------
LONG-TERM OBLIGATIONS...........................................      53,081          42,354           42,354
                                                                   ---------       ---------        ---------
COMMITMENTS AND CONTINGENT LIABILITIES (Note 11)

SHAREHOLDERS' EQUITY:
  Convertible preferred stock, $.001 par value -- authorized,
    10,000,000 shares; 40,000 shares outstanding in 1997;
    liquidation value of $40,227................................          --              --               --
  Common Stock, $.001 par value in 1997 and $.01 par value in
    1996 and 1995 -- authorized, 150,000,000 shares;
    outstanding: 104,744,765, 63,690,418, and 63,687,118 in
    1997, 1996 and 1995, respectively...........................         105             637              637
  Additional paid-in capital....................................     349,961         196,213          196,209
  Notes receivable from shareholders............................      (2,510)             --               --
  Unrealized gain on marketable securities......................          --           3,930            7,088
  Cumulative translation adjustments............................          --            (694)            (663)
  Accumulated deficit...........................................    (335,150)       (182,428)        (178,098)
                                                                   ---------       ---------        ---------
         Total shareholders' equity.............................      12,406          17,658           25,173
                                                                   ---------       ---------        ---------
         TOTAL..................................................   $ 130,717       $  70,175       $   77,569
                                                                   =========       =========        =========

                See notes to consolidated financial statements.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                ONE MONTH
                                                                  PERIOD
                                                                  ENDED        YEARS ENDED DECEMBER
                                                YEAR ENDED       JANUARY                31,
                                               FEBRUARY 2,         28,         ---------------------
                                                   1997            1996          1995         1994
                                               ------------     ----------     --------     --------
REVENUES......................................  $   90,530       $    735      $ 14,626     $ 38,748
                                                  --------       --------      --------     --------
COST AND EXPENSES:
  Cost of revenues............................     100,328          6,156        44,234       35,200
  Acquired in-process research and
     development..............................     110,012             --            --           --
  Amortization of acquired technology.........       3,923             --            --           --
  Research and development....................      12,849            161         5,410        5,775
  Selling, general and administrative.........      13,067          1,089        18,647       21,820
                                                  --------       --------      --------     --------
          Total operating expenses............     240,179          7,406        68,291       62,795
                                                  --------       --------      --------     --------
OPERATING LOSS................................    (149,649)        (6,671)      (53,665)     (24,047)
Settlements of patent litigation..............          --             --            --       32,062
Exchange gain (loss)..........................        (590)          (115)           13        1,184
Other income, net.............................         394          2,533         2,670          484
Interest income...............................         895            112         3,133        2,015
Interest expense..............................      (3,545)          (189)       (2,309)      (2,304)
                                                  --------       --------      --------     --------
INCOME (LOSS) BEFORE EXTRAORDINARY CREDIT.....    (152,495)        (4,330)      (50,158)       9,394
Extraordinary credit -- gain on extinguishment
  of 5 1/4% convertible subordinated
  debentures..................................          --             --           582           --
                                                  --------       --------      --------     --------
NET INCOME (LOSS).............................  $ (152,495)      $ (4,330)     $(49,576)    $  9,394
                                                  ========       ========      ========     ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary credit...  $    (1.81)      $  (0.07)     $  (0.79)    $   0.16
  Net income (loss)...........................  $    (1.81)      $  (0.07)     $  (0.78)    $   0.16
  Weighted average shares used in
     computations.............................      84,322         63,687        63,697       58,962
                                                  ========       ========      ========     ========

                See notes to consolidated financial statements.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                    NOTES
                                                                  RECEIVABLE
                 CONVERTIBLE                                         FROM      UNREALIZED
               PREFERRED STOCK      COMMON STOCK     ADDITIONAL    SALE OF      GAIN ON     CUMULATIVE
               ----------------   ----------------    PAID-IN       COMMON     MARKETABLE   TRANSLATION   ACCUMULATED
               SHARES   AMOUNT    SHARES    AMOUNT    CAPITAL       STOCK      SECURITIES   ADJUSTMENTS     DEFICIT       TOTAL
               ------   -------   -------   ------   ----------   ----------   ----------   -----------   -----------   ---------

BALANCES,
 DECEMBER 31,
   1993.......    --    $   --    57,215    $ 572     $142,497     $     (3)    $     --      $  (796)     $(137,916)   $   4,354
Sale of common
 stock........                     6,277       63       53,270                                                             53,333
Stock options
 exercised....                       157        1          371                                                                372
Collection of
 notes
 receivable...                                                            3                                                     3
Translation
adjustments...                                                                                   (928)                       (928)
Unrealized
 gain on
 marketable
 securities...                                                                       542                                      542
Net income....                                                                                                 9,394        9,394
               ------   ------    ------     ----     --------         ----      -------       ------         ------    ---------

BALANCES,
 DECEMBER 31,
   1994.......    --        --    63,649      636      196,138           --          542       (1,724)      (128,522)      67,070
Stock options
 exercised....                        82        1          109                                                                110
Stock
repurchased...                       (44)                  (38)                                                               (38)
Translation
adjustments...                                                                                  1,061                       1,061
Unrealized
 gain on
 marketable
 securities...                                                                     6,546                                    6,546
Net loss......                                                                                               (49,576)     (49,576)
               ------   ------    ------     ----     --------         ----      -------       ------         ------    ---------

BALANCES,
 DECEMBER 31,
   1995.......    --        --    63,687      637      196,209           --        7,088         (663)      (178,098)      25,173
Stock options
 exercised....                         4                     4                                                                  4
Translation
 adjustment...                                                                                    (31)                        (31)
Change in
 unrealized
 gain on
 marketable
 securities...                                                                    (3,158)                                  (3,158)
Net loss......                                                                                                (4,330)      (4,330)
               ------   ------    ------     ----     --------         ----      -------       ------         ------    ---------

BALANCES,
 JANUARY 28,
   1996.......    --        --    63,691      637      196,213           --        3,930         (694)      (182,428)      17,658
Change in
 unrealized
 gain on
 marketable
 securities...                                                                    (3,930)                                  (3,930)
Common stock
 issued in
 connection
 with JTS
acquisition...                    39,907       40      113,562       (2,510)                                              111,092
Reduction of
 par value
 from $.01
 per share to
 $.001 per
 share........                               (573)         573
Issuance of
 convertible
 Series B and
 C preferred
 stock, net of
 $2,027
 issuance
 costs........    40        --                          37,973                                                             37,973
Stock options
 exercised....                     1,147        1        1,640                                                              1,641
Translation
 adjustment...                                                                                    694                         694
Preferred
 stock
 dividends....                                                                                                  (227)        (227)
Net loss......                                                                                              (152,495)    (152,495)
               ------   ------    ------     ----     --------         ----      -------       ------         ------    ---------

BALANCES,
 FEBRUARY 2,
   1997.......    40    $   --    104,745   $ 105     $349,961     $ (2,510)    $     --      $    --      $(335,150)   $  12,406
               ======   ======    ======     ====     ========         ====      =======       ======         ======    =========

                See notes to consolidated financial statements.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                  ONE MONTH
                                                                  YEAR ENDED       PERIOD            YEARS ENDED
                                                                   FEBRUARY         ENDED            DECEMBER 31,
                                                                      2,         JANUARY 28,     --------------------
                                                                     1997           1996           1995        1994
                                                                  ----------     -----------     --------     -------
OPERATING ACTIVITIES:
  Net income (loss).............................................  $(152,495)       $(4,330)      $(49,576)    $ 9,394
  Adjustments to reconcile net income (loss) to net cash
    provided (used) by operating activities:
    Depreciation................................................      7,505            363          2,270       2,619
    Acquired in-process research and development................    110,012             --             --          --
    Amortization of goodwill and acquired technology............      5,207             --             --          --
    Loss from disposal of equipment and real estate.............      2,700             31             --          --
    Gain on sale of marketable securities.......................     (3,930)        (2,436)        (2,377)         --
    Gain from extinguishment of debentures......................         --             --           (582)         --
    Change in operating assets/liabilities
    Accounts receivable.........................................    (10,056)          (316)         6,715      (3,626)
    Inventories.................................................        676          5,268          7,251      (8,815)
    Other current assets........................................        797             (4)        16,973         468
    Other assets................................................         89              8             --          --
    Accounts payable............................................      5,625           (637)        (7,193)      3,763
    Accrued liabilities.........................................      1,931            759            (42)       (660)
                                                                   --------       --------       --------     -------
  Net cash provided (used) by operating activities..............    (31,939)        (1,294)       (26,561)      3,143
INVESTING ACTIVITIES:
    Cash acquired in connection with the Merger.................        684             --             --          --
    Loan to JTS Corporation prior to the Merger.................    (30,000)            --             --          --
    Proceeds from sale of marketable securities.................     16,460          4,467         55,703          --
    Purchase of marketable securities...........................         --             --         (9,997)    (50,000)
    Purchase of property and equipment..........................    (16,239)          (297)          (782)     (1,207)
    Proceeds from sale of property and equipment................     10,000             --             29       7,543
    Game software development costs.............................         --             --        (12,791)     (5,810)
    Other assets................................................         --             --            107         482
                                                                   --------       --------       --------     -------
  Net cash provided (used) by investing activities..............    (19,095)         4,170         32,269     (48,992)
FINANCING ACTIVITIES:
    Extinguishment of debentures................................         --             --           (518)         --
    Borrowing under line of credit and bank borrowings..........      7,084             --             --          --
    Repayments of borrowings....................................         --             --             --      (7,642)
    Repayments of capital leases................................     (3,382)            --             --          --
    Issuance of common stock....................................      1,641              4             72      53,708
    Issuance of preferred stock.................................     40,000             --             --          --
    Issuance costs of preferred stock...........................     (2,027)            --             --          --
                                                                   --------       --------       --------     -------
  Net cash provided (used) by financing activities..............     43,316              4           (446)     46,066
  EFFECT OF EXCHANGE RATE CHANGES...............................        694            (31)         1,087        (684)
                                                                   --------       --------       --------     -------
  NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........     (7,024)         2,849          6,349        (467)
  CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............     31,790         28,941         22,592      23,059
                                                                   --------       --------       --------     -------
  CASH AND CASH EQUIVALENTS AT END OF PERIOD....................  $  24,766        $31,790       $ 28,941     $22,592
                                                                   ========       ========       ========     =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock and assumptions of warrants and
    employee stock options in connection with the Merger........  $ 111,093        $    --       $     --     $    --
  Liabilities of $84,308 assumed net of related assets of
    $45,297 acquired from the Merger............................     39,011             --             --          --
  Notes receivable from shareholders acquired from the Merger...      2,510             --             --          --
  Extinguishment of note receivable from the Merger.............     30,000             --             --          --
  Exchange of inventory for advertising services................         --             --             --       3,179
  Exchange of property for retirement of debt...................         --             --             --       1,891

                See notes to consolidated financial statements.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND OPERATIONS:

     Atari Corporation ("Atari" or the "Company") was formed to design and market interactive multimedia entertainment systems and related software and peripheral products. On July 30, 1996, Atari merged into JTS Corporation ("JTS"), a manufacturer of hard disk drives for notebook and desktop personal computers. Due to a lack of market acceptance of its video game console, Jaguar, Atari had significantly downsized its video game operations prior to the merger, described below. This downsizing resulted in significant reductions in Atari's workforce and significant curtailment of research and development and sales and marketing activities for Jaguar and related products. Despite the introduction of additional game titles in the first quarter of 1996, sales of Jaguar and related software remained disappointing such that by the end of fiscal 1997 approximately all of the remaining inventory had been written off. The prior business of Atari is now conducted through the Company's Atari division; however, the Atari division does not and is not expected to represent a significant portion of the Company's business going forward.

     The most significant portion of the Company's business today is its disk drive division acquired in the merger with JTS, which designs, manufactures and markets hard disk drives for use in notebook computers and desktop personal computers. JTS was incorporated in February 1994 and remained in the development stage until October 1995, when it began shipping its 3.5-inch "Palladium" disk drives to customers in the United States and Europe. The Company currently has three disk drive product families in production, the 3-inch form factor "Nordic" family for notebook computers and the 3.5-inch form factor "Champ" and "Champion" families for desktop personal computers. The Company introduced into production its higher performance "Champion" family for desktop personal computers in the first quarter of fiscal 1998. All of JTS' products are manufactured in Madras, India by its subsidiary, JTS Technology Ltd. (formerly Moduler Electronics (India) Pvt. Ltd.).

     On July 30, 1996, Atari was merged with JTS (the "Merger") and the separate existence of Atari ceased. Although the business combination resulted in Atari merging into the JTS legal entity, the substance of the transaction was that Atari, as a public company with substantially greater operating history and net worth owned approximately 62% of the equity of the merged company. Therefore, for accounting purposes the merger was accounted for as a purchase of JTS by Atari. (See Note 3.)

     The hard disk drive business is extremely capital intensive, and the Company will need significant additional financing resources in 1998 and over the next several years for facilities expansion, capital expenditure, working capital, research and development and vendor tooling. There can be no assurance that additional funding will be available on terms acceptable to the Company or at all. If the Company is unable to obtain sufficient capital, it would be required to curtail its facilities expansion, capital expenditures, working capital, research and development and vendor tooling expenditures, which would materially adversely affect, the Company's business, operating results and financial condition.

2. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

     Pervasiveness of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Cash and Cash Equivalents -- For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with original maturities of less than three months to be cash equivalents.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     Restricted Cash -- As of February 2, 1997, January 28, 1996 and December 31, 1995, cash balances of $1,800,000, $700,000 and $700,000 were collateral for outstanding commercial letters of credit associated with inventory components, software development agreements and for bank borrowings.

     Marketable Securities -- Marketable securities are carried as available-for-sale securities and reported at the fair market value. Unrealized gains and losses are reported as a separate component of shareholders' equity until realized. The cost of securities sold is based on average cost.

     Factored Receivables with Recourses -- Certain accounts receivable have been factored with recourse with a European bank. The net cash proceeds from the bank amounted to $2,981,000 as of February 2, 1997 and are reflected as a current liability in the accompanying balance sheet.

     Concentration of Credit Risk -- The Company sells its products to original equipment manufacturers and distributors throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable.

     Inventories -- Inventories are stated at the lower of cost (first-in, first-out basis) or market and consist of the following (in thousands):

                                                       FEBRUARY 2,     JANUARY 28,     DECEMBER 31,
                                                          1997            1996             1995
                                                       -----------     -----------     ------------
    Finished goods...................................    $   489         $ 5,666         $  9,927
    Raw materials and work-in-process................     17,261              --            1,007
                                                         -------         -------          -------
         Total.......................................    $17,750         $ 5,666         $ 10,934
                                                         =======         =======          =======

     Property and Equipment -- Property and equipment are stated at cost and are depreciated using the straight-line method over estimated useful lives of two to seven years. Repairs and maintenance costs are expensed as incurred. Major renewals and betterments which substantially extend the useful life of the asset are capitalized.

     Real Estate Held for Sale -- Real property associated with closed operations of former Atari Corporation in the United States is stated at estimated market value as of December 31, 1995 and January 28, 1996 as determined by valuations, appraisals or pending sales offers. The real property was sold at fair value to one of the Company's directors in September 1996 for cash of $10 million. The Company has an option to repurchase the property from the director before September 1997 for $10 million.

     Research and Development -- Research and development costs are expensed as incurred and consist primarily of salaries, materials and supplies.

     Revenue Recognition and Product Warranty -- Revenue from product sales is generally recognized upon shipment to customers. The Company warrants its products against defects in design, materials and workmanship generally for three years. A provision for estimated future costs relating to warranty expense is recorded when products are shipped.

     Foreign Currency Translation -- For the one month ended January 28, 1996 and the years ended December 31, 1995 and 1994, assets and liabilities of operations outside the United States were translated into United States dollars using current exchange rates, and the effects of foreign currency translation adjustments were deferred and included as a component of shareholders' equity. During the year ended February 2, 1997, the functional currency of the operations outside the United States was deemed to be the U.S. dollar due to the change of the operations discussed in Note 1. As a result, the effects of foreign currency translation adjustments are now charged to the statement of operations.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     Accounting for Stock Based Compensation -- The Company accounts for stock-based compensation under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25). The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," effective January 29, 1996. (See Note 10.)

     Income (Loss) per Common Share -- Net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Net loss per share is based on the weighted average number of common shares outstanding during the period. Common equivalent shares have not been included in the calculation of loss per share as their inclusion would be antidilutive. The effect of the assumed conversion of the 5 1/4% convertible subordinated debentures was antidilutive for all periods presented and excluded from the computation.

     Fiscal Year -- The fiscal year of the Company was a 52- or 53-week period ending the Saturday closest to December 31 for 1994 and 1995. Subsequent to the Merger, the Company changed its fiscal year to a 52/53 week fiscal year ending on the Sunday closest to January 31. Accordingly, the Company's current fiscal year commenced on January 29, 1996, ended on February 2, 1997 and included 53 weeks. The financial statements for the transition period from January 1, 1996 to January 28, 1996 are also included herein.

     Reclassifications -- Certain reclassifications have been made to prior period financial statements to conform to the current presentation.

3. MERGER WITH JTS CORPORATION

     Prior to the Merger, the Company had made a $30 million loan to JTS and upon consummation of the merger the loan was cancelled. The merger was accounted for as a purchase of JTS by Atari and, accordingly, the operating results of JTS from July 30, 1996, the date of the merger, have been included in the accompanying financial statements. The allocation resulted in $133.6 million allocated to purchased technology, $110 million of which represented in-process research and development. The $110 million has been expensed in the accompanying statement of operations for the year ended February 2, 1997, as the technology had not yet reached technological feasibility and does not have alternative future uses.

     The purchase price has been allocated as follows (in thousands):

        Inventories, trade accounts receivable and other current assets...  $ 24,697
        Equipment and tooling.............................................    20,600
        In-process research and development...............................   110,012
        Acquired technology...............................................    23,542
        Goodwill..........................................................    17,956
        Liabilities assumed...............................................   (84,308)
                                                                            ---------
             Net assets acquired..........................................  $112,499
                                                                            =========

     Acquired technology and goodwill are amortized using the straight-line method over seven and ten years, respectively and the accumulated amortization as of February 2, 1997 was $3,924,000 and $1,283,000 for existing technology and goodwill, respectively.

     In April 1996, JTS acquired 90% of the outstanding shares of Moduler Electronics, a contract disk drive component manufacturer, the owner of which is a significant shareholder of JTS. JTS acquired the stock in consideration for 1,911,673 shares of JTS' Series A preferred stock and a warrant to purchase 750,000 shares of JTS' common stock at an exercise price of $0.25 per share. The acquisition was accounted for as a purchase.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     In connection with the acquisition, net assets acquired were as follows:

        Inventories and other current assets..............................  $  9,542
        Equipment and leasehold improvements..............................     7,754
        Current liabilities assumed.......................................   (12,681)
        Long-term liabilities assumed.....................................    (2,768)
                                                                            --------
                  Net assets acquired.....................................  $  1,847
                                                                            ========

     The following unaudited proforma financial information shows the results of operations for the fiscal years ended February 2, 1997 and December 31, 1995 as if the JTS acquisition and JTS' acquisition of Moduler Electronics had occurred at the beginning of each period presented. The results are not necessarily indicative of what would have occurred had the acquisitions actually been made at the beginning of each of the respective periods presented or of future operations of the combined companies. The proforma results for 1997 combine Atari's, JTS' and Moduler Electronics' results for the fiscal year ended February 2, 1997. The proforma results for 1995 combine Atari's results for the fiscal year ended December 31, 1995 with JTS' and Moduler Electronics' fiscal year ended January 28, 1996.

                                                                     FISCAL YEARS ENDED
                                                           --------------------------------------
                                                           FEBRUARY 2, 1997     DECEMBER 31, 1995
                                                           ----------------     -----------------
    Revenue..............................................     $  124,294            $  33,403
    Net loss.............................................       (182,794)             (96,997)
    Net loss per share...................................     $    (1.75)           $   (0.94)
    Weighted average common shares outstanding...........        104,356              103,697

4. FINANCIAL INSTRUMENTS

     Marketable Securities -- Marketable securities available-for-sale consist of the following (in thousands):

                                                JANUARY 28, 1996                  DECEMBER 31, 1995
                                        --------------------------------   --------------------------------
                                                                GROSS                              GROSS
                                        AMORTIZED   MARKET    UNREALIZED   AMORTIZED   MARKET    UNREALIZED
                                          COST       VALUE      GAINS        COST       VALUE      GAINS
                                        ---------   -------   ----------   ---------   -------   ----------
Equity securities --
  Dixon common stock..................   $ 2,534    $ 6,418     $3,884      $ 4,565    $11,606     $7,041
Government securities --
  Federal Home Loan Bank..............     4,993      5,009         16        4,993      5,026         33
  Federal Home Loan Mortgage Corp.....     5,003      5,033         30        5,003      5,017         14
                                         -------    -------    -------      -------    -------
     Total marketable securities......   $12,530    $16,460     $3,930      $14,561    $21,649     $7,088
                                         =======    =======    =======      =======    =======

     The contractual maturities of the government securities range from two to four years. All marketable securities were sold by February 2, 1997. Realized gains were $3.9 million and $2.4 million for the years ended February 2, 1997 and December 31, 1995 and $2.4 million for the one month period ended January 28, 1996, which are included in "Other Income" in the accompanying statements of operations.

     Fair Value of Financial Instruments -- The estimated fair value of the 5 1/4% convertible subordinated debentures issued by the Company and reflected as long-term debt in the accompanying balance sheet at February 2, 1997 was approximately $26 million based primarily on quoted market prices at that date. The carrying amounts of the remainder of the Company's financial instruments at February 2, 1997, consisting of cash and equivalents, approximate fair values due to their short term maturities.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

5. GAME SOFTWARE DEVELOPMENT COSTS

     Internal game software development costs are expensed as incurred as these costs relate primarily to development tools. External development costs are capitalized once technological feasibility has been determined. During 1995 and 1994, the Company capitalized $12.8 million and $5.8 million, respectively, of amounts paid to third parties, primarily as prepaid licenses, in connection with game development for the Jaguar. The Company amortized such costs over the shorter of 12 months from game introduction or the estimated unit sales of the game title. The Company assesses the recoverability of capitalized games software development costs in light of many factors, including, but not limited to, anticipated future revenues, estimated economic useful lives and changes in software and hardware technologies. Amortization expense and adjustments for management's assessment of recoverability were $17.1 million (including a write-off of $16.6 million) and $1.5 million (including a write-off of $804,000) for the years ended December 31, 1995 and 1994, respectively. The capitalized development costs, net of amortization, as of December 31, 1995 amounting to $758,000 was included in "Other Assets" in the accompanying balance sheet and were written off during the year ended February 2, 1997.

6. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following (in thousands):

                                            ESTIMATED
                                           USEFUL LIFE     FEBRUARY 2,    JANUARY 28,    DECEMBER 31,
                                             (YEARS)          1997           1996            1995
                                           ------------    -----------    -----------    ------------
    Equipment and tooling................    2-7             $25,945        $ 1,424        $  1,526
    Furniture and fixtures...............    2-7               3,495            131             198
    Leasehold improvements...............     4                  410             --              --
                                                              ------         ------          ------
    Total................................                     29,850          1,555           1,724
    Accumulated depreciation and
      amortization.......................                     (2,176)          (956)           (753)
    Reserve for production tooling.......                         --             --            (300)
                                                              ------         ------          ------
    Property and equipment, net..........                    $27,674        $   599        $    671
                                                              ======         ======          ======

     In March 1995, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 requires that long-lived assets be reviewed for impairment and, if necessary, an impairment loss be recorded whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. SFAS 121 became effective for the year ended February 2, 1997. The adoption of SFAS 121 did not have a material effect on the financial position or results of operations of the Company. In fiscal 1997, the Company wrote off equipment with a book value of approximately $2.7 million and the loss is included in "Other income" in the accompanying statement of operations.

7.  LONG-TERM DEBT OBLIGATIONS AND BANK ARRANGEMENT

     New Revolving Line of Credit Arrangement -- On April 16, 1997, the Company obtained a commitment from a finance company for a revolving line of credit to refinance present debt and to obtain working capital credit facilities of up to $30 million. The revolving line of credit will have an initial term of three years with automatic annual renewals thereafter unless terminated by the finance company. The Company will grant the finance company a first and exclusive lien on all of the Company's present and future accounts receivable, inventory, equipment and intangible assets to secure the obligations. The agreement will also contain certain financial covenants.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     Bank Line of Credits -- The Company has a line of credit arrangement with a bank for $5 million, of which all was outstanding as of February 2, 1997. The line of credit is collateralized by certain assets, bore interest at Prime plus 0.75% (9% as of February 2, 1997) and the principal was replaced by the factoring arrangement with the same amount in April 1997.

     The Company's Indian subsidiary, JTS Technology Ltd. ("Technology"), has entered into an agreement with a consortium of three Indian Government owned commercial banks to obtain working capital credit facilities. While the three banks have agreed to a total extension of credit and an allocation of participation, each bank independently sanctions its portion of the participation. The credit agreement with the consortium has four separate facilities, namely, export sales accounts receivable bill discounting, exports sales order based inventory packing credit, foreign letters of credit and letters of guarantee. Technology can borrow up to $10,375,000 and, as of February 2, 1997, $5,540,000 was outstanding. The line of credit is collateralized by certain assets, is guaranteed by a relative of the Chairman of the Company and bears interest from 6.5% to 15%.

     According to the terms stipulated in the credit facility sanction letter of one of the banks, the Company is required to contribute unsecured loans of approximately $1.8 million to Technology. No unsecured loans have been contributed as of February 2, 1997. However, management believes it is in compliance with this provision due to the open accounts receivable which they have from Technology and intends to convert a portion of its open accounts receivable from Technology to unsecured loans to satisfy this requirement.

     Convertible Subordinated Debentures -- The Company has $42.4 million of
5 1/4% convertible subordinated debentures due April 29, 2002. The debentures may be redeemed at the Company's option, upon payment of a premium. The debentures, at the option of the holders, are convertible into common stock at $16.3125 per share. As of February 2, 1997, 2,596,414 shares of common stock were reserved for issuance upon conversion. Default with respect to other indebtedness of the Company in an aggregate amount exceeding $5 million would result in an event of default whereby the outstanding debentures would be due and payable immediately.

     In 1995, the Company reacquired in the open market and extinguished $1.1 million face value of these debentures for $500,000, resulting in an extraordinary gain of $582,000.

     Secured Long Term Loans -- Technology has entered into term loan agreements with the Industrial Credit and Investment Corporation of India Limited ("ICICI"), a term lending institution in India under which $2,625,000 was outstanding as of February 2, 1997. The loan is repayable in US dollars in 13 equal quarterly installments of $202,000 each commencing from April 1997. Interest on outstanding amounts is payable quarterly at the rate of US dollar LIBOR plus 2.75% per annum (8.5% at February 2, 1997). As of February 2, 1997, Technology also has a second loan outstanding from ICICI for $7,000,000, repayable in US dollars in twelve equal quarterly installments of $583,000 each commencing on May 20, 1998. Interest on these loans is payable at US dollar LIBOR plus 4% (9.94% at February 2, 1997).

     On June 13, 1996, Technology entered into a loan agreement with the Shipping Credit and Investment Corporation of India Limited. As at February 2, 1997, the Company has borrowed $2.12 million and the loan is repayable in US dollars in 12 equal quarterly installments of $177,000 each commencing from the first quarter of 1998. Interest on these loans is payable at US dollar LIBOR plus 4% (9.94% at February 2, 1997).

     The loans are collateralized by all of the Technology's property and equipment and are guaranteed by a relative of the Chairman of the Company.

     The loan covenants require Technology to increase its paid in capital by approximately $5.6 million and the Company is required to make unsecured loans of $3.7 million to Technology. With respect to the equity requirement, the Company has obtained the approval of the Reserve Bank of India ("RBI") to contribute funds aggregating to $5 million. Subsequent to February 2, 1997, Technology received $2.5 million towards

                  JTS CORPORATION (FORMERLY ATARI CORPORATION) capital contribution from the Company. These funds, along with amounts invested, would result in Technology's paid in capital to increase to $5.88 million.

     No unsecured loans have been contributed up to the date of the financial statements. Management believes that the lender is unlikely to require the Company to immediately repay advances outstanding for non-compliance with debt covenants. Management believes it is in compliance with this provision due to the open accounts receivable which they have from Technology and intends to convert a portion of its open accounts receivable from Technology to unsecured loans to satisfy this requirement.

     Capitalized Lease Obligations -- As of February 2, 1997, the Company has equipment lease agreements of which payments are due in equal monthly installments over a 36 month period. As of February 2, 1997, the cost of the leased assets was $925,000 and the related accumulated depreciation was $220,000. The leases bear interest between 11.5% and 18.2%.

     The following is a schedule of future payments under subordinated debentures, secured long term loans and capital lease obligations together with the present value of the net minimum lease payments at February 2, 1997.

                                                        SECURED
                                       CAPITAL LEASE   LONG TERM   SUBORDINATED
                      YEAR              OBLIGATIONS      LOANS      DEBENTURES        AMOUNT
            -------------------------  -------------   ---------   ------------   --------------
                                                                                  (IN THOUSANDS)
            1998.....................      $ 560        $ 1,516      $     --        $  2,076
            1999.....................        521          3,848            --           4,369
            2000.....................         27          3,848            --           3,875
            2001.....................         --          2,534            --           2,534
            2002.....................         --             --            --              --
            2003.....................         --             --        42,354          42,354
                                                                                  --------------
            Total....................                                                  55,208
            Less: Amount representing
              interest...............                                                    (160)
                                                                                  --------------
            Present value............                                                  55,048
            Less: Current portion....                                                  (1,967)
                                                                                  --------------
            Long term portion........                                                $ 53,081
                                                                                  ===========

8. INCOME TAXES

     The effective income tax rate for the periods shown below was 0% and differs from the Federal statutory rate of 35% as follows (in thousands):

                                                                                YEARS ENDED
                                            YEAR ENDED     PERIOD ENDED         DECEMBER 31,
                                            FEBRUARY 2,    JANUARY 28,      --------------------
                                               1997            1996           1995        1994
                                            ----------     ------------     --------     -------
    Computed at federal statutory rates...   $(53,373)        (1,515)       $(17,402)    $ 3,288
    Nondeductible acquired in-process
      research and development............     38,504             --              --          --
    Nondeductible amortization expense....      2,042             --              --          --
    Other.................................     (5,511)        (1,053)         (1,202)         --
    Valuation allowance...................     18,338          2,569          18,604      (3,288)
                                             --------        -------
    Income tax............................   $     --         $   --        $     --     $    --
                                             ========        =======

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     The components of the net deferred tax asset consist of (in thousands):

                                                       FEBRUARY 2,     JANUARY 28,     DECEMBER 31,
                                                          1997            1996             1995
                                                       -----------     -----------     ------------
    Deferred tax assets:
      Federal operating loss carryforwards...........   $  85,760       $  57,238        $ 57,706
      State operating loss carryforwards.............       8,764           4,999           3,820
      Capital loss carryforwards.....................       1,008           1,008           1,035
      Research and development tax credit
         carryforwards...............................       3,100           1,496           1,813
      Inventory reserves.............................       7,268           5,287           3,237
      Capitalized software development costs.........       3,022           3,022           3,022
      Other..........................................       8,045           4,613           4,461
                                                         --------        --------
    Subtotal.........................................     116,967          77,663          75,094
    Valuation allowance..............................    (116,967)        (77,663)        (75,094)
                                                         --------        --------
    Net deferred tax asset...........................   $      --       $      --        $     --
                                                         ========        ========

     Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the net deferred tax assets such that a valuation allowance has been recorded to completely offset the net deferred tax assets. Such factors include recurring operating losses from inception, recent increases in expense levels to support the Company's growth, and the fact that the market in which the Company competes is intensely competitive and is characterized by rapidly changing technology.

     For income tax purposes, the Company has Federal and State net operating loss ("NOL") carryforwards of approximately $245 million and $94 million, respectively, and Federal and State research and development tax credit carryforwards of approximately $2.1 million and $1.0 million, respectively, all of which will expire on various dates through 2012.

     Under the Internal Revenue Code of 1986, as amended, certain changes in the ownership or business of a corporation that has Federal NOLs or tax credit carryforwards will result in the inability to use or the imposition of significant restrictions on the use of such NOLs or tax credit carryforwards to offset future income and tax liabilities of the Company. The merger between Atari and JTS constituted a change in ownership with respect to JTS and accordingly, restricts the use of JTS' pre-merger NOLs against post-merger income of the Company to the maximum of $12.5 million per year, unless previously expired. In addition, subsequent events may result in the imposition of restrictions on the ability of the Company to utilize its NOLs and tax credit carryforwards. There can be no assurance that the Company will be able to utilize all or any of its NOL's or tax credit carryforwards.

     Under the Indian Income Tax Act 1961, Technology is exempted from payment of certain corporate income taxes for a period of five years during the first eight years of operations, subject to fulfillment of certain conditions. Technology continues to be exempt from certain income tax to the extent of income attributable to the export sales of Technology. As Technology did not have any taxable income for the period from July 30, 1996 to February 2, 1997, no provision for income tax has been made.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

9. CONVERTIBLE PREFERRED STOCK

     Convertible preferred stock outstanding as of February 2, 1997 consisted of the following (dollars in thousands, except share amounts):

        Series B:
          Authorized -- 15,000 shares
          Outstanding -- 15,000 shares; liquidation preference of
             $15,193.......................................................  $ 15,000
        Series C:
          Authorized -- 25,000 shares
          Outstanding -- 25,000 shares; liquidation preference of
             $25,034.......................................................  $ 25,000
                                                                             --------
                                                                             $ 40,000
                                                                              =======

     The rights, restrictions and preferences of Series B convertible preferred stock are as follows:

     - Each stockholder is entitled to receive annual dividends at a rate of $50.00 per share when, and if, declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are cumulative and payable in cash or in common stock quarterly. As of February 2, 1997, dividends accrued totaled $193,000.

     - Each stockholder may convert any or all of his shares into common stock at the lower of (i) $3.6125 or (ii) 85% of the average trading price of the common stock on the five consecutive trading days immediately preceding the conversion date times the conversion rate (defined in the agreement). In addition, for every ten shares of common stock issued upon conversion, the holder is entitled to receive a warrant to purchase one share of common stock. Each warrant is exercisable at 110% of the lower of the average closing price of common stock for the five days immediately preceding (i) the conversion notice date or (ii) the closing date of the stock purchase agreement.

     - In the event of any voluntary liquidation, dissolution or winding up of the Company, the holders are entitled to receive an amount per share equal to the total amount of (i) $1,000 and (ii) all dividends accrued and unpaid.

     The rights, restrictions and preferences of Series C convertible preferred stock are as follows:

     - Each stockholder is entitled to receive dividends at a rate of 5% per annum which are cumulative and payable in cash or in common stock. As of February 2, 1997, dividends accrued totaled $34,000.

     - Each stockholder may convert any or all of his shares and unpaid dividends into common stock at the lower of (i) $2.94 or (ii) 85% of the average market price for the common stock for the five consecutive trading days immediately preceding the conversion date.

     - The holders have the right, at the option of the holders of at least two thirds of the Series C convertible preferred stock then outstanding, to require the Company to redeem all of the Series C Preferred upon the occurrence of certain events, all of which are within the control of the Company and therefore, Series C is included in shareholders' equity in the accompanying balance sheet.

     - In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders are entitled to receive an amount per share equal to the total amount of (i) $1,000 and (ii) an additional amount defined in the agreement.

     - Holders do not have any voting right.

10. COMMON STOCK AND STOCK OPTION PLANS

     Reduction in Par Value -- Upon the Merger, a new Certificate of Incorporation was approved and the par value of the common stock was reduced from $.01 per share to $.001. As a result, the common stock account was reduced by $573,000 and the additional paid-in capital account was increased by the same amount.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     Warrants -- In connection with the acquisition of Moduler Electronics, the Company issued warrants to purchase 750,000 shares of the Company's common stock at an exercise price of $0.25 per share to an entity owned by a relative of the Chairman of the Company, of which 500,000 warrants have been exercised. The remaining 250,000 shares become exercisable when there becomes available to Technology certain borrowings and credit facilities in the amount of at least $29 million. Subject to the foregoing, the warrant may be exercised at any time until February 25, 2001.

     The Company issued a warrant to purchase 37,500 shares of the Company's common stock at an exercise price of $4.26 per share to a placement agent upon the issuance of Series B convertible preferred stock. (See Note 9.) The warrant is exercisable at any time until November 5, 1999. Such warrants were deemed to have nominal value at the issuance date and, accordingly, are carried at no value in the accompanying financial statement.

     The Company has issued warrants to purchase 50,000 shares of common stock at $3.00 to the bank with which it has a line of credit. The warrants may be exercised at any time before various dates through 2001. Such warrants were deemed to have nominal value at the issuance date and, accordingly, are carried at no value in the accompanying financial statements.

     Restricted Stock Purchase Agreement -- Prior to the Merger, JTS issued 5,000,000 shares of its common stock to certain officers in exchange for notes receivable amounting to $2,750,000, of which $240,000 has been subsequently collected. The notes bear interest at annual rates ranging from 5.45% to 5.91% and the principal and interest is payable on various dates within four years. The notes are with full recourse and are collateralized by the stock purchased. The Company has the right to repurchase such shares upon termination of employment at the original purchase price; however, the Company's right to repurchase lapses ratably over four years. As of February 2, 1997, 3,162,494 shares were subject to repurchase.

     Stock Option Plans -- The Company has reserved 9,000,000 shares of common stock for issuance under its 1995 Stock Option Plan. Under the plan, either incentive or nonstatutory stock options may be granted to purchase shares of common stock. Nonstatutory stock options may be granted to employees, nonemployee members of the Board of Directors and consultants at prices not less than 85% of the fair value of the stock at the date of the grant, as determined by the Board. Incentive stock options may be granted only to employees at prices not lower than the fair value of the stock at the date of grant, as determined by the Board. Options granted under the plan are generally exercisable over four years, and expire no later than ten years from the date of grant. Options granted vest at a rate of 25% per annum.

     The Company has also reserved 500,000 shares of common stock for issuance under its 1996 Non-Employee Directors' Stock Option Plan. Under the plan, each Non-Employee Director has options to purchase shares of common stock at the market value at the date of grant. Options vest in two equal annual installments from the date of grant and will expire no later than ten years from the date of grant.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     The following table presents the option activity through February 2, 1997:

                                                              NUMBER OF      WEIGHTED AVERAGE
                                                               OPTIONS        EXERCISE PRICE
                                                              ----------     ----------------
    Balance, December 31, 1994..............................   1,308,458         $   3.94
    Granted.................................................   1,487,000         $   2.66
    Exercised...............................................     (82,333)        $   1.44
    Cancelled...............................................    (615,600)        $   5.47
                                                               ---------
    Balance, December 31, 1995..............................   2,097,525         $   2.68
                                                               ---------
    Granted.................................................     195,000         $   1.60
    Exercised...............................................      (4,000)        $   1.19
    Cancelled...............................................          --
    Balance, January 28, 1996...............................   2,292,525         $   2.59
                                                               ---------
    Granted.................................................   4,201,203         $   1.83
    Assumed upon JTS merger.................................   3,885,747         $   2.31
    Exercised...............................................  (1,047,000)        $   1.04
    Cancelled...............................................  (2,130,933)        $   2.21
    Balance, February 2, 1997...............................   7,197,542         $   2.34
                                                               =========

     The following table summarizes information concerning stock options outstanding and exercisable as of February 2, 1997:

                                           OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                                    ---------------------------------     ------------------------------
                                       WEIGHTED           WEIGHTED                           WEIGHTED
   RANGE OF           SHARES           AVERAGE            AVERAGE           SHARES           AVERAGE
EXERCISE PRICES     OUTSTANDING     REMAINING LIFE     EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
---------------     -----------     --------------     --------------     -----------     --------------
     $0.25           2,430,229           8.59              $ 0.25             749,065         $ 0.25
 $2.50 - $4.20       4,637,313           9.66              $ 3.41             375,609         $ 3.77
     $6.00             130,000           7.49              $ 6.00              55,000         $ 6.00
                     ---------           ----               -----           ---------          -----
                     7,197,542           9.22              $ 2.34           1,179,674         $ 1.53
                     =========           ====               =====           =========          =====

     Stock-Based Compensation -- In January 1996, the Company adopted FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 defines a fair value method of accounting for stock-based compensation plans. Under the fair value method, compensation cost is measured at the grant date on the value of the award and is recognized over the service period. As permitted under SFAS 123, the Company continues to apply the provisions of APB 25 and related interpretations in accounting for its stock-based compensation plans and, accordingly, does not recognize compensation cost. If the Company had elected to recognize compensation cost based on the fair value of the stock options at the grant date as prescribed by SFAS 123, net loss and loss per share would have been as follows (in thousands, except per share amounts):

                                                     YEAR ENDED      PERIOD ENDED      YEAR ENDED
                                                     FEBRUARY 2,     JANUARY 28,      DECEMBER 31,
                                                        1997             1996             1995
                                                     -----------     ------------     ------------
    Net loss -- As reported........................   $ (152,495)      $ (4,330)        $(49,576)
    Net loss -- Pro forma..........................   $ (161,496)      $ (4,335)        $(49,778)
    Loss per share -- As reported..................   $    (1.81)      $  (0.07)        $  (0.78)
    Loss per share -- Pro forma....................   $    (1.92)      $  (0.07)        $  (0.78)

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

     Because SFAS 123 has not been applied to options granted prior to January 1, 1995, the resulting pro-forma compensation cost may not be representative of that to be expected in future years.

     The weighted average fair value of stock options granted during the year ended December 31, 1995, the one month ended January 28, 1996 and the year ended February 2, 1997 was $0.57, $0.18 and $4.38 per share, respectively. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model assuming a risk free interest rate of 6%, dividend yield of 0%, volatility factor of the expected market price of the Company's Common Stock of 1.10 and a weighted average expected option life of 4 and 6 years from the vest date.

     Common Stock Reserved for Future Issuance -- As of February 2, 1997, the Company has reserved the following shares of common stock for issuance in connection with:

        Conversion of preferred stock....................................   27,037,500
        Conversion of subordinated debentures............................    2,596,414
        Stock option plans...............................................    9,429,416
        Warrants to purchase common stock................................      337,500
                                                                           -----------
                                                                            39,400,830
                                                                             =========

11. COMMITMENTS AND CONTINGENT LIABILITIES

     License Agreements and Royalty Obligations -- The Company licenses certain "Nordic" disk drive technology from TEAC Corporation ("TEAC"). In the event the Company sells certain products incorporating certain technology jointly developed by TEAC and the Company or independently developed by TEAC, it will incur a royalty obligation. There was no sale of a product incorporating such technology and accordingly, no royalties were due as of February 2, 1997. In addition, the Company is obligated to license certain technology independently developed by the Company on a royalty-free basis to TEAC.

     The Company also has a cross-license agreement with Pont Peripherals Corporation ("Pont") pursuant to which the Company granted to Pont a royalty-free, nonexclusive perpetual license to use certain technology independently developed by the Company and jointly developed. In return, Pont granted to the Company a royalty-free, nonexclusive, perpetual license to use certain technology independently developed by Pont and jointly developed.

     The Company has entered into a Development Agreement with Compaq Corporation which imposes certain restrictions on the Company's ability to sublicense "Nordic" technology to third parties. In addition, the Development Agreement imposes a royalty of $2 per unit with respect to the sale of "Nordic" disk drives to third parties during the term of the agreement. No royalties were due as of February 2, 1997.

     The Company has also entered into a Technology and License Agreement with Western Digital Corporation ("WDC") pursuant to which WDC obtained certain manufacturing and marketing rights to "Nordic" disk drive technology. The Company and WDC have reciprocal, royalty-free, cross-license agreement for future Nordic technology developments, and WDC has granted to the Company licenses on existing patents covering certain technology on a royalty-free basis.

     Lease Commitments -- The Company leases various facilities and equipment under noncancellable operating lease arrangements. These leases generally provide renewal options of five additional years.

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

Minimum future lease payments under noncancellable operating leases as of February 2, 1997 are as follows (in thousands):

                1998................................................  $  781
                1999................................................     553
                2000................................................     571
                2001................................................     243
                                                                      ------
                          Total minimum lease payments..............  $2,148
                                                                      ======

     Rent expense for operating leases was $1,015,000, $1,193,000 and $1,218,000 for the years 1997, 1995 and 1994, respectively, and $61,000 for the period ended January 28, 1996.

     Claims and Suits -- On January 3, 1997, Dusseldorf Securities, Limited ("DSL") and Greystone Capital, Ltd. ("GCL"), through counsel, made a letter demand of the Company for payment of $1,250,000 allegedly due under a letter agreement between DSL and the Company dated December 21, 1996 (the "Agreement"). DSL and GCL claim that the Company owes $1,250,000 as fees for a January 1997 private placement of the Company's stock which was not completed through DSL and/or GCL. On February 26, 1997, DSL and GCL filed suit against the Company in Los Angeles County Superior Court, No. BC166450, entitled Dusseldorf Securities, Limited v. JTS Corporation. The lawsuit asserts claims for breach of contract, breach of warranty, and misrepresentation against the Company and asserts those and other tort claims against an individual not affiliated with the Company, through whom the Company recently completed a private placement of its securities. A writ of attachment has been filed and is scheduled to be argued on May 9, 1997. The Company denies the allegations of the complaint and intends to vigorously defend itself in the action.

     Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. The number of such claims has increased as the Company significantly downsized its development operations. In the opinion of management, all such matters have been adequately provided for, are without merit, or are such that if settled unfavorably would not have a material adverse effect on the Company's consolidated financial position and results of operations.

12. SETTLEMENTS OF PATENT LITIGATION

     During the first quarter of 1994, the Company received $2.2 million with respect to the settlement of litigation between the Company, Atari Games Corporation and Nintendo. Although not part of the litigation, the Company sold 1,500,000 shares of its common stock to Time Warner (parent company of Atari Games Corporation), Inc. for $12.8 million.

     During the fourth quarter of 1994, the Company completed a comprehensive agreement ("Agreement") with Sega Enterprises, Ltd. ("Sega") concerning resolution of disputes, equity investment and patent and product licensing agreements. The results of the Agreement were as follows: (i) Sega acquired 4,705,883 shares of the Company's common stock for $40.0 million; (ii) the Company received a payment of $29.8 million ($50.0 million from Sega, net of $20.2 million of legal fees and associated costs) in exchange for a license from Atari covering the use of a library of Atari patents issued between 1977 through 1984 (excluding patents which exclusively claim elements of the Company's JAGUAR and LYNX products) through the year 2001; and (iii) the Company and Sega agreed to cross-license up to five software game titles each year through the year 2001.

13. SEGMENT INFORMATION

     The Company operates in two industry segments -- the design and sale of consumer electronic products and the manufacture and distribution of hard disk drives. The Company's foreign operations at February 2,

                  JTS CORPORATION (FORMERLY ATARI CORPORATION)

1997 consist of sales and distribution facilities in Europe and a manufacturing plant in India. Corporate assets are primarily cash and equivalents, marketable securities, real estate held for sale and intangible assets.

     The following tables present a summary of operations by geographic region (in thousands):

                                                             ONE MONTH           YEARS ENDED
                                            YEAR ENDED         ENDED            DECEMBER 31,
                                            FEBRUARY 2,     JANUARY 28,     ---------------------
                                               1997            1996           1995         1994
                                            -----------     -----------     --------     --------
    Revenues from unaffiliated customers:
      North America.......................   $   30,840      $     510      $  8,163     $ 23,158
      Export sales from North America.....       45,934             --         1,868        8,538
      Europe..............................       13,756            225         4,595        7,052
                                                -------        -------       -------
              Total.......................   $   90,530      $     735      $ 14,626     $ 38,748
                                                =======        =======       =======
    Operating income (loss):
      North America.......................   $ (153,234)     $  (6,632)     $(51,036)    $(21,600)
      Europe..............................          445            (39)       (2,629)      (2,447)
      India...............................        3,140             --            --           --
                                                -------        -------       -------
              Total.......................   $ (149,649)     $  (6,671)     $(53,665)    $(24,047)
                                                =======        =======       =======
    Identifiable assets at period end:
      North America.......................   $   26,871      $   9,135      $ 14,588     $ 37,627
      Europe..............................        8,285          1,810         1,856        1,650
      India...............................       35,855             --            --           --
      Corporate assets....................       59,706         59,230        61,125       91,765
                                                -------        -------       -------
              Total.......................   $  130,717      $  70,175      $ 77,569     $131,042
                                                =======        =======       =======

     The following table presents a summary of the revenues by industry segment (in thousands):

                                                                                YEAR ENDED
                                                                                FEBRUARY 2,
                                                                                   1997
                                                                                -----------
    Hard disk drives........................................................      $85,751
    Multimedia entertainment system.........................................        4,779
                                                                                -----------
                                                                                  $90,530
                                                                                 ========

     All revenues for the years ended December 31, 1995 and 1994 and for the one month period ended January 28, 1996 are from the multimedia entertainment system segment.

     No single customer accounted for more than 10% of total revenues for the years ended December 31, 1995 or 1994 or for the one month period ended January 28, 1996. Sales to major customers in 1997 in excess of 10% of total revenues are as follows:

Karma International             30%
Future Technology               13%
Synnex Information Technology   12%

                                JTS CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS

                                                                        MAY 4,       FEBRUARY 2,
                                                                         1997           1997
                                                                       ---------     -----------
CURRENT ASSETS:
  Cash and cash equivalents (including $2,100, and $1,800 held as restricted balances at May 4, 1997 and February 2, 1997,
     respectively)...................................................  $  13,396      $   24,766
  Accounts receivable, less allowance for doubtful accounts of $1,409
     and $1,615 at May 4, 1997 and February 2, 1997, respectively....     30,257          21,445
  Inventories........................................................     28,131          17,750
  Other current assets...............................................      3,473           2,341
                                                                       ---------       ---------
     Total current assets............................................     75,257          66,302
PROPERTY AND EQUIPMENT, net..........................................     31,399          27,674
ACQUIRED TECHNOLOGY, net.............................................     18,917          19,618
GOODWILL, net........................................................     16,256          16,673
OTHER ASSETS.........................................................        427             450
                                                                       ---------       ---------
          TOTAL......................................................  $ 142,256      $  130,717
                                                                       =========       =========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank lines of credit...............................................  $  12,009      $   10,540
  Borrowings under factoring arrangement.............................      4,650           2,981
  Accounts payable...................................................     55,280          33,327
  Accrued liabilities................................................     14,166          16,415
  Current portion of long-term obligations...........................      1,583           1,967
                                                                       ---------       ---------
          Total current liabilities..................................     87,688          65,230
                                                                       ---------       ---------
LONG-TERM OBLIGATIONS................................................     54,365          53,081
                                                                       ---------       ---------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock, $.001 par value -- authorized,
     10,000,000 shares; outstanding, 35,807 and 40,000 shares;
     liquidation value of $36,491 and $40,227 at May 4, 1997 and
     February 2, 1997, respectively..................................                         --
  Common stock, $.001 par value -- authorized, 150,000,000 shares;
     outstanding, 107,151,842 and 104,744,765 at May 4, 1997 and
     February 2, 1997, respectively..................................        107             105
  Additional paid-in capital.........................................    350,036         349,961
  Notes receivable from shareholders.................................     (2,510)         (2,510)
  Accumulated deficit................................................   (347,430)       (335,150)
                                                                       ---------       ---------
     Total stockholders' equity......................................        203          12,406
                                                                       ---------       ---------
          TOTAL......................................................  $ 142,256      $  130,717
                                                                       =========       =========


           (See Condensed Notes to Consolidated Financial Statements)

                                JTS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THREE MONTHS ENDED MAY 4, 1997 AND MARCH 31, 1996
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           THREE MONTHS ENDED
                                                                         ----------------------
                                                                          MAY 4,      MARCH 31
                                                                           1997         1996
                                                                         --------     ---------
NET SALES..............................................................  $ 73,413      $ 1,272
                                                                         --------      -------
  Cost of sales........................................................    70,220        6,211
                                                                         ========      =======
GROSS MARGIN (DEFICIT).................................................     3,193       (4,939)
  Amortization of acquired technology..................................       701           --
  Research and development expense.....................................     6,700          201
  Selling, general and administrative expense..........................     6,081        2,009
                                                                         --------      -------
Total operating expenses...............................................    13,482        2,210
                                                                         --------      -------
OPERATING LOSS.........................................................   (10,289)      (7,149)
Exchange loss..........................................................       (25)         (60)
Other income (loss), net...............................................      (135)       6,640
Interest income........................................................       291          332
Interest expense.......................................................    (1,666)        (569)
                                                                         --------      -------
NET LOSS...............................................................  $(11,824)     $  (806)
Preferred stock dividends..............................................       456           --
NET LOSS ATTRIBUTABLE TO COMMON STOCK..................................   (12,280)        (806)
LOSS PER COMMON SHARE..................................................  $ (0.116)     $ (0.01)
                                                                         ========      =======
Weighted average number of shares used in computations.................   105,841       63,701

           (See Condensed Notes to Consolidated Financial Statements)

                                JTS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                           THREE MONTHS ENDED
                                                                          ---------------------
                                                                          MAY 4,      MARCH 31,
                                                                           1997         1996
                                                                          -------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net cash used in operating activities.................................  $(9,659)    $    (947)
                                                                          -------       -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of marketable securities.........................................       --        20,908
  Purchase of property and equipment....................................   (5,704)           --
  Proceeds from the sale of property....................................       --            33
  Borrowing by JTS......................................................       --       (25,000)
  Decrease in other assets..............................................       --            22
  Game software development costs.......................................       --          (103)
                                                                          -------       -------
  Net cash used in investing activities.................................   (5,704)       (4,140)
                                                                          -------       -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit and factoring liability...............    4,411            --
  Payment on capital leases.............................................     (233)           --
  Extinguishment of 5 1/4% convertible subordinated debentures..........       --           (75)
  Preferred stock dividends paid........................................     (185)           --
  Issuance of common stock..............................................       --            63
                                                                          -------       -------
  Net cash provided by (used in) financing activities...................    3,993           (12)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS............                    (94)
                                                                          -------       -------
NET DECREASE IN CASH AND CASH EQUIVALENTS...............................  (11,370)       (5,193)
CASH AND CASH EQUIVALENTS:
  Beginning of period...................................................   24,766        28,941
                                                                          -------       -------
  End of period.........................................................  $13,396     $  23,748
                                                                          =======       =======
OTHER CASH FLOW INFORMATION FROM CONTINUING OPERATIONS:
  Interest paid.........................................................  $ 3,165     $     (12)
  Conversion Preferred stock to Common stock............................        2
  Capital leases entered into...........................................      265

           (See Condensed Notes to Consolidated Financial Statements)

                                JTS CORPORATION

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's 1997 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.

     The unaudited condensed financial statements included herein reflect all adjustments (which include only normal, recurring adjustments), which are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year.

     On July 30, 1996, Atari Corporation ("Atari") was merged with and into JTS Corporation ("JTS") and the separate existence of Atari ceased. Although the business combination resulted in Atari merging into the JTS legal entity, the substance of the transaction was that Atari, as a public company with substantially greater operating history and net worth owns approximately 62% of the equity of the merged company. Therefore, for accounting purposes, the merger was accounted for as a purchase of JTS by Atari. See Note 2.

     Subsequent to the merger, the Company changed its fiscal year from a 52/53 week fiscal year ending on the Saturday closest to December 31 to a 52/53 week fiscal year ending on the Sunday closest to January 31. Accordingly, the Company's current fiscal year commenced on February 2, 1997 and the current quarter ended on May 4, 1997.

     Due to this fiscal year change, the end of the quarter does not coincide with the end of the quarter of the previous year. The Company did not recast the financial information for the prior fiscal year as management believes that financial statements for the quarters of the preceding year are nearly comparable to the quarters in the newly adopted fiscal year and that there are no seasonal factors and other factors that could affect the comparability of the information or trends reflected.

NOTE 2. MERGER WITH JTS CORPORATION ("JTS")

     The following unaudited pro forma information shows the results of operations for the three months ended March 31, 1996 as if the JTS acquisition had occurred at the beginning of the period at the purchase price established on July 30, 1996. The results are not necessarily indicative of what would have occurred had the acquisition actually been made at the beginning of each of the respective periods presented or of future operations of the combined companies. The pro forma results for 1996 combine Atari's results for the three month period ended March 31 1996 with JTS' three month fiscal period (13 weeks) ended April 28, 1996.

                                JTS CORPORATION

The following unaudited pro forma results include the straight-line amortization of intangibles over periods ranging from seven years to ten years in the first quarter of 1997.

                                                                     QUARTER ENDED
                                                                 ---------------------
                                                                               MARCH
                                                                  MAY 4,        31,
                                                                   1997         1996
                                                                 --------     --------
        Revenue................................................. $ 73,413     $ 18,853
        Gross Margin............................................    3,193       (9,068)
        Net (loss)..............................................  (11,824)     (16,578)
        Net loss attributable to Common Stock...................  (12,280)     (16,578)
        Net (loss) per share.................................... $ (0.116)    $  (0.16)
        Weighted average common and common equivalent shares
          outstanding...........................................  105,841      103,701

NOTE 3. INVENTORIES

     Inventories consist of the following (in thousands):

                                                                  MAY 4,     FEBRUARY 2,
                                                                   1997         1997
                                                                 --------    -----------
        Finished goods.......................................... $  1,094      $   489
        Raw materials and work-in-process.......................   27,037       17,261
                                                                  -------      -------
                  Total......................................... $ 28,131      $17,750
                                                                  =======      =======

NOTE 4. NEW ACCOUNTING STANDARD

     The Financial Accounting Standards Board issued FASB No. 128, "Earnings per share." This statement becomes effective for periods ending after December 15, 1997. The Company will adopt the statement from its fourth quarter, ending February 1, 1998. The impact of the statement is expected to be immaterial on the previously reported earnings per share results.

======================================================

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary.....................     2
Risk Factors...........................     7
Use of Proceeds........................    15
Dividend Policy........................    15
Capitalization.........................    16
Price Range of Common Stock............    17
Selected Historical Financial Data.....    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................    19
Business...............................    25
Management.............................    36
Certain Transactions...................    43
Principal Stockholders and Selling
  Security Holders.....................    46
Description of Capital Stock...........    64
Shares Eligible for Future Sale........    68
Plan of Distribution...................    69
Legal Matters..........................    70
Experts................................    70
Additional Information.................    71
Index to Consolidated Financial
  Statements...........................   F-1

                            ------------------------
======================================================
======================================================

                               56,392,046 SHARES

                                JTS CORPORATION

                                  COMMON STOCK
                              --------------------
                                   PROSPECTUS
                              --------------------
                               NOVEMBER 20, 1997

======================================================